Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of April 10, 2012

Among

HECKMANN CORPORATION

as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, Issuing Lender and Swing Line Lender,

and

THE LENDERS NAMED HEREIN

as Lenders

$150,000,000

WELLS FARGO SECURITIES, LLC

and

REGIONS CAPITAL MARKETS, a division of REGIONS BANK

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Guaranty
Exhibit D	– Form of Mortgage
Exhibit E	– Form of Notice of Borrowing
Exhibit F	– Form of Notice of Continuation or Conversion
Exhibit G	– Form of Pledge and Security Agreement
Exhibit H-1	– Form of Revolving Note
Exhibit H-2	– Form of Swing Line Note
Exhibit I	– Form of Landlord Agreement

SCHEDULES:

Schedule I	– Pricing Schedule
Schedule II	– Commitments, Contact Information
Schedule III	– Additional Conditions and Requirements for New Restricted Subsidiaries
Schedule 1.1	– Existing Letters of Credit
Schedule 3.1	– Owned and Leased Real Properties
Schedule 4.1	– Organizational Information
Schedule 4.7	– Litigation
Schedule 4.10	– Environmental Matters
Schedule 4.11	– Subsidiaries
Schedule 6.3	– Permitted Investments

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of April 10, 2012 (the “Agreement”) is among Heckmann Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined below) and Wells Fargo Bank, National Association as Administrative Agent (as defined below) for the Lenders, as Issuing Lender (as defined below) and as Swing Line Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Letter of Credit Maturity Date” has the meaning assigned to it in Section 2.2(a)(ii) of this Agreement.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected (other than for Collateral the perfection of which is expressly allowed to occur at a later date, in which case such this clause (e) shall not apply with respect to such Collateral until such later date).

“Account Control Agreement” shall mean, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by any Credit Party of any business, division or enterprise, including the purchase of associated assets or operations, or at least a majority of the Equity Interests, of a Person and for the avoidance of doubt, excludes purchases of equipment only with no other tangible or intangible Property associated with such equipment purchase (other than computer software and similar intellectual property rights associated with such equipment) unless such purchase of equipment involves all or substantially all the assets of the seller thereof.

“Acquisition Agreements” means the CVR Purchase Agreement, the Sand Hill Purchase Agreement, the CPI Purchase Agreement, the Bear Creek Purchase Agreement, the Devonian Purchase Agreement, the Excalibur Purchase Agreement, the Charis Purchase Agreement, the Keystone Vacuum Purchase Agreement, the TFI Holdings Acquisition Agreement, the NEVCO Purchase Agreement, the Encore Purchase Agreement, the Southwest Petroleum Purchase Agreement, the Petroleum Energy Purchase Agreement, and any purchase agreement in connection with any Permitted Acquisition.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus

 1/2 of 1.00%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Agreement” means this Credit Agreement among the Borrower, the Lenders, the Issuing Lenders, the Swing Line Lender and the Administrative Agent.

“Aircraft Security Agreement” means the Aircraft Security Agreement dated as of April 10, 2012 between the Borrower and the Administrative Agreement.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.7(c).

“ASC 350” means the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350, Intangibles – Goodwill and others (formerly, FASB Statement 142).

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Availability” means, as of any date of determination, an amount equal to (a) the aggregate Commitments minus (b) the sum of (i) the outstanding principal amount of all Swing Line Advances plus (ii) the outstanding principal amount of all Revolving Advances plus (iii) the Letter of Credit Exposure.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender (other than a Defaulting Lender) or by any Affiliate of a Lender (other than a Defaulting Lender): (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any other Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to the Borrower or any Restricted Subsidiary.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Bear Creek Purchase Agreement” means that certain Asset Purchase Agreement dated as of April 1, 2011, by and between CVR and Bear Creek Services, LLC.

“Bond Issuance” means an unsecured high-yield debt issuance of no more than $250,000,000 by the Borrower.

“Bond Issuance Documents” means the Indenture, the Purchase Agreement, the notes to be issued, and guarantees to be executed, in each case in connection therewith, and all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered by the Borrower pursuant to all of the foregoing or in connection with the Bond Issuance.

“Borrower” means Heckmann Corporation, a Delaware corporation.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“CapEx Basket Amount” means $100,000,000 for each fiscal year.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the Property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person, but excluding (without duplication): (a) such expenditures to the extent made with the proceeds of any asset sale or trade in of any asset permitted hereunder, (b) such expenditures to the extent made with the proceeds of casualty insurance, condemnation awards or indemnity payments, provided such indemnity amounts are payments or reimbursements directly relating to the repair or replacement of fixed or capital assets; (c) leasehold improvement expenditures that are paid for or reimbursed during such period of measurement by third party landlords or lessors; (d) amounts paid as the purchase price in any Permitted Acquisition or any Acquisition consented to by the Majority Lenders (including any deferred amounts), and (e) such expenditures to the extent made with proceeds of third party reimbursements received by the Borrower or one of its Restricted Subsidiaries.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and analogous laws of the states, and all rules, regulations and requirements promulgated and published thereunder, in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“Change in Control” means the occurrence of any of the following events:

(a) the Borrower ceases to directly or indirectly own 100% of the Equity Interest in any Subsidiary other than as a result of transactions permitted under Section 6.7 or Section 6.8;

(b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all such shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise) of 35% or more of the common stock of Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable); or

(c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period were members of the Borrower’s board of directors cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charis Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 12, 2009, by and among the Borrower, HWR, Charis Partners, LLC, Greer Exploration Corporation, Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P. and Silversword VII, L.P., David Melton, Chris Cooper, Craig Zipps, Mike Davis, Kevin Greer, Jon Hileman and James Greer.

“Class” has the meaning set forth in Section 1.4.

“Closing Date Leverage Ratio” means the ratio of (a) the Consolidated Total Debt on the Effective Date, after giving pro forma effect to the Transactions and any Advances made on the Effective Date, less available and unencumbered cash (other than (i) Liens in favor of the Administrative Agent pursuant to Security Documents, and (ii) Liens in favor of the depository institution holding such deposit accounts arising solely by virtue of such depository institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies burdening only such deposit accounts and only to the extent of any amounts owing in respect of such standard account documentation) of the Borrower and the Restricted Subsidiaries of the Borrower, to (b) the Consolidated EBITDA for the four-fiscal quarter period ended December 31, 2011.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all Property of the Credit Parties which is “Collateral” or “Mortgaged Property” (as defined in each of the Mortgages, or the Security Agreement, as applicable) or similar terms used in the Security Documents.

“Commitment Fees” means the fees required under Section 2.6(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i); provided that, after the Maturity Date, the Commitment for each Lender shall be zero. The initial aggregate Commitment on the date hereof is $150,000,000.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Consolidated EBITDA” means, for any period for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income, without duplication, (i) Consolidated Interest Charges, (ii) taxes, (iii) depreciation and amortization, (iv) (A) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP, (B) stock-based awards, compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs, (C) other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees, in each case of clauses (B) and (C), excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, (v) one-time relocation expenses, transaction fees and expenses, integration expense and one-time compensation charges (including stay bonuses and severance expenses) in each case incurred as result of the consummation of Permitted Acquisitions or any acquisitions consented to by the Majority Lenders, (vi) legal costs related to shareholder and securities litigation arising from the acquisition of China Water and Drinks Inc., a Delaware corporation, in an aggregate amount not to exceed $2,000,000 in any fiscal year, (vii) losses in connection with any Hedging Arrangement, (viii) all fees, costs and expenses incurred in connection with the Bond Issuance or any amendment to any document related thereto; (ix) all fees, costs and expenses incurred in connection with the issuance of any Credit Documents or any amendment to any document related thereto; (x) all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition or any acquisition consented to by the Majority Lenders, whether or not consummated, in the applicable period, (xi) non-recurring charges, expenses and losses (including losses from disposition of assets), (xii) all expenses and charges which have been reimbursed in cash by a third party, (xiii) costs (including legal costs) associated with moving any Restricted Subsidiary to discontinued operations or disposition thereof, minus (c) the sum of (i) gains in connection with any Hedging Arrangement, (ii) non-recurring gains (including gains from disposition of assets) and (iii) non-cash gains associated with any write-up of goodwill pursuant to ASC 350, in each case on a consolidated basis determined in accordance with GAAP, to the extent applicable; provided that Consolidated EBITDA shall be subject to pro forma adjustments for acquisitions and divestitures consummated during such calculation period assuming that such transactions had occurred on the first day of the applicable calculation period for the ratios set forth in Sections 6.16, 6.17 and 6.18, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise acceptable to the Administrative Agent. Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be as follows for the following fiscal quarters: quarter ending June 30, 2011, $19,900,000, quarter ending September 30, 2011, $21,200,000, and quarter ending December 31, 2011, $19,400,000.

“Consolidated Interest Charges” means, at any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments and debt discount in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP. Consolidated Interest Charges shall be calculated after giving effect to Hedge Arrangements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedge Arrangements.

“Consolidated Net Income” means, for any period for the Borrower and its Restricted Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Closing Date Leverage Ratio, the Maximum Total Debt Leverage Ratio, the Maximum Senior Secured Debt Leverage Ratio, and the Minimum Interest Coverage Ratio, (a) extraordinary gains and losses and (b) gains and losses from discontinued operations, and, in each case, related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be the four (4) consecutive fiscal quarters ending as of the date of determination.

“Consolidated Total Debt” means Total Debt of the Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414 (b), (c), (m), or (o) of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

“CPI Purchase Agreement” means that certain Asset Purchase Agreement dated as of May 31, 2011, by and among CVR, Consolidated Petroleum, Inc., Don Wilson and Steve Braley, as amended by that certain First Amendment to Asset Purchase Agreement dated as of June 13, 2011, by and among CVR, Consolidated Petroleum, Inc., Don Wilson and Steve Braley.

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, the Account Control Agreements, the IP Security Agreement and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Custodial Agreement” means that certain Custodial Agreement dated as of April 10, 2012 among the Borrower, the Administrative Agent, and each employee of the Credit Parties serving as custodian thereunder, and each custodial agreement now or hereafter executed in form and substance reasonably satisfactory to the Administrative Agent.

“CVR” means Heckmann Water Resources (CVR), Inc., a Texas corporation.

“CVR Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 8, 2010, by and among the Borrower, CVR, Steven W. Kent, II and Jana S. Kent.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) Total Debt; (b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements); (c) net obligations under any Hedge Arrangement; (d) support obligations in respect of Debt of another Person; and (e) Debt of any partnership or joint venture, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.7(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.7(a) or (c).

“Defaulting Lender” means any Lender that (a) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has failed to fund any portion of the Revolving Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such failure has been cured, (b) has indicated to the Administrative Agent, or has stated publicly, that such Lender will not fund any portion of the Revolving Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder, unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such Lender actually funds such Advances or participations, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or unless, with the consent of the Administrative Agent (which consent may be withheld at the sole discretion of the Administrative Agent), such failure has been cured, (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender, or (e) has failed to confirm in writing to the Administrative Agent, for at least three Business Days, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith.

“Devonian Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 25, 2011, by and among CVR, Devonian Industries, Inc. and Lawrence W Giles, Jr.

“Disposal Wells” means (a) those certain salt water disposal wells and associated Real Property rights more particularly described on Part I of Schedule 3.1, and (b) all other salt water disposal wells or other disposal wells drilled or otherwise acquired or developed after the date of this Agreement.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia, (b) could provide a guarantee without any material adverse federal income tax consequence of the Borrower (by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code without corresponding credits or other offsets), or (c) is disregarded for tax purposes.

“Effective Date” means the date of this Agreement.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender approved by the Administrative Agent, or (c) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Lender and the Swingline Lender and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within ten Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that the Borrower shall not qualify as an Eligible Assignee and, unless an Event of Default has occurred and is continuing, a Competitor shall not qualify as an Eligible Assignee.

“Encore Purchase Agreement” means the Purchase Agreement dated as of November 5, 2010 between Encore D.E.C., LLC and Thermo Fluids, Inc.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party Person’s written claim, demand, notice of potential or actual responsibility or violation, action, lawsuit, regulatory action or proceeding, decree or consent agreement which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, written orders, decisions, agreements, and other requirements, including rules of common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, and relating to (a) pollution, contamination, natural resource injury or protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surfaces or subsurface strata, or other natural resources; (b) generation, manufacturing, handling, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation of Hazardous Substances or Hazardous Wastes; (c) the occupational safety or health of employees, and (d) exposure to Hazardous Substances or Hazardous Wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account” means the account established by the Escrow Agent, pursuant to the Escrow Agreement.

“Escrow Agent” means the Bank of New York Mellon Trust Company, N.A. or its successor in interest, or any successor escrow agent appointed as provided in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of April 10, 2012, by and among Green Fuel Services, LLC, HES, the Borrower and the Escrow Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of  1/100 of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period).

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 7.1.

“Excalibur Purchase Agreement” means that certain Share Purchase Agreement dated as of May 3, 2011, by and among CVR, the Borrower, Excalibur Energy Services, Inc., Blackhawk Industries, L.L.C., James Lewis, Stacy Lewis, Bonney Martin, Jim Waters, and Macmart Oil, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means all accounts that are accounts used solely for the following purposes: (a) payroll accounts, so long as the cash kept in all such accounts collectively does not at any time exceed an amount equal to one pay period’s payroll for the Borrower and its Subsidiaries, (b) benefits accounts, (c) the Escrow Account, and (d) petty cash accounts, provided all such accounts do not in the aggregate hold more than $100,000 at any time.

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 7, 2011 among the Borrower, certain other borrowers party thereto, certain other lenders party thereto, and Regions Bank as administrative agent and as collateral agent.

“Existing Debt” means Debt incurred by the Borrower in connection with the Existing Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Fee Letter dated as March 20, 2012 among the Borrower, Wells Fargo, Wells Fargo Securities, LLC, Regions Bank, and Regions Securities, LLC.

“Financial Statements” means, for any period, (a) the consolidated financial statements of the Borrower and its Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, (b) the consolidated financial statements of the Borrower and its Restricted Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, and (c) consolidating financial statements of the Unrestricted Subsidiaries on an entity basis, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all such statements prepared in accordance with GAAP.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are held directly by the Borrower or a Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Restricted Subsidiaries of the Borrower listed on Schedule 4.11 and (b) each Restricted Subsidiary of the Borrower formed or acquired after the Effective Date that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA or regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“HES” means Heckmann Environmental Solutions, Inc., formerly known as Heckmann Hydrocarbons Holdings Corporation, a Delaware corporation.

“HWR” means Heckmann Water Resources Corporation, a Texas corporation.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indenture” means that certain indenture, dated as of April 10, 2012, between the Borrower and a trustee named therein in connection with the Bond Issuance.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3. The duration of each such Interest Period shall be one, two, three, six or, if available to all the Lenders, nine or twelve months, in each case as the Borrower may select, provided that:

(a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“IP Security Agreement” means that certain Patent and Trademark Security Agreement dated as of the Effective Date, by and between the Administrative Agent, Thermo Fluids, Inc., and HWR.

“Issuing Lender” means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement; provided that, for any Letters of Credit outstanding prior to the Effective Date which will remain outstanding on and after the Effective Date, the Lender who issued such Letter of Credit shall serve as the “Issuing Lender” as to such Letter of Credit.

“Keystone Vacuum Purchase Agreement” means that certain Asset Purchase Agreement dated February 1, 2012, by and between CVR, Keystone Vacuum, Inc., Somerset Leasing, LLC, Gas Patch Enterprises, LLC and Scott Darr, Mark Darr and Allan Darr.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of Real Property, or any Property right pursuant to a lease, easement, servitude or similar agreement, however termed, in each case now held or hereafter acquired.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Insolvency Event” means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent Company by a Governmental Authority or an instrumentality thereof.

“Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means (a) the existing letters of credit issued by Wells Fargo under the Existing Credit Agreement and set forth on Schedule 1.1, and (b) any standby or commercial letter of credit issued by an Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $10,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, an amount equal to (a) Availability plus (b) readily and immediately available cash held in deposit accounts of any Credit Party (other than the Cash Collateral Accounts); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than (i) a Lien in favor of the Administrative Agent pursuant to Security Documents, and (ii) a Lien in favor of the depository institution holding such deposit accounts arising solely by virtue of such depository institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only such deposit accounts.

“Majority Lenders” means (a) other than as provided in clauses (b) and (c) below, two or more Lenders holding greater than 50% of the aggregate Maximum Exposure Amount, (b) at any time when there is only two Lenders, both Lenders, and (c) at any time when there is only one Lender, such Lender; provided that, in any event, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Material Adverse Change” means a material adverse change (a) in the business, financial condition, or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document; or (d) in any right or remedy of any Secured Party under any Credit Document.

“Material Agreement” means each contract or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower, any of its Restricted Subsidiaries or any of their properties is bound (a) pursuant to which the Borrower or any of its Restricted Subsidiaries is required to make payments or other consideration, or will receive payments or other consideration, in excess of $50,000,000 in any twelve month period, or (b) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to cause a Material Adverse Change.

“Material Real Property” means (a) all real property rights in the Disposal Wells and related real property and fixtures (whether such property right is pursuant to a lease, easement, servitude or similar agreement, however termed), (b) all Real Property comprising the entirety of the Pipeline, and (c) any fee-owned Real Property or Leasehold Property of the Borrower or any Restricted Subsidiary that has a fair market value (i) in excess of $2,000,000, with respect to such individual fee-owned Real Property or Leasehold Property or (ii) in excess of $7,500,000, when added together with the fair market value of all fee-owned Real Property and Leasehold Property of the Borrower and the Restricted Subsidiaries that are not subject to Mortgages.

“Maturity Date” means the earlier of (a) April 10, 2017 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(c)(i) or Article 7.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Note held by such Lender at such time, (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.14) and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note).

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Maximum Senior Secured Debt Leverage Ratio” means, as of such date of determination, the ratio of (a) Consolidated Total Debt on such day minus (i) unsecured Debt, and (ii) all subordinated Debt, in each case, of the Borrower and its Restricted Subsidiaries outstanding on such day to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such day.

“Maximum Total Debt Leverage Ratio” means, as of such date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the four (4) fiscal consecutive fiscal quarters ending on such day.

“Minimum Interest Coverage Ratio” means, as of such date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period then ended, to (b) cash interest expense of the Borrower and its Restricted Subsidiaries for the four (4) fiscal consecutive fiscal quarters ending on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust executed by any Credit Party to secure all or a portion of the Obligations in substantially the same form as Exhibit D or other form reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“NEVCO Purchase Agreement” means the Asset Purchase Agreement dated as of February 15, 2012 among NEVCO Services, Inc., NEVCO Oil Services, Inc., Thermo Fluids, Inc., and certain other parties thereto.

“Non-Consenting Lender” has the meaning set forth in Section 2.13.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Non-Material Domestic Subsidiaries” means each Domestic Subsidiary of the Borrower that either (a) generates 5% or less of the consolidated gross revenues of the Borrower and its Subsidiaries as a whole or (b) holds assets that constitute 5% or less of all assets of the Borrower and its Subsidiaries taken as a whole, provided that, in the event that all Non-Material Domestic Subsidiaries in the aggregate either (x) generate 10% or more of the consolidated gross revenues of the Borrower and its Subsidiaries as a whole or (y) hold assets that constitute 10% or more of all assets of the Borrower and its Subsidiaries taken as a whole, then one or more Non-Material Domestic Subsidiaries shall cease to be a Non-Material Domestic Subsidiary and become a Restricted Subsidiary so that the all Non-Material Domestic Subsidiaries in the aggregate generate less than 10% of the consolidated gross revenues of the Borrower and its Subsidiaries as a whole and hold assets that constitute less than 10% of all assets of the Borrower and its Subsidiaries taken as a whole.

“Notes” means the Revolving Notes and the Swing Line Note.

“Notice of Borrowing” means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” has the meaning set forth in Section 2.12(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means any Acquisition that is permitted under Section 6.4.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Petroleum Energy Purchase Agreement” means the Purchase Agreement and Bill of Sale dated as of May 1, 2010 between Petroleum Energy, Inc. and Thermo Fluids, Inc.

“Pipeline” means, collectively, the Property (real and personal) comprising the two pipelines owned by the Credit Parties (disposal and fresh water) located in Texas and Louisiana and depicted on Part II of Schedule 3.1.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Houston as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Purchase Agreement” means that certain Purchase Agreement, dated as of April 10, 2012, among the Borrower, the guarantors named therein and the initial purchases named therein, entered into in connection with the Bond Issuance.

“Real Property” means all real property owned, leased, used or occupied by the Credit Parties, including, without limitation, all easements, licenses, servitudes, rights of way, mineral interests, water rights and saltwater disposal rights.

“Register” has the meaning set forth in Section 9.7(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Release” shall have the meaning set forth in CERCLA.

“Response” shall have the meaning set forth in CERCLA.

“Reportable Event” means, with regard to a Plan, any of the events set forth in Section 4043(c) of ERISA (other than any such event for which notice is not required to be provided to the PBGC or with regard to which such notice requirement is waived under the regulations issued under such section).

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Subsidiary” means (a) each Subsidiary of the Company on the Effective Date, and (b) each other Subsidiary of the Company, in either case, that is not an Unrestricted Subsidiary.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise but excluding payments in kind) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.3(b).

“Revolving Loan” means the aggregate principal from a Lender which represents such Revolving ratable share of a Revolving Borrowing.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the same form as Exhibit H-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“Revolving Pro Rata Share” means, at any time with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (ii) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“Rolling Stock Agent” means Regions Equipment Finance Corporation, together with any of its agents or designees, and any successor in such capacity.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sand Hill Purchase Agreement” means that certain Asset Purchase Agreement dated as of March 11, 2011, by and between CVR, Sand Hill Foundation, LLC, Sand Hill Panola SWD #2 LLC, Sand Hill Panola SWD #5 LLC and Larry Joe Eaves.

“SEC” means, the Securities and Exchange Commission, or any successor to its functions.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (c) all obligations of any of the Credit Parties owing to Secured Swap Counterparties under any Hedging Arrangements.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Secured Swap Counterparties and Banking Service Providers.

“Secured Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement; provided that such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit G.

“Security Documents” means, collectively, the Mortgages, the Security Agreement, the Aircraft Security Agreement, the Custodial Agreements, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person determined on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured in the ordinary course of business, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature in the ordinary course of business, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Southwest Petroleum Purchase Agreement” means the Asset Purchase Agreement dated as of August 19, 2011 among Thermo Fluids, Inc., Southwest Petroleum Waste Management, LLC, Southwest Petroleum Equipment Leasing, LLC, AFR One, LLC, and certain other parties thereto.

“Subject Lender” has the meaning set forth in Section 2.13.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3(f) or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the Borrower payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit H-2.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Maturity Date.

“Swing Line Sublimit Amount” means $15,000,000; provided that, on and after the Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Tax Group” has the meaning assigned to it in Section 4.13 of this Agreement.

“Taxes” has the meaning set forth in Section 2.12(a).

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination, in each case under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“TFI Holdings” means TFI Holdings, Inc., a Delaware corporation.

“TFI Holdings Acquisition” means the purchase by Borrower from Green Fuel Services, LLC of TFI Holdings pursuant to the TFI Holdings Acquisition Agreement.

“TFI Holdings Acquisition Agreement” means that certain Stock Purchase Agreement dated as of March 7, 2012 among the Borrower, HES, TFI Holdings, and Green Fuel Services, LLC.

“TFI Holdings Acquisition Documents” means the TFI Holdings Acquisition Agreement and all agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered by the Borrower pursuant to the TFI Holdings Acquisition Agreement or in connection with the TFI Holdings Acquisition.

“Title Policy” has the meaning set forth in Section 5.17.

“Total Debt” means, for any Person, without duplication: (a) debt for borrowed money and all obligations owing in respect of bonds, debentures, loan agreements and similar instruments, (b) all purchase money debt and debt owing in respect of the deferred purchase price of Property or services, including acquisitions (including, without limitation, any earn-out obligations only to the extent (1) payable in cash and (2) required to be recorded as a liability on the balance sheet in accordance with GAAP, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such person or entity but are secured by the assets of such person or entity), (c) all amounts owing in respect of letters of credit, bankers acceptances and similar instruments, (d) attributable debt owing in respect of capital leases, synthetic leases and securitizations, (e) preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payment or containing cash pay dividends or other debt-like features, (f) guaranty and other support obligations (contingent or otherwise) owing in respect of Total Debt, (g) Total Debt of any partnership or joint venture in which the Borrower or any of its Restricted Subsidiaries is a general partner or joint venture (to the extent of any recourse owing by the Borrower or any of its Restricted Subsidiaries), and (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any lien on or in respect of any Property of such person or entity, but in all cases excluding such Person’s accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case is not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted.

“Transactions” means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement, (b) the payment in full of all Existing Debt (other than customary indemnification obligations which survive termination of the Existing Credit Agreement and which are not yet due and payable), (c) the TFI Holdings Acquisition, (d) the Bond Issuance, and (e) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“Unrestricted Subsidiaries” means (a) any Foreign Subsidiary of the Borrower, (b) any Non-Material Domestic Subsidiary, and (c) China Water and Drinks, Inc.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ended December 31, 2011.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s Financial Statements referred to in Section 4.4.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance or a Swing Line Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITIES

Section 2.1 Commitments.

(a) Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances plus the Letter of Credit Exposure, shall not exceed the aggregate Commitments in effect at such time. Each Revolving Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $50,000 in excess thereof, (B) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.4, and reborrow under this Section 2.1(a).

(b) [Reserved].

(c) Reduction of the Commitments.

(i) Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $500,000 and in integral multiples of $50,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

(ii) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Non-Defaulting Lenders shall each have the option to accept an assignment of the Defaulting Lender’s Commitment pursuant to Section 2.13 in lieu of a termination of Commitments pursuant to this Section 2.1(c)(ii), (C) to the extent that the Non-Defaulting

Lenders do not take an assignment as provided in the immediately preceding clause (B), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.6(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.9 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (but only to the extent such Letter of Credit Exposure that has not been reallocated pursuant to Section 2.14), and (C) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(c)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.10, 2.12, 8.5 and 9.2 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender”, as applicable, hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender” except as to its obligations under Section 8.5 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender”, as applicable, hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender may have against such Defaulting Lender. Notwithstanding anything herein to the contrary, the Non-Defaulting Lenders’ option to take an assignment as provided in Section 2.1(c)(ii)(B) may be exercised by a Non-Defaulting Lender in its sole and absolute discretion and nothing contained herein shall obligate any Non-Defaulting Lender to take any such assignment.

(d) Notes. The indebtedness of the Borrower to each Lender resulting (i) from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note and (ii) from Swing Line Advances owing to the Swing Line Lender, as set forth in Section 2.3(f) below, shall be evidenced by a Swing Line Note.

Section 2.2 Letters of Credit

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Commitments in effect at such time minus (2) the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Maturity Date (an “Acceptable Letter of Credit Maturity Date”); provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 102% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 102% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for automatic annual extensions so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide any such extension; provided that, in any event, any such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Maturity Date;

(iii) unless such Letter of Credit is (A) a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, or (B) with the consent of the Issuing Lender and so long as the Borrower has agreed to such additional fees which may apply, a commercial letter of credit;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender; or

(xi) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of Real Property, or (y) an employment contract if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited.

(b) Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile or other writing not later than 12:00 p.m. (Charlotte, North Carolina, time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 3:00 p.m. (Charlotte, North Carolina, time) on the date such Letter of Credit is requested issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice (which may be by email), request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Borrowing consisting of Base Rate Advances, in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Borrowings). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.3 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Revolving Pro Rata Share of the amount of such Revolving Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Revolving Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing (other than payment in full in cash of the obligations hereunder in respect of such Letters of Credit);

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 102% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below (it being understood that any amounts owing in respect of Letters of Credit that have been drawn and unreimbursed shall constitute Revolving Advances in accordance with clause (c) above).

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender’s willful misconduct, gross negligence or breach of contract in bad faith in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.2(i), 2.14(c), 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative

Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender subject to Section 2.14(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s pro rata share of the Letter of Credit Exposure.

(j) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Guarantor, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor or the inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.3 Advances.

(a) Notice. Each Borrowing (other than the Borrowings to be made on the Effective Date), shall be made pursuant to the applicable Notice of Borrowing given by Borrower to Administrative Agent not later than (i) 2:00 p.m. (Charlotte, North Carolina time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 2:00 p.m. (Charlotte, North Carolina time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or telex. The Borrowings to be made on the Effective Date shall be made pursuant to the applicable Notices of Borrowing given not later than 2:00 p.m. (Charlotte, North Carolina time) on the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile, email or telex. Each Notice of Borrowing shall be by facsimile, email or telex, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested date of such Borrowing, (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that all Borrowings to be made on the Effective Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advance. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.7(b). Each Lender shall, before 1:00 p.m. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s pro rata share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 2:00 p.m. (Charlotte, North Carolina time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex, email or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type, and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.7(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than ten Interest Periods applicable to outstanding Eurodollar Advances;

(ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when a Default has occurred and is continuing;

(iii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Eurodollar Rate Advances having an Interest Period of one-month, or, if an existing Advance, Convert into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c), shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s applicable pro rata share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its applicable pro rata share of such Borrowing to the Administrative Agent.

(f) Swing Line Advances.

(i) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Maturity Date), and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (A) after giving effect to such Swing Line Advance, the sum of the aggregate amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Commitments in effect at such time; (B) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Revolving Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (C) only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof; and (D) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(f)(i) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(ii) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(f)(i) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(iii) Reimbursements for Swing Line Obligations.

(A) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3(a), or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and for the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.3(f)(iii)(A) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(B) If at any time, the Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(C) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3(f), such Lender agrees to pay interest thereon for each day from the date Administrative Agent delivers notice to such Lender pursuant to Section 2.3(f)(iii)(A) or (B) until the date such amount is paid at a per annum rate equal to the lesser of (A) the Federal Funds Rate for such day and for the first three days after such date and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the

Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or to purchase such participating interests pursuant to this Section 2.3(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of any Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

(iv) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 2:00 p.m. (Charlotte, North Carolina time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Revolving Borrowing sent via facsimile, telex or, unless otherwise required by the Administrative Agent or Swing Line Lender prior to such delivery, electronic mail (PDF), to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Swing Line Lender.

(v) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Advance or risk participation pursuant to clause (iii) above, interest in respect of Lender’s Revolving Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(vi) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(vii) Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the swing line facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

Section 2.4 Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4 and all notices given pursuant to this Section 2.4 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.14.

(b) Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.9 and after giving by 12:00 p.m. (Charlotte, North Carolina time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof, and (C) only if an AutoBorrow Agreement is not in effect, each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $50,000 in excess thereof. If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement.

(c) [Reserved].

(d) Interest; Costs. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5 Repayment.

(a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Revolving Advances on the Maturity Date.

(b) Swing Line Advances. Each Swing Line Advance shall be paid in full on each Swing Line Payment Date.

Section 2.6 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee equal to the Applicable Margin on the average daily amount by which (i) such Lender’s Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure, at the rate equal to the Applicable Margin for Commitment Fees for such period; provided that, no such Commitment Fee shall accrue on the Commitment of a Defaulting Lender or be payable to a Defaulting Lender during the period such Lender remains a Defaulting Lender. Such Commitment Fee is due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2012 and on the Maturity Date. For the avoidance of doubt and for purposes of this Section 2.6(a) only, outstanding Swing Line Advances shall not reduce the amount of unused Commitment.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) Subject to Section 2.14, to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to 2.50% per annum on the face amount of such Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(ii) To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii) To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Other Fee. The Borrower agrees to pay the fees as set forth in the Fee Letter.

Section 2.7 Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2012, and on the Maturity Date. The Swing Line Advances shall bear interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender.

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six, nine and twelve month Interest Periods, accrued but unpaid interest shall also be due on the day three months, six months, and nine months (as applicable) from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date, as applicable.

(c) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period (and in any event at Level VI, as set forth in Schedule I, if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.7(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate as set forth in Section 2.7(d) and Article 7. The Borrower’s obligations under this Section 2.7(c) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(d) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of

Default, upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate from the date of the occurrence of such Event of Default under Section 7.1(a) or Section 7.1(g), or the date of such request, as applicable. Interest accrued pursuant to this Section 2.7(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.8 Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 2:00 p.m. (Charlotte, North Carolina, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender without regard to Section 3.2 hereof, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist or such Lender has been replaced in accordance with Section 2.13hereof. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender.

Section 2.9 Breakage Costs.

(a) Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.11(a) or Section 2.14) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(iii) any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.13;

including any loss of anticipated profits any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.9, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

(b) A Certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (a) of this Section 2.9 and the circumstances giving rise thereto shall be delivered to the Borrower, which certificate shall be conclusive evidence of the amounts owed hereunder, absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.10 Increased Costs.

(a) Eurodollar Advances. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including any Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder; or

(ii) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the Effective Date, any Lender or the Issuing Lender shall have determined that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, as a consequence of such Lender’s or the Issuing Lender’s obligations hereunder, to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or the Issuing Lender for such reduction.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to it. Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a certficate setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. All amounts owing in respect of this Section 2.10 shall be due and payable within ten (10) Business Days of the Borrower’s receipt of such certificate.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, delivers to the Company the certificate referenced in Section 2.10(c) and notifies the Borrower of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if increases costs or reductions are suffered by a Lender or Issuing Lender because of a retroactive application of the change in law or other circumstance causing such increased costs or reductions, then such 180-day period shall be extended to include the period of retroactive effect thereof).

Section 2.11 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the non-defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 2:00 p.m. (Charlotte, North Carolina time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8, 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for Base Rate Advances shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.1(c)(ii), the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Revolving Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Revolving Advances, then, after taking into account any setoffs made pursuant to Section 2.11(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Revolving Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Revolving Pro Rata Share. The provisions of this Section 2.11(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11(e) shall apply).

Section 2.12 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by any Credit Party under any of the Credit Documents to the Administrative Agent, the Issuing Lender, or a Lender shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Issuing Lender, or a Lender, (i) taxes imposed on its income and franchise (or margin) taxes imposed on it by the jurisdiction (or any political subdivision thereof) under (A) the laws of which (or under the laws of a political subdivision of which) the Administrative Agent, the Issuing Lender, or such Lender is organized or in which its principal executive office is located, (B) in the case of each Lender, the laws of which (or under the laws of a political subdivision of which) such Lender’s applicable Lending Office is located, and (C) the laws of which, taxes are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (ii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder or such Lender changes it lending office; and (iii) any U.S. federal withholding Taxes imposed under Code Sections 1471 through 1474 (“FATCA”) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). Except as provided in Section 2.12(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, the Issuing Lender, or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Lender receives an amount equal to the sum it would have received had no such deductions been made); (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, except as provided in Section 2.12(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(a)) (hereinafter referred to as “Other Taxes”).

(c) Indemnification. EXCEPT AS PROVIDED IN SECTION 2.12(F), THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.12) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

(d) Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lender Withholding Exemption. Each Lender that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-9, W-8IMY, W-8BEN or W-8ECI, together with associated certification) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding. In addition, any Lender if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.12(e), the completion, execution, and submission of such documentation shall not be required if in any Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any Material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) or the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause paragraph, “FATCA” shall include any amendment made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.12 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under Section 2.12(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.12; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h) Tax Credits and Refunds. If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(i) Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section 2.12, it shall give written notice (in the form of a certificate prepared by a Lender or the Administrative Agent specify what, in the Lender or Administrative Agent’s reasonable determination, is the calculations hereof and circumstances giving rise to such a claim) and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within 30 days after the Borrower’s receipt of such notice and demand.

Section 2.13 Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.10 or 2.12 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.3(c)(iii) or 2.8, (c) any Lender is a Defaulting Lender, or (d) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Majority Lenders (any such Lender described in any of the preceding clauses (a) – (d), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(D) such assignment does not conflict with applicable Legal Requirements; and

(E) if such Subject Lender is being replaced solely as a result of it being a Defaulting Lender, then such Lender may only be replaced in its capacity as a Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.13, the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(c)(ii).

Section 2.14 Payments and Deductions to a Defaulting Lender.

(a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(a), Section 2.2, or Section 2.11 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding applicable Advances or Revolving Pro Rata Share of Letter of Credit Exposure which results in its outstanding applicable Advances and Revolving Pro Rata Share of Letter of Credit Exposure being less than its pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Advances, the Administrative Agent shall receive any payment in respect of principal attributable to an applicable Advance or Letter of Credit Obligations while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its pro rata share of all Advances then outstanding. After acceleration or maturity of the Advances, subject to the first sentence of this Section 2.14(b), all principal will be paid ratably as provided in Section 2.11(e).

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Pro Rata Share of such Defaulting Lender’s Revolving Pro Rata Share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Revolving Advances plus its share of the Letter of Credit Exposure, after giving effect to the reallocation provided herein, does not exceed the lesser of such Non-Defaulting Lender’s Revolving Pro Rata Share of such Non-Defaulting Lender’s Commitment, and (B) the conditions set forth in Section 3.2 are satisfied at such time; provided that, such reallocation shall not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(h) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.14 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.6(b)(i) or (iii) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(b)(i) and (iii) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Pro Rata Share;

(v) if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.6(b)(i) and (iii) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Revolving Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances and Letter of Credit Exposure in accordance with its Revolving Pro Rata Share, and (ii) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.

Section 2.15 Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Maturity Date, the Borrower may effectuate one or more increases (not to exceed five such increases in the aggregate) in the aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any such Eligible Assignee that is an existing Lender to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase to the Commitments shall be equal to at least $10,000,000, (ii) all Commitments and Revolving Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to any other Commitments and Revolving Advances described in this Agreement except as to upfront fees which may be as agreed to between the Borrowers and such Increasing Lender or Additional Lender, as the case may be, and (iii) the aggregate of all such Commitment Increases shall not exceed $100,000,000. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on either Administrative Agent or any Lender to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such

Lender to effect the reallocation of the pro rata shares of the Lenders in each Revolving Borrowing, (iii) receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, and (B) all representations and warranties made by the Borrowers in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the Revolving Advances shall take into account the actual Commitments of each Lender and the principal amount outstanding of each Revolving Advance made by such Lender during the relevant period of time.

(d) On such Increase Date, each Lender’s share of the Letter of Credit Exposure on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations (such Pro Rata Share for such Lender to be determined as of the Increase Date after giving effect to such Commitment Increase) without further action by any party.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Advance and to issue any initial Letters of Credit, shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to the order of each applicable Lender;

(ii) the Guaranty executed by all Restricted Subsidiaries of the Borrower existing on the Effective Date;

(iii) the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements and intellectual property security agreements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement (other than Collateral the perfection of which is not required as per the express terms of the Security Agreement);

(iv) a Custodial Agreement executed by the Borrower, the Administrative Agent, and each employee of the Credit Parties serving as custodian thereunder;

(v) certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower’s or its Restricted Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are required hereunder;

(vi) a certificate from a Responsible Officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met or expressly waived in writing;

(vii) a secretary’s or assistant secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(viii) certificates of good standing for each Credit Party in each state in which each such Person is organized, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(ix) a legal opinion in form and substance reasonably acceptable to the Administrative Agent of (A) Reed Smith as outside counsel to the Credit Parties and (B) appropriate local counsel to the Credit Parties in the states of Texas and Oklahoma; and

(x) copies, certified by a Responsible Officer of the Borrower, of all of the TFI Holdings Acquisition Documents requested by the Administrative Agent, the Escrow Agreement, and all exhibits and schedules thereto, together with all amendments, modifications or waivers thereto in effect as of the date of this Agreement; and

(xi) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Restricted Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Restricted Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Restricted Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Effective Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d) Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.6(c) and 9.1 or any other provision of a Credit Document.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to Borrower’s knowledge, threatened, and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Agreement, or any transaction contemplated hereby or thereby or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports (including all available (i) Phase I Environmental Site Assessment Reports and (ii) Phase II Environmental Site Assessment Reports), and such other reports, audits or certifications as it may reasonably request.

(g) Material Adverse Change. Since December 31, 2011, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(h) No Default. No Default shall have occurred and be continuing.

(i) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Borrowings made hereunder on the Effective Date, the Borrower and each such other Guarantor taken as a whole are Solvent.

(j) Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of (i) satisfactory consolidated financial statements for the Borrower and its Restricted Subsidiaries for the fiscal year 2011, (ii) satisfactory consolidated financial statements for TFI Holdings for the fiscal years 2009, 2010 and 2011, and interim unaudited financial statements for TFI Holdings for each fiscal quarter ended since the last audited financial statements, and (iii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Restricted Subsidiaries, through the fiscal year 2015, giving pro forma effect to the Transactions which will be quarterly during the fiscal year ending December 31, 2012 and annually thereafter.

(k) Notices of Borrowing. The Administrative Agent shall have received Notices of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(l) Collateral Lists. The Administrative Agent shall have received, and be reasonably satisfied with the result of, a completed Schedule 3.1 which shall list all Real Property (including all owned and Leasehold Property) of the Credit Parties after giving effect to the Transactions, including (i) the term of each lease agreement executed in connection with any Leasehold Property, (ii) the fair market value or book value of such Real Property (including all owned and Leasehold Property), and (iii) a notation as to all locations where any equipment or inventory of any Credit Party is kept that are either owned or leased by the Credit Parties (and specifically excluding customer locations that are not leased by any Credit Party).

(m) Payment in Full of Existing Debt. Prior to, or concurrently with, the making of the initial Advances hereunder, all outstanding Existing Debt (other than customary indemnification obligations which survive termination of the Existing Credit Agreement and which are not yet due and payable) and the credit documents related thereto shall have been paid in full and the Administrative Agent shall have received (i) a “pay-off” letter (or such other evidence) in form and substance reasonably satisfactory to the Administrative Agent with respect to the Existing Debt and the credit documents related thereto, and (ii) all releases, filings, and other documents necessary to release all liens securing such Existing Debt.

(n) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(o) Pro Forma Compliance Certificate. The Administrative Agent shall have received a compliance certificate in form acceptable to the Administrative Agent and executed by the chief executive officer or chief financial officer of the Borrower and reflecting (i) a Closing Date Leverage Ratio of no greater than 4.10 to 1.00, and (ii) the calculations for the Maximum Total Debt Leverage Ratio, the Maximum Senior Secured Debt Leverage Ratio, and the Minimum Interest Coverage Ratio as of the fiscal quarter ended December 31, 2011 after giving pro forma effect to the Transactions and any other related financings or transactions being consummated on the Effective Date.

(p) Capital Structure. The capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(q) Due Diligence. The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental, tax and financial due diligence of the Credit Parties and its Affiliates.

(r) Certificates of Title. Subject to Section 5.17, for each piece of Certificated Equipment owned by the Borrower or any Restricted Subsidiary, the Administrative Agent shall have received the original certificate of title to such equipment and such other documents, agreements or instruments required in order to evidence the Administrative Agent’s first priority lien on the certificate of title for such Certificated Equipment or shall have entered into other arrangements satisfactory to the Administration Agent with respect thereto.

(s) Liens. The Administrative Agent shall have received evidence satisfactory to it that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens and that there are no Liens encumbering the Equity Interests of the Subsidiaries held by the Borrower other than the Liens granted under the Credit Documents.

(t) Material Agreements. The Administrative Agent shall have received true and complete copies of the Material Agreements (and certified as such by the Borrower) and the Administrative Agent shall be satisfied with the terms thereof.

(u) TFI Holdings Acquisition. All conditions to the consummation and effectiveness of the TFI Holdings Acquisition (other than the payment of the purchase price) shall have been satisfied or waived. Furthermore, Administrative Agent shall have received (i) payoff letters, if any, in form and substance reasonably satisfactory to Administrative Agent covering all debt secured by liens (other than those which would constitute Permitted Liens hereunder) that encumber any of the properties being purchased by Borrower under the TFI Holdings Acquisition and (ii) UCC financing statement terminations, deed of trust and mortgage lien releases and other evidence reasonably required by Administrative Agent shall have been delivered to the Administrative Agent such that, subject only to appropriate filing or recording thereof, all liens (other than those which would constitute Permitted Liens hereunder) encumbering the TFI Holdings Properties to be acquired by Borrower and its Restricted Subsidiaries have been terminated or released.

(v) Bond Issuance. On or prior to the Effective Date, the Borrower shall have received cash proceeds from the Bond Issurance of at least $250,000,000 gross and at least $240,000,000 net of fees, expenses and other transaction costs. On the Effective Date, (i) the Bond Issuance shall have been consumated in accordance with the terms and conditions of the Bond Issuance Documents and all applicable law, (ii) the Administrative Agent shall have received true and correct copies of all Bond Issuance Documents, in each case certified by a

Responsible Officer of the Borrower, (iii) all Bond Issuance Documents and all terms and conditions thereof (including, without limitation, amortization, maturities, interest rates, covenants, defaults, remedies, guaranties and guarantors) shall be in form and substance reasonably satisfactory to the Administrative Agent and (iv) all such Bond Issuance Documents shall be in full force and effect. All conditions precedent to the consummation of the Bond Issuance and as set forth in the Bond Issuance Documents therefor, shall have been satisfied, and not waived unless consented to by the Administrative Agent and the Majority Lenders, to the reasonable satisfaction of the Administrative Agent.

The funding of the initial Borrowing hereunder shall evidence the satisfaction of the foregoing conditions except to the extent that the Borrower and the other Credit Parties have agreed to fulfill conditions to the initial Borrowing following the date of this Agreement pursuant to Section 5.17.

Section 3.2 Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.14, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Letter of Credit Exposure, the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

(b) Event of Default. As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit, or the reallocation of the Letter of Credit Exposure, as applicable, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default or Event of Default. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

Section 3.3 [Reserved].

Section 3.4 Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1 Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, except as such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained. At the time of each Advance or the issuance, renewal, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower’s corporate powers, have been duly authorized by all necessary action and do not contravene (i) the Borrower’s certificate of incorporation or by-laws, or (ii) except as such contravention could not reasonably be expected to result in a Material Adverse Change, any Legal Requirement or any contractual restriction binding on or affecting the Borrower. At the time of each Advance or the issuance, renewal, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, renewal, extension or increase of such Letter of Credit will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained or provided.

Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Administrative Agent audited consolidated financial statements for the Borrower and its Subsidiaries dated as of December 31, 2011 for the fiscal year ended thereon.

The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since the Effective Date, after giving pro forma effect to the payment in full of the outstanding Existing Debt and all Advances made hereunder on the Effective Date, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property. Each Credit Party (a) has (i) good and insurable title to all Real Property (excluding Leasehold Property), (ii) to such Credit Party’s knowledge, a valid and subsisting leasehold interest in all Leasehold Property (except to the extent such Leasehold Property constitutes Material Real Property), (iii) a valid and subsisting leasehold interest (or other applicable interest) in all Leasehold Property that constitutes Material Real Property, and (iv) good title to all personal Property, used in its business, and (b) none of the Property owned by the Borrower or a Restricted Subsidiary of the Borrower is subject to any Lien except Permitted Liens. As of the Effective Date, the Borrower and its Restricted Subsidiaries own no Real Property other than that listed on Schedule 3.1 and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Restricted Subsidiaries are located at the fee owned or leased Real Property listed on Schedule 3.1 and other than equipment in transit, out for repair, or at customers’ locations.

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Restricted Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading. There is no fact known to any officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Restricted Subsidiaries (or on behalf of the Borrower or any such Restricted Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, provided that no assurances are made that such projections will be attained, actual results may differ and such differences may be material.

Section 4.7 Litigation. Except as otherwise provided in Schedule 4.7, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Restricted Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against the Borrower or any Restricted Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, Restricted adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8 Compliance with Agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Restricted Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Restricted Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Restricted Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(a) No Default has occurred and is continuing.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), (c) except as could not reasonably be expected to result in a Material Adverse Change, no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2007, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan that could reasonably be expected to result in liability to any Credit Party of $5,000,000 or more, (e) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) except for matters that could not reasonably be expected to result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Restricted Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Restricted Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Restricted Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) except where such non-compliance could not reasonably be expected to cause a Material Adverse Change, has at all times been and is in compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) except as set forth in Schedule 4.10 has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Credit Parties’ knowledge, none of the presently or previously owned or operated Property of any Credit Party or of any Restricted Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Restricted Subsidiaries or any of the Borrower’s or such Restricted Subsidiary’s former Restricted Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Restricted Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Restricted Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13 Taxes. Proper and accurate (in all material respects), federal or material state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Restricted Subsidiary or any member of the Affiliated Group as defined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14 Permits, Licenses, etc. Each of the Borrower and its Restricted Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Restricted Subsidiaries manages and operates its business in accordance with all applicable Legal

Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Restricted Subsidiary, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower or any Restricted Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17 Insurance. Each of the Borrower and its Restricted Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18 Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19 OFAC; Anti-Terrorism. Neither the Borrower nor any Restricted Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither the Borrower nor any Restricted Subsidiary of the Borrower (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.20 Solvency. Before and after giving effect to the making of each Advance and the issuance, increase, or amendment of each Letter of Credit, the Credit Parties are, when taken as a whole, Solvent.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than indemnification obligations which survive termination of this Agreement and which are not yet due and payable), any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Credit Party agrees to comply with the following covenants.

Section 5.1 Organization. The Borrower shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2 Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, within the earlier of (x) 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2012) and (y) the date such information is filed with the SEC, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; (ii) a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be unaudited; and (iii) consolidating balance sheets of the Unrestricted Subsidiaries on an entity basis as at the end of such fiscal year, and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidating statements to be unaudited. All such statements described in clauses (i)-(iii) of this Section 5.2(a) shall be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (1) such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, and (2) there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP; provided however, that the Borrower shall be deemed to have furnished the information required by clause (i) of this Section 5.2(a) if it shall have timely filed such information for public availability with the SEC and/or on its internet home page;

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent within 45 days after the end of each fiscal quarter of each fiscal year (other than the fourth fiscal quarter of each such fiscal year) of the Borrower (commencing with the fiscal quarter ending March 31, 2012), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, as filed with the SEC, (ii) a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and (iii) consolidating balance sheets of the Unrestricted Subsidiaries on an entity basis as at the end of such fiscal quarter, and the related consolidating statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements described in clauses (i)-(iii) of this Section 5.2(b) to be certified by the chief executive officer or the chief financial officer of the Borrower as (A) fairly presenting, in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, and (B) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, its Restricted Subsidiaries, and its Unrestricted Subsidiaries, as applicable, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements; provided however, that the Borrower shall be deemed to have furnished the information required by this Section 5.2(b) if it shall have timely filed such information for public availability with the SEC and/or on its internet home page;

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower.

(d) [Reserved].

(e) Annual Budget. Within 30 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the Borrower and its Restricted Subsidiaries for the immediately following fiscal year and detailed on a monthly basis;

(f) Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within five Business Days after the occurrence thereof, a notice of each Default or Event of Default known to the Responsible Officer of the Borrower or to any of its Restricted Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(g) Other Creditors. The Borrower shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt or other obligations in an aggregate principal amount in excess of $2,500,000;

(h) Litigation. The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Restricted Subsidiaries or any of their respective assets that has a claim for damages in excess of $2,500,000 or that could otherwise reasonably be expected to result in a cost, expense or loss to the Borrower or any of its Restricted Subsidiaries in excess of $2,500,000;

(i) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge of a Responsible Officer thereof, by any Credit Party, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, including without limitation any information request related to, or notice of potential responsibility under CERCLA, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $2,500,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Restricted Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability or costs in excess of $2,500,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $2,500,000, or (iii) concerning the filing of a Lien with respect to environmental matters upon, against or in connection with the Borrower, any Restricted Subsidiary, or any of their respective former Restricted Subsidiaries, or any of their material leased or owned Property, wherever located;

(j) Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(k) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred which is reasonably likely to result in material liability to Borrower, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred which is reasonably likely to result in a material liability to Borrower, the Borrower shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(l) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(m) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(n) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(o) Disputes; etc. The Borrower shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Restricted Subsidiaries has knowledge resulting in or reasonably expected to result in a strike against the Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $2,500,000;

(p) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Restricted Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Restricted Subsidiaries, and a copy of any response by the Borrower or any Restricted Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Restricted Subsidiary of the Borrower, to such letter;

(q) Securities Law Filings. Promptly and in any event within five Business Days after the sending or filing thereof, the Borrower shall provide to the Administrative Agent copies of all proxy material, reports and other information which the Borrower or any of its Restricted Subsidiaries files with the SEC or which the Borrower sends to all of its shareholders; provided however, that the Borrower shall be deemed to have furnished the information required by this Section 5.2(q) if it shall have timely filed such information for public availability with the SEC and/or on its internet home page; and

(r) Other Information. Subject to the confidentiality provisions of Section 9.8, the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3 Insurance.

(a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain, with financially sound and reputable insurers, property insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided that the Borrower and each Restricted Subsidiary shall maintain at all times pollution legal liability insurance with coverage amounts equal to or greater than, deductibles no greater than, and otherwise on terms and conditions no less favorable to the Lenders than, the pollution legal liability insurance in effect on the date of this Agreement.

(b) Copies of all policies of insurance or certificates thereof covering the Property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.

(c) If at any time the area in which any Real Property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Restricted Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4 Compliance with Laws. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply or maintain could not reasonably be expected to result in a Material Adverse Change.

Section 5.5 Taxes. The Borrower shall, and shall cause each of its Restricted Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 New Subsidiaries.

(a) Any Domestic Subsidiary formed or acquired after the Effective Date shall be deemed a Restricted Subsidiary unless such Domestic Subsidiary is a Non-Material Domestic Subsidiarity. No Borrower may acquire or form any new Restricted Subsidiary unless each of the following conditions are satisfied in connection with such acquisition, formation or designation:

(i) immediately before and after giving effect to such acquisition, formation, or designation, no Default or Event of Default shall exist and be continuing; and

(ii) the Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule III attached hereto with respect to each Restricted Subsidiary created after the Effective to the extent required in Schedule III.

(b) Any Foreign Subsidiary or Non-Material Domestic Subsidiary formed or acquired after the Effective Date shall be deemed an Unrestricted Subsidiary. No Borrower may acquire or form any new Unrestricted Subsidiary unless each of the following conditions are satisfied in connection with such acquisition, formation or designation:

(i) immediately before and after giving effect to such acquisition, formation, or designation, no Default or Event of Default shall exist and be continuing; and

(ii) to the extent that the equity holder of such Unrestricted Subsidiary is the Borrower or a Restricted Subsidiary of the Borrower, such equity holder shall pledge 100% (or 65% in the case of any Foreign Subsidiary) of the Equity Interest owned by such equity holder of such Unrestricted Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable.

Section 5.7 Security. Each Borrower agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than customary indemnification obligations which survive termination of this Agreement and which are not yet due and payable), the termination and return of all Letters of Credit (other than Letters of Credit that have either been cash collateralized in accordance with Section 2.2 or as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral (other than Collateral the perfection of which is not required as per the express terms of the applicable Security Document). The Borrower shall, and shall cause each of its Restricted Subsidiaries to, promptly grant to the Administrative Agent a Lien in any Property of such Credit Party or such Restricted Subsidiary now owned or hereafter acquired (other than (i) owned or leased Real Property which is not Material Real Property, (ii) any Excluded Account, and (iii) any property which is or would be excluded from the description of Collateral in the Security Agreement), and shall promptly take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property (other than Collateral the perfection of which is not required as per the express terms of the applicable Security Document). Notwithstanding the foregoing, the Borrower shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in the following Properties, whether now owned or hereafter acquired: (i) all Equity Interests issued by any Domestic Subsidiary (other than any Domestic Subsidiary of a Foreign Subsidiary) and held by a Restricted Subsidiary or the Borrower; and (ii) 100% of Equity Interests issued by First Tier Foreign Subsidiaries which are owned by the Borrower or any Restricted Subsidiary but, in any event, no more than 65% of the outstanding Voting Securities issued by any First Tier Foreign Subsidiary. Notwithstanding the generality of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to; (a) appoint certain employees of the Borrower and its Restricted Subsidiaries to serve as the custodians under a Custodial Agreement, pursuant to which such employees shall act as agents for and on behalf of the Administrative Agent as the secured party in connection with Collateral comprising of certificates of title, (b) within 60 days after the date of purchase for all Certificated Equipment purchased by a Credit Party on or after the Effective Date (other than such equipment that is encumbered by a purchase money Lien or subject to a capital leases permitted under Section 6.1(e)), cause the certificates of title covering such Certificated Equipment to note the Administrative Agent as the holder of the first Lien thereon, (c) cause the certificates of title that name the Administrative Agent as the holder of the first Lien thereon to continue to so name the Administrative Agent (unless the applicable Certificated Equipment is sold or otherwise disposed of as permitted under this Agreement), and (d) at the request of the Administrative Agent, which request may be made at the sole discretion of the Administrative Agent, cause the certificates of title covering all other Certificated Equipment (other than such equipment that is encumbered by a purchase money Lien or subject to a capital leases permitted under Section 6.1(e)) to note the Administrative Agent as the holder of the first Lien thereon.

Section 5.8 Deposit Accounts. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, on or before the date that is 30 days after the Effective Date, maintain their operating accounts and its deposit, savings, investment or other similar accounts (but excluding the Excluded Accounts and accounts maintained with the financial institution that serves as the Administrative Agent) with financial institutions that have executed Account Control Agreements, except that the Borrower shall have the time periods referenced in Section 5.17(b) hereof with respect to Account Control Agreements related to Accounts existing as of the Effective Date.

Section 5.9 Records; Inspection. The Borrower shall, and shall cause each of its Restricted Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Borrower shall permit any Lender and shall cause each of its Restricted Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Restricted Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Restricted Subsidiary, to visit and inspect the Property of the Borrower or such Restricted Subsidiary, and to discuss the business operations and Property of the Borrower or such Restricted Subsidiary with the officers and directors thereof.

Section 5.10 Maintenance of Property. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11 [Reserved].

Section 5.12 Certificates of Title. The Administrative Agent shall have received, at least 30 Business Days after the purchase of Certificated Equipment, a certificate executed by a Responsible Officer of the Borrower effective as of date of delivery and certifying and attaching thereto for each such equipment either (a) certificate of title for such equipment naming a Credit Party as the owner and naming the Administrative Agent (or one of its subagents) as the holder of the first lien thereon or (b) executed and completed proper documentation evidencing the applicable Credit Party’s application with the appropriate Governmental Authority requesting certificates of title naming such Credit Party as the owner and the Administrative Agent as the holder of the first lien thereon.

Section 5.13 Appraisal Reports; Field Audits. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable advance notice to the Borrower; provided, however, that so long as no Event of Default exists, the Borrower shall not be obligated to pay for more than one (1) such inspection per year and that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 5.14 Material Agreements. The Borrower shall, and shall cause each of its Restricted Subsidiaries to maintain in full force and effect the Material Agreements and the Borrower shall provide notice to the Administrative Agent promptly, but in any event within five Business Days prior to the occurrence thereof, of any proposed material amendments, supplements or other modifications to any Material Agreement.

Section 5.15 Acquisition Documents. As of the Effective Date, Borrower has provided Administrative Agent with a true and correct copy of each of the TFI Holdings Acquisition Documents,

including all amendments and modifications thereto. Except to the extent disclosed in writing to the Administrative Agent on or before the Effective Date, no material rights or obligations of any party to any of such TFI Holdings Acquisition Documents have been waived, and no Credit Party, nor to the actual knowledge of a Responsible Officer of Borrower, any other party to any such TFI Holdings Acquisition Documents, is in default of its obligations thereunder. Each of such TFI Holdings Acquisition Documents is a valid, binding and enforceable obligation of the parties thereto in accordance with its terms and is in full force and effect. As of the Effective Date, each representation and warranty made by each Credit Party, and to the actual knowledge of a Responsible Officer of Borrower, by each other party to such TFI Holdings Acquisition Documents, in such TFI Holdings Acquisition Documents (a) was true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made, and (b) will be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the Effective Date.

Section 5.16 Additional Material Real Property.

(a) In the event that any Credit Party acquires any Material Real Property, then such Credit Party shall, no later than forty-five (45) days (or such longer period as may be agreed by the Administrative Agent as provided below) after (A) acquiring such Material Real Property or (B) any owned Real Property becomes Material Real Property, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, consents, opinions and certificates as described in Section 5.17(a) below that the Administrative Agent shall reasonably request in order to create in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on and in the Material Real Property that is prior and superior in right to any other Lien (other than Permitted Liens). The Administrative Agent may, in its sole discretion, grant extensions of time for compliance or exceptions with the provisions of this Section 5.16 by any Credit Party. In addition to the foregoing, the Borrower shall, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Material Real Properties with respect to which the Administrative Agent has been granted a Lien.

(b) With respect to any Leasehold Property of any Credit Party leased pursuant to an agreement entered into after the Effective Date that constitutes Material Real Property and is not subject to a Mortgage, the applicable lessee with respect to such Leasehold Property shall obtain and deliver to the Administrative Agent lien waivers or subordination agreements in substantially the same form as Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case duly executed by the applicable lessee and lessor, within forty-five (45) days after entry into the applicable agreement.

Section 5.17 Post-Closing Covenants.

(a) In order to create in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, a valid and, subject to any filing and/or recording referred to herein, enforceable Lien on, and security interest in, all Material Real Property that is prior and superior in right to any other Lien (other than Permitted Liens), the Administrative Agent (with copies sufficient for each Lender) shall have received from the Credit Parties with respect to each Material Real Property, within ninety (90) days following the date of this Agreement (or such longer period as the Administrative Agent may determine in its sole discretion), fully executed Mortgages covering all Material Real Property of any Credit Party, together with (i) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such Material Real Property is designated as a “flood hazard area”, (ii) if such Material Real Property is designated to be in a “flood hazard area”, evidence of flood insurance on such Material Real Property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, (iii) (A) ALTA or TLTA mortgagee title insurance policies issued by one or more title companies designated by Administrative Agent (each, a “Title Policy”) with respect to such Material Real Property, in amounts not less than the fair market value of such Material Real Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Administrative Agent, Credit Party hereby agreeing to provide the applicable title companies with all necessary consents, authorizations and other information necessary for the title company to issue the applicable Title Policies in a form insuring the applicable mortgage as a first lien, encumbering the applicable portion of the Material Real Property, subject to no Liens or encumbrances other than Permitted Liens, and (B) evidence reasonably satisfactory to the Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such Material Real Property in the appropriate real estate records; (iv) if an exception to the Title Policy with respect to a Material Real Property would arise without such ALTA or TLTA surveys, ALTA or TLTA surveys of such Material Real Property; (v) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in each state in which such Material Real Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state, the recording of such Mortgage, and such other matters as the Administrative Agent may reasonably request, in each case, in form and subsidiary reasonably satisfactory to the Administrative Agent; (E) reports and other reasonable information, in form, scope and substance reasonably satisfactory to the Administrative Agent, regarding environmental matters relating to such Material Real Property; (vi) all consents, including, but not limited to, any landlord consents all in form and substance reasonably satisfactory to the Administrative Agent, and other requirements necessary for the Credit Parties to comply with the provisions set forth in this Section 5.17, and (vii) with respect to the Pipeline, a Title Policy (and ALTA survey) insuring that the mortgage granted to Administrative Agent encumbering the Pipeline is a first lien (prior and superior to any other Lien) subject only to Permitted Liens and other exceptions reasonably acceptable to the Administrative Agent.

(b) The Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to deliver to the Administrative Agent within 30 days of the Effective Date Account Control Agreements covering all operating accounts and other deposit, savings, investment or other accounts maintained by the Borrower and its Restricted Subsidiaries on the Effective Date (other than the Excluded Accounts and accounts maintained with the financial institution that serves as the Administrative Agent).

(c) The Borrower and the Restricted Subsidiaries shall use commercially reasonable efforts to deliver to the Administrative Agent within 30 days of the Effective Date lien waivers or subordination agreements in the form of Exhibit I, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, and executed by the applicable landlords or lessors, covering each of the Leasehold Properties leased by the Borrower or any of its Restricted Subsidiaries to the extent that the Administrative Agent request such a landlord waiver or subordination for such Leasehold Property.

(d) (i) Within 180 days following the date of this Agreement (or such longer period as the Administrative Agent may determine in its sole discretion), for each piece of the Certificated Equipment owned by the Borrower or any Restricted Subsidiary, the Administrative Agent shall have either (i) received evidence of the Administrative Agent’s first priority lien on the certificate of title for such Certificated Equipment or (ii) shall have entered into other arrangements satisfactory to the Administration Agent with respect thereto.

(e) Within three Business Days following the date of this Agreement (or such longer period as the Administrative Agent may determine in its sole discretion), the Administrative Agent shall have received a legal opinion in form and substance reasonably acceptable to the Administrative Agent of appropriate local counsel to the Credit Parties in the state of Ohio, duly executed by all the parties thereto.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than indemnification obligations which survive termination of the Existing Credit Agreement and which are not yet due and payable), any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, the Borrower agrees to, and, as applicable, agrees to cause its Restricted Subsidiaries to, comply with the following covenants.

Section 6.1 Debt. The Borrower shall not , nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany subordinated Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party;

(c) Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case is not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d) Debt existing on the Closing Date and described in Schedule 6.1, together with any refinancing thereof (but in no event may such Debt increase in aggregate principal amount);

(e) Debt constituting purchase money indebtedness and Debt owing in respect of Capital Leases; provided that all such Debt under this clause (e) may not exceed $50,000,000 in aggregate principal amount at any time;

(f) Hedging Arrangements permitted under Section 6.15;

(g) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(h) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, (i) the aggregate principal amount thereof shall not exceed $250,000,000 at any time, (ii) no principal amount of such Debt matures earlier than six (6) months after the Maturity Date, (iii) the weighted average life to maturity of such Debt is longer than the number of years until the Maturity Date, (iv) at the time of the issuance of such Debt and after giving effect thereto, no Default or Event of Default shall exist or would occur, (v) the agreement or indenture governing such Debt shall have covenants and restrictions that are no more restrictive in any material respect than those set forth in this Agreement and the other Credit Documents; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause, and (vi) the agreement or indenture governing such Debt shall not have any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to guarantee the Obligations or pledge assets as collateral security for the Obligations;

(i) Debt under the Bond Issuance provided that, (i) such Debt is not secured by any Lien, (ii) no principal amount of such Debt matures earlier than six (6) months after the Maturity Date, (iii) at the time of the issuance of such Debt and after giving effect thereto, no Default or Event of Default shall exist or would occur, (iv) the agreement or indenture governing such Debt shall have covenants and restrictions that are no more restrictive in any material respects than those set forth in this Agreement and the other Credit Documents; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause, and (v) the agreement or indenture governing such Debt shall not have any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to guarantee the Obligations or pledge assets as collateral security for the Obligations;

(j) Debt assumed in connection with any Permitted Acquisition; provided, that (i) such assumed Debt was previously existing prior to the consummation of such Permitted Acquisition and was not incurred by the seller or target, as applicable, in contemplation of the making of such Permitted Acquisition, (ii) all Debt described in this clause (j) shall be nonrecourse Debt with respect to any Credit Party or any of its assets (other than the assets financed by the Debt described in this clause (j)), and (iii) all such Debt under this clause (j) may not exceed $5,000,000 in aggregate principal amount at any time;

(k) unsecured subordinated Debt incurred in connection with any Permitted Acquisition; provided that, (i) the aggregate principal amount thereof shall not exceed $10,000,000 at any time, (ii) no principal amount of such Debt matures earlier than six (6) months after the Maturity Date, (iii) the weighted average life to maturity of such Debt is longer than the number of years until the Maturity Date, and (iv) such Debt is subject to a subordination agreement in form and substance satisfactory to the Administrative Agent;

(l) Debt arising in connection with the financing of insurance premiums in the ordinary course of business;

(m) Debt representing deferred compensation to officers, directors, and employees of the Borrower and its Restricted Subsidiaries;

(n) Debt consisting of earn out obligations or other contingent obligations of the Borrower and its Restricted Subsidiaries owing in respect of Permitted Acquisitions; and

(o) Other unsecured Debt of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time.

Section 6.2 Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(e); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased;

(f) Liens securing Debt permitted under Section 6.1(j);

(g) encumbrances consisting of easements, rights-of way, encroachments, zoning restrictions, or other minor defects that do not (individually or in the aggregate) materially and adversely affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use, including without limitation all minor encumbrances shown on any policy of title insurance delivered to the Administrative Agent with respect to any Material Real Property, so long as such encumbrances do not secure Debt;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced; and

(k) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts that are not subject to Account Control Agreements and that are not required to be subject to Account Control Agreements in accordance with the terms hereof held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Liens of a seller solely on any cash earnest money deposits made by any Borrower or any of its Restricted Subsidiaries in connection with any letter of intent, purchase agreement permitted hereunder or any Acquisition Agreement permitted hereunder;

(m) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary;

(p) Liens existing as of the Closing Date and described in Schedule 6.2; provided that the Debt secured by such Liens may not be increased;

(q) Liens in favor of collecting banks under Section 4-210 of the UCC; and

(r) Liens not otherwise permitted hereunder securing Debt not in excess of $5,000,000 in the aggregate at any one time outstanding.

Section 6.3 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of, or interests in, any Person existing on the Effective Date, in each case as specified in the attached Schedule 6.3 and made on or prior to the Effective Date; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) loans, advances and equity contributions by a Credit Party to any other Credit Party;

(e) creation of any additional Subsidiaries in compliance with Section 5.6 and Schedule III;

(f) Capital Expenditures permitted under Section 6.19;

(g) Permitted Acquisitions;

(h) (i) investments in any Equity Interest received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers and vendors made in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(i) Investments in Unrestricted Subsidiaries, Foreign Subsidiaries and joint ventures in an aggregate amount outstanding at any time (on a cost basis) not to exceed $5,000,000;

(j) Investments received as the non-cash portion of consideration received in connection with the sale of disposition of any Property permitted by Section 6.8;

(k) to the extent permitted under applicable laws, investments consisting of loans and advances to officers, directors and other employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount outstanding at any time (on a cost basis) not to exceed $250,000; and;

(l) other Investments not listed above and not otherwise prohibited by this Agreement in an aggregate amount outstanding at any time (on a cost basis) not to exceed $5,000,000.

Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Acquisition without the consent of the Majority Lenders, other than an Acquisition that satisfies the following conditions (a “Permitted Acquisition”):

(a) the Property acquired (or the Property of the Person acquired) in such Acquisition is a business or is used or useful in a business permitted under Section 6.11;

(b) in the case of an Acquisition of Equity Interests, (i) the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition and (ii) such Person shall be organized and existing under the laws of any state of the United States or the District of Columbia;

(c) any earn outs or other similar deferred or contingent obligations of any Borrower in connection with such Acquisition, to the extent payable in cash or Property (other than stock of the Borrower) shall be subordinated to the Obligations in a manner and to an extent reasonably satisfactory to the Administrative Agent;

(d) (i) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto and (ii) the representations and warranties made by the Borrower in each Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(e) for Acquisitions in which the Borrower or its Restricted Subsidiaries are paying cash consideration of $35,000,000 or more, (i) immediately after giving effect to such Acquisition, the available and unencumbered cash of the Borrower and its Restricted Subsidiaries plus Availability shall not be less than $25,000,000 in the aggregate and (ii) after giving effect thereto on a pro forma basis, the Maximum Total Debt Leverage Ratio shall not exceed, (x) if such Acquisition occurs on or before September 30, 2012, 4.25:1.0, (y) if such Acquisition occurs after September 30, 2012 but on or before December 31, 2012, 3.75:1.00 and (z) if such Acquisition occurs after December 31, 2012, 3.25:1.00 and the Maximum Senior Secured Debt Leverage Ratio shall not exceed 2.25:1.00.

Section 6.5 Agreements Restricting Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (i) this Agreement and the Security Documents, (ii) agreements governing Debt permitted by Sections 6.1(d), (e) and (j) to the extent such restrictions govern only the asset financed pursuant to such Debt, (iii) the Bond Issuance Documents, (iv) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (v) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Restricted Subsidiaries and customary provisions in other contracts restricting assignment thereof and (v) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (x) such prohibition or limitation is generally applicable and does not specifically address any of the Debt or the Liens granted under the Credit Documents, and (y) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders.) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6 Use of Proceeds; Use of Letters of Credit. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to use the proceeds of the Revolving Advances, the Swing Line Advances or the Letters of Credit for any purposes other than (i) for working capital purposes of any Credit Party, (ii) to finance Capital Expenditures, (iii) for other general corporate purposes of any Credit Party; (iv) to refinance the Existing Debt; and (v) to finance the TFI Holdings Acquisition and repay indebtedness in connection therewith; or (vi) to pay fees, commissions and expenses in connection with the closing of the TFI Holdings Acquisition, the Bond Issuance and the refinancing of the Existing Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7 Corporate Actions; Accounting Changes.

(a) The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Restricted Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (i) without written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and Schedule III, and such transactions otherwise comply with the terms of this Agreement, (iii) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, (v) allow any Restricted Subsidiary to issue Equity Interests to any Person other than the Borrower or another Restricted Subsidiary, or (vi) change its method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower in each case unless such change is required to conform to GAAP or is approved in writing by the Administrative Agent.

Section 6.8 Sale of Assets. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell, convey, dispose or otherwise transfer any of its assets except that (a) any Credit Party may sell inventory, and license intellectual property in the ordinary course of business, (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the Administrative Agent, (c) any Credit Party may sell, convey, dispose or otherwise transfer equipment that is in need of replacement (as determined by such Credit Party in the exercise of its business judgment) to third parties if (i) such Credit Party receives fair market value for such equipment, and (ii) 75% of the consideration received for such equipment is cash, (d) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets no longer used or useful in its business, (e) any Credit Party may sell, convey, dispose or otherwise transfer accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof,

(f) any Credit Party may sell, convey, dispose or otherwise transfer Liquid Investments in the ordinary course of business, (g) any Credit Party may sell, convey, dispose or otherwise transfer licenses, sublicenses, leases or subleases (other than leases or subleases of Material Real Property) granted to any third parties in arm’s-length commercial transactions in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries, (h) any Credit Party may abandon intellectual property in the ordinary course of business to the extent the same does not individually or in the aggregate materially affect the ability of the Borrower or its Restricted Subsidiaries to operate its businesses, (i) any Credit Party may sell or exchange specific items of equipment solely to replace equipment with replacement equipment in the ordinary course of business; and (j) the Borrower and its Restricted Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) – (j); provided that, the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $5,000,000 in any fiscal year.

Section 6.9 Restricted Payments. The Borrower shall not make, nor shall it permit any of its Restricted Subsidiaries to make any Restricted Payments except that, so long as no Default exists or would result from the making of such Restricted Payment, the Restricted Subsidiaries of the Borrower may make.

(a) Restricted Payments to the Borrower or any other Credit Party that is a Restricted Subsidiary of the Borrower;

(b) So long as no Default or Event of Default shall exist before and immediately after giving effect thereto on a pro forma basis, the Borrower may purchase, redeem, retire of otherwise acquire its common stock Equity Interest in accordance with warrant and equity buy-back programs in existence as of the Effective Date in an aggregate amount not to exceed $3,000,000 in any fiscal year.

Section 6.10 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate except the restrictions in this Section 6.10 shall not apply to: (a) the Restricted Payments permitted under Section 6.9, (b) Investments by a Credit Party in the form of Equity Interests of another Credit Party, (c) Permitted Investments described in Section 6.3 (j); and (d) reasonable and customary director, officer and employee compensation (including bonuses), indemnification and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11 Line of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the businesses engaged in by the Credit Parties on the Effective Date (after giving effect to the consummation of the TFI Holdings Acquisition and businesses that are substantially similar, related or incidental thereto, including without limitation the provision of products and water solutions for energy development and any business in the water industry.

Section 6.12 Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Restricted Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with

Environmental Laws other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Restricted Subsidiaries to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit any Credit Party’s or any Restricted Subsidiary’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Laws other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Restricted Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Restricted Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Restricted Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14 Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred, other than sale and leaseback transactions involving Property having an aggregate asset value for all such sale and leaseback transactions permitted hereunder of not more than $10,000,000.

Section 6.15 Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Restricted Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Restricted Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its Restricted Subsidiaries to put up money, assets or other security. Furthermore, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if (A) such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, (B) the aggregate notional amount of all such Hedging Arrangements exceeds 50% of the anticipated outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (C) such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, or (D) as to any such Hedging Arrangement covering the Debt incurred under this Agreement, such Hedging Arrangement is with a counterparty that is not a Lender or an Affiliate of a Lender.

Section 6.16 Maximum Total Debt Leverage Ratio. Borrower shall not permit the Maximum Total Debt Leverage Ratio to be more than (a) as of the fiscal quarter ending September 30, 2012, 4.50 to 1.00, (b) as of the fiscal quarter ending on December 31, 2012, 4.00 to 1.00, and (c) for each fiscal quarter ending on or after March 31, 2013, 3.50 to 1.00.

Section 6.17 Maximum Senior Secured Debt Leverage Ratio. Borrower shall not permit the Maximum Senior Secured Debt Leverage Ratio as of each fiscal quarter end, beginning with the fiscal quarter ending, June 30, 2012, to be less than 2.50 to 1.00.

Section 6.18 Minimum Interest Coverage Ratio. Borrower shall not permit the Minimum Interest Coverage Ratio as of each fiscal quarter end of the Borrower, beginning with the fiscal quarter ending, June 30, 2012, to be less than 2.75 to 1.00.

Section 6.19 Capital Expenditures. Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow the aggregate Capital Expenditures expended by the Borrower and its Restricted Subsidiaries in each fiscal year to exceed the CapEx Basket Amount; provided that, any amounts permitted to be spent in any fiscal year and not actually spent may be added to the CapEx Basket Amount applicable to the next succeeding year only (it being understood that amounts spent during any fiscal year shall be first deemed to be amounts spent pursuant to such fiscal year’s CapEx Basket Amount and then deemed to be spent using amounts attributable to any carry-forward allowed).

Section 6.20 Landlord Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to (a) hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Security Documents at premises within the U.S. which are not owned by a Credit Party unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or inventory is located at premises within the U.S. that are leased by a Credit Party and which are covered by a lien waiver or subordination agreement substantially the same form as Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent, (iii) such equipment is office equipment, (iv) such equipment or inventory is in transit, (v) such equipment is off location for servicing, repairs or modification, or is otherwise in transit, (vi) such equipment is in the possession of employees or (vii) the aggregate value of all equipment and inventory located at premises which are not owned by a Credit Party and which are not covered by a lien waiver or subordination agreement in substantially the same form as Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent does not exceed $500,000, or (b) after the Effective Date, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in substantially the same form as Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent unless the equipment or inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.21 Operating Leases. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Credit Party or such Restricted Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Restricted Subsidiaries to exceed $10,000,000 during any fiscal year of the Borrower.

Section 6.22 Prepayment of Certain Debt and Other Obligations. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Debt issued in accordance with the Bond Issuance) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Debt issued in accordance with the Bond Issuance.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal or interest when due under this Agreement (including reimbursements for Letters of Credit) or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.3(a) or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit

Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any officer of the Borrower or any Restricted Subsidiary acquires knowledge of such failure;

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement (other than Collateral the perfection of which is not required as per the express terms of the Security Document) in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f) Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Hedging Arrangement) which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (other than Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or mandatory prepayment in connection with the disposition or casualty with respect to any Property securing such Debt); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. (i) Except as permitted under Section 6.7 above, any Credit Party or any Restricted Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Credit Party or any Restricted Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Settlements; Adverse Judgment. The Borrower or any of its Restricted Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount (less (i) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers (which carriers must be solvent and unaffiliated with any of the Credit Parties) admit liability, and (ii) any escrowed proceeds attributable to indemnities granted by an indemnifying party in favor of the Credit Parties, but only to the extent such indemnifying party has acknowledged that the applicable Credit Party is entitled to such escrowed proceeds) greater than $10,000,000 and, in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $5,000,000 to be assessed against the Borrower or any of its Restricted Subsidiaries;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $5,000,000; or

(k) Change in Control. The occurrence of a Change in Control.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default under Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4 and Section 2.11. During the existence of an Event of Default, all payments and collections received by the Administrative Agent (other than as a result of the exercise of remedies against Collateral or against the Borrower or any Restricted Subsidiary) shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations, the amounts so applied to be distributed ratably among the Secured Parties in accordance with such amounts owed to them on the date of any such distribution; and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Restricted Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4 Rights as Lender. With respect to its Commitments and the Advances made by it, Wells Fargo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Restricted Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Restricted Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5 Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM

(OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR ARISING FROM ANY STRICT LIABILITY OF THE ADMINISTRATIVE AGENT), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR ARISING FROM ANY STRICT LIABILITY OF THE ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY,

ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Restricted Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7 Resignation of Administrative Agent and Issuing Lender. The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000 and, in the case of the Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations (other than indemnification obligations which survive termination of the Existing Credit Agreement and which are not yet due and payable) payable under this Agreement and under any other Credit Document; (b) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting Property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting Property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Costs and Expenses. The Borrower agrees to pay on demand:

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including costs associated with field audits, appraisals subject to Section 5.13, and the reasonable and documented fees and out-of-pocket expenses of outside counsel for Administrative Agent (but not of other Lenders), with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b) all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2 Indemnification; Waiver of Damages.

(A) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE AND DOCUMENTED ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR ARISING FROM ANY STRICT LIABILITY OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS (I) FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF THE OBLIGATIONS OF SUCH INDEMNITEE UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR (II) ARISES OUT OF OR IS IN CONNECTION WITH ANY CLAIM, LITIGATION, LOSS OR PROCEEDING NOT INVOLVING AN ACT OR OMISSION OF A CREDIT PARTY OR AN AFFILIATE OF A CREDIT PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH). IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO. THE

FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING LENDER. No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce the principal or interest amounts payable hereunder or under any other Credit Document, (iii) reduce any fees or other amounts payable hereunder or under any other Credit Document; (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder, (v) increase the aggregate Commitments (except pursuant to Section 2.15), (vi) amend Section 2.11(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release all or substantially all of the Guarantors from their respective obligations under any Guaranty except as specifically provided in the Credit Documents, (viii) release all or substantially all of the Collateral except as permitted under Section 8.8, or (ix) amend the definition of “Maximum Exposure Amount”;

(b) no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, reduce such Lender’s voting percentage;

(c) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(d) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(e) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document; and

(f) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document.

Section 9.4 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7 Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $2,000,000 unless the

Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Advances and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Revolving Advances and its Commitment; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee shall not be required for the initial assignments made by Wells Fargo as a Lender in connection with the initial syndication of its Commitments hereunder and such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.12(e).

(b) The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.9 and 2.10 and the right of set-off contained in Section 7.4, provided, that (A) such participant shall not be entitled to receive any greater payment under Sections 2.9, 2.10 or 7.4 than such Lender would have been entitled to receive with respect to the participation sold to such participant, and (B) a participant that would be a foreign lender as specified in Section 2.12(e) if it were a Lender shall not be entitled to the benefits of Section 2.10 unless such participant provided the selling Lender with the tax forms required to be provided in Section 2.12(e) as though it were a Lender and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Borrower or any of its Restricted Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.8.

Section 9.8 Confidentiality. The Administrative Agent, the Swing Line Lender, each Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement unless such information (a) has been identified by such Credit Party as non-confidential, or (b) such information is available to the Administrative Agent, Swingline Lender, Issuing Lender or Lender on a nonconfidential basis prior to disclosure by the applicable Credit Party ; provided that nothing herein shall prevent any Lending Party from disclosing such information (i) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby (and any other Person if directly incidental to the administration of the credit facilities provided herein), in each which has been advised of the confidential nature thereof, (ii) as required by any Legal Requirement, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (vi) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (vii) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (viii) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (A) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (B) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (C) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9 Notices, Etc. All notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule II, if to the Swing Line Lender, the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule II, and if to any Lender at its credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender, the Swing Line Lender or the Issuing Lender

pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by the Swing Line Lender, such Lender or Issuing Lender, as applicable, verbally or in writing.

Section 9.10 Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12 Governing Law; Service of Process. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13 Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.13. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15 Waiver of Jury. THE BORROWER, THE LENDERS, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16 [Reserved].

Section 9.17 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.18 Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Damian C. Georgino
Executive Vice President, Corporate Development and Chief Legal Officer

Signature page to Credit Agreement

(Heckmann Corporation)

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, a Lender, and a Swing Line Lender

By:	/s/ T. Alan Smith
T. Alan Smith
Managing Director

Signature page to Credit Agreement

(Heckmann Corporation)

REGIONS BANK, as a Lender

By:	/s/ Jorge E. Goris
Name: Jorge E. Goris
Title: Senior Vice President

Signature page to Credit Agreement

(Heckmann Corporation)

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Brian R. Dobis
Brian R. Dobis
Vice President

Signature page to Credit Agreement

(Heckmann Corporation)

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Joseph E. King
Name: Joseph E. King
Title: Senior Vice President

Signature page to Credit Agreement

(Heckmann Corporation)

FIFTH THIRD BANK, as a Lender

By:	/s/ Malcolm Ferguson
Malcolm Ferguson
Vice President

Signature page to Credit Agreement

(Heckmann Corporation)

FIRST NIAGARA BANK, N.A., as a Lender

By:	/s/ Jeffrey Kridler
Name: Jeffrey Kridler
Title: Vice President

Signature page to Credit Agreement

(Heckmann Corporation)

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

3. Borrower:	HECKMANN CORPORATION

4. Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated April 10, 2012 among Borrower, the Lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Issuing Lender, Swing Line Lender and as Administrative Agent.

6. Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7. Trade Date: [7]

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and][9] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender, Swing Line Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:][10]

HECKMANN CORPORATION

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consents of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM         , 201   TO             , 201

This Compliance Certificate (this “Certificate”) dated as of             ,             is prepared pursuant to Section 5.2(c) the Credit Agreement dated as of April 10, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Heckmann Corporation, a Delaware corporation (“Borrower”), the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as Issuing Lender and as Swing Line Lender. Unless otherwise defined in this certificate, capitalized terms used herein but not otherwise defined shall have the meanings assigned to them by the Credit Agreement.

The undersigned officer executing this Certificate is the [chief executive officer][chief financial officer] of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower. By executing this Certificate such officer, solely in his capacity as an officer of the Borrower, hereby certifies to the Administrative Agent that:

(a) the financial statements delivered in accordance with Section 5.2[(a)][(b)] of the Credit Agreement and concurrently with this Certificate fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP, and there were no material contingent obligations, liabilities for taxes, unusual forward or long term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP;

(b) attached hereto in Schedule A is a detailed spreadsheet reflecting the covenant calculations, as of the date and for the periods covered by this certificate, the Borrower’s (i) Consolidated Total Debt, (ii) Consolidated EBITDA, (iii) unsecured Debt, (iv) subordinated Debt, (v) cash interest expense, and (vi) Capital Expenditures;

[(c) that no Default or Event of Default has occurred or is continuing as of the date hereof; and]

[(c) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

            ; and]

(d) that as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

Exhibit B – Form of Compliance Certificate

I. Section 6.16 Maximum Total Debt Leverage Ratio1:

(a)	The Consolidated Total Debt[2] of the Borrower and its Restricted Subsidiaries as of the last day of such fiscal quarter		$

(b)	Consolidated EBITDA of Borrower and its Restricted Subsidiaries[3]

	(i) plus [(ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) + (x) + (xi) + (xii) + (xiii) + (xiv) + (xv) + (xvi)] minus [(xvii) + (xviii) + (xix)][4] =		$

	(i)	Consolidated Net Income	$

	(ii)	Consolidated Interest Charges	$

	(iii)	taxes	$

	(iv)	depreciation and amortization	$

	(v)	any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP	$

	(vi)	stock-based awards, compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs	$

	(vii)	other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees, in each case of clauses (v) and (vi)[5]	$

	(viii)	one-time relocation expenses, transaction fees and expenses, integration expense and one-time compensation charges (including stay bonuses and severance expenses) in each case incurred as result of the consummation of Permitted Acquisitions or any acquisition consented to by the Majority Lenders	$

[1]	Calculated as of each fiscal quarter end for the four consecutive fiscal quarters ending on such day, commencing with the quarter ending September 30, 2012.
[2]	Consolidated Total Debt shall be determined on a consolidated basis in accordance with GAAP.
[3]

In accordance with the Credit Agreement, Consolidated EBITDA shall be subject to pro forma adjustments for acquisitions and divestitures consummated during such calculation period assuming that such transactions had occurred on the first day of the determination period.

[4]	Items (ii) – (xvi) shall be included to the extent deducted in determining Consolidated Net Income.
[5]

To the extent that any non-cash charge represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, it shall be excluded for purposes of this item (vii).

Exhibit B – Form of Compliance Certificate

(ix)	legal costs related to shareholder and securities litigation arising from the acquisition of China Water and Drinks Inc., a Delaware corporation	$		[6]

(x)	losses in connection with any Hedging Arrangement	$

(xi)	all fees, costs and expenses incurred in connection with the Bond Issuance or any amendment to any document related thereto	$

(xii)	all fees, costs and expenses incurred in connection with the issuance of any Credit Documents or any amendment to any document related thereto	$

(xiii)	all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition or any acquisition consented to by the Majority Lenders, whether or not consummated, in the applicable period	$

(xiv)	non-recurring charges, expenses and losses (including losses from disposition of assets)	$

(xv)	all expenses and charges which have been reimbursed in cash by a third party	$

(xvi)	costs (including legal costs) associated with moving any Restricted Subsidiary to discontinued operations or disposition thereof	$

(xvii)	gains in connection with any Hedging Arrangement	$

(xviii)	non-recurring gains (including gains from disposition of assets)	$

(xix)	non-cash gains associated with any write-up of goodwill pursuant to ASC 350	$

Maximum Total Debt Leverage Ratio = (a) divided by (b)

Allowed Maximum Total Debt Leverage Ratio			[4.50 to 1.00][4.00 to 1.00]
[3.50 to 1.00][7]

Compliance			Yes No

[6]	To the extent that the dollar amount in this item (ix) exceeds $2,000,000, use $2,000,000 as the dollar amount.
[7]

Use (a) 4.50 to 1.00 for the fiscal quarter ending September 30, 2012, (b) 4.00 to 1.00 for the fiscal quarter ending on December 31, 2012, and (c) 3.50 to 1.00 for each fiscal quarter ending on or after March 31, 2013.

Exhibit B – Form of Compliance Certificate

II. Section 6.17 Maximum Senior Secured Debt Leverage Ratio.8

(a)	The Consolidated Total Debt[9] of the Borrower and its Restricted Subsidiaries as of the last day of such fiscal quarter (see I.(a) above)	$

(b)	unsecured Debt of the Borrower and its Restricted Subsidiaries outstanding on such day	$

(c)	all subordianted Debt of the Borrower and its Restricted Subsidiaries outstanding on such day	$

(d)	Consolidated EBITDA of Borrower and its Restricted Subsidiaries[10] (see I.(b) above)	$

Maximum Senior Secured Debt Leverage Ratio = [(a) – (b) – (c)] divided by (d)

Allowed Maximum Senior Secured Debt Leverage Ratio =		2.50 to 1.00

Compliance		Yes No

[8]	Calculated as of each fiscal quarter end for the four consecutive fiscal quarters ending on such day, commencing with the quarter ending June 30, 2012.
[9]	Consolidated Total Debt shall be determined on a consolidated basis in accordance with GAAP.
[10]

In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales assuming that such transactions had occurred on the first day of the determination period.

Exhibit B – Form of Compliance Certificate

Section 6.18 Minimum Interest Coverage Ratio.11

(a) Consolidated EBITDA of Borrower and its Restricted Subsidiaries[12] (see I.(b) above)	$

(b) cash interest expense of the Borrower and its Restricted Subsidiaries	$

Minimum Interest Coverage Ratio = (a) divided by (b) =

Allowed Minimum Interest Coverage Ratio	2.75 to 1.00

Compliance	Yes No

[11]	Calculated as of each fiscal quarter end for the four consecutive fiscal quarters ending on such day, commencing with the quarter ending June 30, 2012.
[12]

In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales assuming that such transactions had occurred on the first day of the determination period.

Exhibit B – Form of Compliance Certificate

III. Section 6.18 Capital Expenditures13:

(a)	Capital Expenditures expended by the Borrower and its Restricted Subsidiaries in the current fiscal year	$

(b)	permitted Capital Expenditures not actually spent and carried forward from previous fiscal year	$

(c)	CapEx Basket Amount		$100,000,000

Capital Expenditure covenant:			(a) ≤ [(b) + (c)]

Compliance			Yes No

[13]	Calculated as of each fiscal quarter end, commencing with the quarter ending June 30, 2012.

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                  ,             .

HECKMANN CORPORATION

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF GUARANTY AGREEMENT

This Guaranty Agreement dated as of April 10, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”) is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A. This Guaranty is given in connection with that certain Credit Agreement dated as of April 10, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Heckmann Corporation, a Delaware corporation (the “Borrower”), the lenders party thereto from time to time, (the “Lenders”) and Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as the issuing lender (in such capacity, the “Issuing Lender”) and as the swing line lender (in such capacity, the “Swing Line Lender”).

B. Each Guarantor is a Restricted Subsidiary of the Borrower and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by the Borrower with a Secured Swap Counterparty, and (iii) the Banking Services provided by any Lender or any Affiliate of a Lender to the Borrower or any Guarantor, each are (a) in furtherance of such Restricted Subsidiary’s limited liability company or corporate purposes, (b) necessary or convenient to the conduct, promotion or attainment of such Restricted Subsidiary’s business, and (c) for such Restricted Subsidiary’s direct or indirect benefit.

C. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lender to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty, including those in the preamble and recitals above, that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Restricted Subsidiary of the Borrower to the Administrative Agent, the Issuing Lender or any Lender under the Credit Documents and by the Borrower or any Restricted Subsidiary of the Borrower to the Secured Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Restricted Subsidiary of the Borrower.

Exhibit C – Form of Guaranty Agreement

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guaranties of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each such other guaranty and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)); and

Exhibit C – Form of Guaranty Agreement

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto but subject to Section 2(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent not prohibited by applicable law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Secured Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Secured Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of the Borrower or any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

(f) any failure of any Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lender, the Swing Line Lender, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

Exhibit C – Form of Guaranty Agreement

(g) any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 4 (INCLUDING REASONABLE AND DOCUMENTED ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS (A) FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF THE OBLIGATIONS OF SUCH INDEMNIFIED SECURED PARTY UNDER THE CREDIT DOCUMENTS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR (B) ARISING OUT OF OR IS IN CONNECTION WITH ANY CLAIM, LITIGATION, LOSS OR PROCEEDING NOT INVOLVING AN ACT OR OMISSION OF A GUARANTOR OR AN AFFILIATE OF A GUARANTOR AND THAT IS BROUGHT BY ANY INDEMNIFIED SECURED PARTY AGAINST ANOTHER INDEMNIFIED SECURED PARTY (OTHER THAN AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH); PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 5. Waivers and Acknowledgments.

(a) Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving the Borrower or any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements with a Secured Swap Counterparty, and (iii) the Banking Services provided to the Borrower or any Guarantor, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Exhibit C – Form of Guaranty Agreement

Section 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent and indemnification obligations) and any and all other amounts payable by the Guarantors under this Guaranty shall have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the Issuing Lender), all Hedging Arrangements with Secured Swap Counterparties have been terminated or novated to a counterparty that is not a Secured Party and all Commitments shall have terminated (such date being the “Termination Date”). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that, until after the Termination Date, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

Exhibit C – Form of Guaranty Agreement

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent, the Issuing Lender, the Swing Line Lender and any other Secured Party is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested, if to a Guarantor, at its address for notices specified on the signature pages to the Security Agreement, and if to any Secured Party, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered.

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender, the Swing Line Lender and the Issuing Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by a Secured Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any

Exhibit C – Form of Guaranty Agreement

portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent, the Swing Line Lender or the Issuing Lender in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Governing Law; Service of Process. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at the address set forth for such Guarantor on the signature pages to the Security Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

Section 14. Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Guaranty, or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty in any court referred to in this Section 14. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Guaranty and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 15. Waiver of Jury. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE AND DOCUMENTED ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR

Exhibit C – Form of Guaranty Agreement

PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR ARISING FROM ANY STRICT LIABILITY OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S (I) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF THE OBLIGATIONS OF SUCH INDEMNITEE UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR (II) ARISING OUT OF OR IS IN CONNECTION WITH ANY CLAIM, LITIGATION, LOSS OR PROCEEDING NOT INVOLVING AN ACT OR OMISSION OF A CREDIT PARTY OR AN AFFILIATE OF A CREDIT PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH). IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 16 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING LENDER. No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

Section 17. Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, Restricted Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor upon becoming a Restricted Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18. USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each

Exhibit C – Form of Guaranty Agreement

Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 19. Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Guaranty by fax transmission or e-mail shall be as effective as delivery of a manually executed counterpart of this Guaranty.

THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Guaranty Agreement

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

1960 WELL SERVICES, LLC
HECKMANN ENVIRONMENTAL SERVICES, INC.
HECKMANN WATER RESOURCES (CVR), INC.
HECKMANN WATER RESOURCES (EXCALIBUR), INC.
HECKMANN WATER RESOURCES CORPORATION
HEK WATER SOLUTIONS, LLC

Each By:
Damian C. Georgino
Vice President, Secretary and Assistant Treasurer

TFI HOLDINGS, INC.
THERMO FLUIDS INC.

Each By:
Damian C. Georgino
Vice President

Exhibit C – Form of Guaranty Agreement

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO.          dated as of                      (the “Supplement”), to the Guaranty Agreement dated as of April 10, 2012 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), executed by                     , a                      (individually a “Guarantor” and collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Credit Agreement dated as of April 10, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Heckmann Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, Wells Fargo Bank, National Association, as the issuing lender (the “Issuing Lender”) and as the swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lender to issue Letters of Credit. Section 17 of the Guaranty Agreement provides that additional Restricted Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lender to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission or electronic mail (PDF) shall be as effective as delivery of a manually executed counterpart of this Supplement.

Exhibit C – Form of Guaranty Agreement

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Guarantor at the address set forth on the signature page to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6. The parties hereto hereby agree that any suit or proceeding arising in respect of this Supplement, or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Supplement in any court referred to in this Section 6. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Supplement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7. THE NEW GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be given as provided in Section 10 of the Guaranty Agreement.

Exhibit C – Form of Guaranty Agreement

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

Address for New Guarantor:

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit C – Form of Guaranty Agreement

EXHIBIT D

FORM OF MORTGAGE

[NOTE: THE ADMINISTRATIVE AGENT AND BORROWER AGREE THAT THIS MORTGAGE WILL BE MODIFIED IN EACH INSTANCE IN A MANNER REASONABLY ACCEPTABLE TO ADMINISTRATIVE AGENT BASED UPON THE ACTUAL TYPE(S) OF COLLATERAL BEING SUBJECT TO THE LIEN BY THE APPLICABLE GRANTOR (OWNED, LEASED, PIPELINE, WELLS, ETC.) AND SUCH GRANTOR’S RIGHT, TITLE AND INTEREST IN SAME, AND FOR ANY STATE SPECIFIC PROVISIONS OR CUSTOMARY FORMATS (DEED OF TRUST, MORTGAGE, LEASEHOLD MORTGAGE, ETC.) USED IN THE JURISDICTION WHERE THE LAND (AS DEFINED BELOW) IS LOCATED.]

Prepared By/Return To:

Mona M. Guidry

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

DEED OF TRUST, ASSIGNMENT, SECURITY AGREEMENT AND FIXTURE FILING

by

[                    ],

a [                    ],

as Grantor,

to

[                    ], as Trustee,

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,

a national banking association,

as Beneficiary

(This document serves as a Fixture Filing under Section 9.502 of the Texas Business and Commercial Code)

Exhibit D – Form of Mortgage

Grantor’s Organizational Identification Number is: [                    ]

A CARBON, PHOTOGRAPHIC, FACSIMILE, OR OTHER REPRODUCTION OF THIS INSTRUMENT IS SUFFICIENT AS A FINANCING STATEMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS, SECURES PAYMENT OF FUTURE ADVANCES, AND COVERS PROCEEDS OF COLLATERAL COVERED HEREBY.

THIS INSTRUMENT COVERS GOODS WHICH ARE OR ARE TO BECOME FIXTURES ON THE REAL/IMMOVABLE PROPERTY DESCRIBED HEREIN, AND IT IS TO BE FILED FOR RECORD AS A FIXTURE FILING, AMONG OTHER PLACES, IN THE REAL ESTATE OR COMPARABLE RECORDS OF THE RECORDERS OF THE COUNTIES LISTED ON EXHIBIT A HERETO.

THIS INSTRUMENT IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING GOODS WHICH ARE, OR ARE TO BECOME FIXTURES ON, THE REAL PROPERTY HEREIN DESCRIBED.

AS PROVIDED BELOW, GRANTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND IMMOVABLE PROPERTY CONCERNED WHICH INTEREST IS DESCRIBED IN MORE DETAIL IN ARTICLE I OF THIS INSTRUMENT.

THIS INSTRUMENT IS TO BE FILED IN THE REAL ESTATE RECORDS FOR THE REAL PROPERTY CONSTITUTING COLLATERAL HEREUNDER LYING IN THE STATE OF TEXAS.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT. A POWER OF SALE MAY ALLOW THE TRUSTEE OR BENEFICIARY TO TAKE THE COLLATERAL AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY GRANTOR UNDER THIS INSTRUMENT.

Exhibit D – Form of Mortgage

DEED OF TRUST, ASSIGNMENT, SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment, Security Agreement and Fixture Filing is made as of the [—] day of [            ], 2012, by [            ], a [            ] (herein referred to as “Grantor”), whose address is [            ], Attention: [            ]; to [            ] (“Trustee”), of Harris County, Texas, for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent (as defined below) and on behalf of the Secured Parties (defined below) (the “Beneficiary”), whose address is 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention: [                    ].

RECITALS

Grantor has requested that Lenders make the Advances (defined below) to Borrower (defined below). As a condition precedent to making the Advances, Administrative Agent and Lenders have required that Grantor execute and deliver this Deed of Trust, Assignment, Security Agreement and Fixture Filing to Trustee for the benefit of Beneficiary. Grantor is a Restricted Subsidiary (defined below) of Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement (defined below) and the other Credit Documents (defined below) and Grantor further acknowledges and agrees that (a) it has benefited directly from Beneficiary’s making of Advances to Borrower, and (b) Beneficiary has required the granting of this Deed of Trust as additional security for and as a condition to the making of the Loan or future disbursements thereunder.

GRANTS AND AGREEMENTS

Now, therefore, in order to induce Lenders to make the Advances to Borrower, and in consideration of the making of the Advances, and other good and valuable consideration, Grantor agrees as follows:

Article I

Definitions.

In addition to other terms defined herein, the following additional terms shall have the meanings specified below:

“Accessories” means, to the extent of Grantor’s right, title, and interest in and to, all trade fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building and construction materials not permanently used in Improvements, supplies and other articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Grantor, which are now or hereafter attached to or situated in, on or about the Land or Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation of the Land or Improvements, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or Improvements, and all Additions to the foregoing.

“Accounts” means all accounts of Grantor within the meaning of the UCC, derived from or arising out of the use, occupancy or enjoyment of the Property or for services rendered therein or thereon.

Exhibit D – Form of Mortgage

“Additions” means any and all alterations, additions, accessions and improvements to property, substitutions therefor, and renewals and replacements thereof.

“Administrative Agent” means Wells Fargo Bank, National Association, together with its successors and assigns, in its capacity as the administrative agent under the Credit Agreement.

“Advances” has the meaning set forth in the Credit Agreement.

“Beneficiary” means Wells Fargo Bank, National Association, as Administrative Agent, on behalf of the Secured Parties.

“Borrower” means Heckmann Corporation, a Delaware corporation.

“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including reasonable fees, costs and reasonable expenses of attorneys, consultants, contractors and experts.

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest received thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Credit Agreement” means the Credit Agreement dated April 10, 2012 between Borrower, Lenders, the Administrative Agent, the Issuing Lender and the Swing Line Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Credit Documents” has the meaning set forth in the Credit Agreement.

“Credit Parties” has the meaning set forth in the Credit Agreement.

“Debtor Relief Laws” means Title 11 of the United States Code as now or hereafter in effect or any other federal, state or local law, domestic or foreign, as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Deed of Trust” means this Deed of Trust, Assignment, Security Agreement and Fixture Filing, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Default” has the meaning set forth in the Credit Agreement.

Exhibit D – Form of Mortgage

“Default Rate” has the meaning set forth in the Credit Agreement.

“Encumbrance” means any Lien, easement, right of way, roadway (public or private), condominium regime, cooperative housing regime, condition, covenant or restriction (including any covenants, conditions and restrictions in connection with any shopping center, commercial development, condominium development or cooperative housing development), Lease or other matter of any nature that would affect title to the Property.

“Event of Default” means an event or circumstance specified in Article VII and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VII.

“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after a Default) by Beneficiary or Trustee in making, funding, administering or modifying the Secured Obligations, in negotiating or entering into any “workout” of the Secured Obligations, or in exercising or enforcing any rights, powers and remedies provided in this Deed of Trust or any of the other Credit Documents, including attorneys’ fees, court costs, receiver’s fees, management fees and other costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

“Governmental Authority” has the meaning set forth in the Credit Agreement.

“Guarantor” has the meaning set forth in the Credit Agreement.

“Guaranty” has the meaning set forth in the Credit Agreement.

“Improvements” means all buildings, structures and other improvements now or hereafter existing, erected or placed on the Land, together with any on-site improvements and off-site improvements owned by Grantor in any way used or to be used in connection with the use, enjoyment, occupancy or operation of the Land, including without limitation, [any salt water wells or pipelines].

“Insurance Proceeds” means the insurance claims that Grantor is entitled to under and the proceeds of any and all policies of insurance covering and specifically related to the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

“Land” means the real property described in Exhibit A attached hereto and made a part hereof.

“Leasehold Interests” means, and includes, any leasehold estate and all other rights, titles, interests and estates, now or hereafter existing, of Grantor under, in and to the SWD Leases.

“Leases” means all leases which constitute subleases under the SWD Leases (whether or not designated as subleases), license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, granting a third party other than Grantor the right to use the Real Property or any part thereof which cover or relate to the Real Property or

Exhibit D – Form of Mortgage

any part thereof, but excluding any sublease to which Grantor is not a party, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.

“Legal Requirement” has the meaning set forth in the Credit Agreement.

“Lien” has the meaning set forth in the Credit Agreement.

“Notes” has the meaning set forth in the Credit Agreement.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 11.9 of this Deed of Trust.

“Obligations” has the meaning set forth in the Credit Agreement.

“Permitted Encumbrances” means (a) any matters, acceptable to Beneficiary, that would be set forth in any policy of title insurance issued to Beneficiary and insuring Beneficiary’s interest in the Property, (b) the Liens and interests of this Deed of Trust, (c) the Permitted Liens, and (d) any other Encumbrance that Beneficiary shall expressly approve in its sole and absolute discretion.

“Permitted Liens” has the meaning set forth in the Credit Agreement.

“Person” has the meaning set forth in the Credit Agreement.

“Personalty” means, to the extent of Grantor’s right, title or interest in and to, all personal property of any kind or nature whatsoever, whether tangible or intangible and whether now owned or hereafter acquired, in which Grantor now has or hereafter acquires an interest and which is used in the construction of, or is placed upon, or is derived from or used in connection with the maintenance, use, occupancy or enjoyment of, the Property, including (a) the Accessories; (b) the Accounts; (c) all fixtures which are now or hereafter attached to or situated in, on or about the Land or Improvements; (d) all franchise, license, management or other agreements with respect to the operation of the Real Property or the business conducted therein (provided all of such agreements shall be subordinate to this Deed of Trust, and Beneficiary shall have no responsibility for the performance of Grantor’s obligations thereunder) and all general intangibles (including payment intangibles, trademarks, trade names, goodwill, software and symbols) related to the Real Property or the operation thereof; (e) all sewer and water taps, appurtenant water stock or water rights, allocations and agreements for utilities, bonds, letters of credit, permits, certificates, licenses, guaranties, warranties, causes of action, judgments, Claims, profits, security deposits, utility deposits, and all rebates or refunds of fees, Taxes, assessments, charges or deposits paid by or on behalf of Grantor to any Governmental Authority related to the Real Property or the operation thereof; (f) all individual insurance policies held by Grantor or in which Grantor has an interest with respect to the Property or Grantor’s operation thereof to the extent they apply to the Property; and (g) all money, instruments and documents (whether tangible or electronic) arising from or by virtue of any transactions directly related to the

Exhibit D – Form of Mortgage

Property, and all deposits and deposit accounts of Grantor with Beneficiary related to the Property, including any such deposit account from which Grantor may from time to time authorize Beneficiary to debit and/or credit payments due with respect to the Advances; together with all Additions to and Proceeds of all of the foregoing.

“Proceeds,” when used with respect to any of the Property, means all proceeds of such Property, including all Insurance Proceeds and all other proceeds within the meaning of that term as defined in the UCC.

“Property” means, to the extent of Grantor’s right, title or interest in and to, the Leasehold Interests, the Real Property and the Personalty and all other rights, interests and benefits of every kind and character which Grantor now has or hereafter acquires in, to or for the benefit of the Real Property and/or the Personalty and all other property and rights used or useful in connection therewith, including all Leases, all Rents, all Condemnation Awards, all Proceeds, and all of the Sales Contracts, if any.

“Property Assessments” means all Taxes, payments in lieu of taxes, water rents, sewer rents, assessments, condominium and owner’s association assessments and charges, maintenance charges and other governmental or municipal or public or private dues, charges and levies and any Liens (including federal tax liens) which are or may be levied, imposed or assessed upon the Real Property or any part thereof, or upon any Leases or any Rents, whether levied directly or indirectly or as excise taxes, as income taxes, or otherwise.

“Real Property” means the Land, Improvements and real estate fixtures owned by Grantor, together with (a) all estates, title interests, title reversion rights, remainders, increases, issues, profits, rights of way or uses, additions, accretions, servitudes, strips, gaps, gores, liberties, privileges, water rights, salt water disposal rights, water courses, pipelines, water wells, salt water disposal wells, other wells, alleys, passages, ways, vaults, licenses, tenements, franchises, hereditaments, appurtenances, easements, rights-of-way, rights of ingress or egress, parking rights, timber, crops, mineral interests and other rights, now or hereafter owned by Grantor and belonging or appertaining to the Land or Improvements; (b) all Claims whatsoever of Grantor with respect to the Land or Improvements, either in law or in equity, in possession or in expectancy; (c) all estate, right, title and interest of Grantor in and to all streets, roads and public places, opened or proposed, now or hereafter adjoining or appertaining to the Land or Improvements; and (d) all options to purchase the Land or Improvements, or any portion thereof or interest therein, and any greater estate in the Land or Improvements, and all Additions to and Proceeds of the foregoing.

“Rents” has the meaning set forth in the TARA and shall include all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property, or arising from the use or enjoyment of the Property, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Real Property, now due or which may become due or to which Grantor may now or hereafter shall become entitled.

“Restricted Subsidiary” has the meaning set forth in the Credit Agreement.

Exhibit D – Form of Mortgage

“Sales Contract” means any contract for the sale of all or any part of the Property or any interest therein, whether now in existence or hereafter executed.

“Secured Obligations” has the meaning set forth in the Credit Agreement.

“Secured Parties” has the meaning set forth in the Credit Agreement.

“Security Agreement” has the meaning set forth in the Credit Agreement.

“State” means the State of Texas.

“SWD Leases” means any leases, easements, servitudes, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, granting Grantor the right to use salt water wells located on the Land or any part thereof which cover or relate to the Land or any part thereof, including, without limitation, the SWD Leases which are described in Exhibit A attached hereto and made a part hereof, and all amendments thereto, renewals and modifications.

“TARA” means the Texas Assignment of Rents Act, being Chapter 64 of the Texas Property Code, as in effect from time to time.

“Taxes” has the meaning set forth in the Credit Agreement.

“Termination Date” means the date that all Secured Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the Issuing Lender), all Hedging Arrangements with Secured Swap Counterparties have been terminated or novated to a counterparty that is not a Secured Party, and all Commitments shall have terminated.

“Transfer” means any direct or indirect sale, assignment, conveyance or transfer, including any Sales Contract and any other contract or agreement to sell, assign, convey or transfer, whether made voluntarily or by operation of law or otherwise, and whether made with or without consideration.

“Trustee” means the Trustee or its successor in trust who may be acting under and pursuant to this Deed of Trust from time to time.

“UCC” means the Uniform Commercial Code of the State, as in effect from time to time; provided that, to the extent that the UCC is used to define any term herein and such term is defined in Article 9 of the UCC differently than another Article of the UCC, such term shall have the meaning specified in Article 9; provided further, however, that if, by reason of Legal Requirement, any security interest herein granted is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect from time to time in such other jurisdiction.

All capitalized terms used herein, but not otherwise defined, shall have the meanings assigned to such terms in the Credit Agreement.

Exhibit D – Form of Mortgage

Article II

Granting Clauses; Conditions of Grant; Priority of Credit Agreement.

Section 2.1 Conveyances and Security Interests. In order to secure the prompt payment and performance of the Secured Obligations, Grantor (a) hereby irrevocably and unconditionally grants, bargains, sells and conveys the Leasehold Interests covering the Real Property unto Trustee, for the benefit of Beneficiary on behalf of the Secured Parties and with power of sale and right of entry and possession, all estate, right, title and interest that Grantor now has or may later acquire in and to the SWD Leases and the Real Property, to have and to hold the Leasehold Interests covering the Real Property unto Trustee forever; (b) grants to Beneficiary on behalf of the Secured Parties a security interest in the Personalty; (c) assigns to Beneficiary on behalf of the Secured Parties, and grants to Beneficiary on behalf of the Secured Parties a security interest in, all Condemnation Awards and all Insurance Proceeds; and (d) assigns to Beneficiary on behalf of the Secured Parties, and grants to Beneficiary on behalf of the Secured Parties a security interest in, all of Grantor’s right, title and interest in, but not any of Grantor’s obligations or liabilities under all Sales Contracts, all subject to Permitted Encumbrances.

Section 2.2 Assignment of Leases and Rents. In consideration of the making of the Advances by Beneficiary to Borrower and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby grants, transfers and assigns, in accordance with the TARA, to Beneficiary on behalf of the Secured Parties all of Grantor’s right, title and interest in and to the Leases and the Rents. This assignment grants, and is intended to grant to Beneficiary on behalf of the Secured Parties, a presently effective first priority lien and security interest in the Leases and the Rents. Upon the occurrence of and during the continuation of an Event of Default, Beneficiary shall have all the rights and remedies and be entitled to all of the benefits of Section 64.053, Section 64.054, Section 64.055 and Section 64.057 of the TARA. The Grantor hereby waives any right to withhold any amount permitted by the provisions of Section 64.060(a) of the TARA and, the provisions thereof notwithstanding, agrees that Grantor shall turn over Rents within ten (10) days after notice is received by the Grantor as provided in Section 10.9 hereof.

Section 2.3 Security Agreement, Fixture Filing and Financing Statement. This Deed of Trust creates a security interest in the Personalty, and, to the extent the Personalty is not real property, this Deed of Trust constitutes a security agreement from Grantor to Beneficiary on behalf of the Secured Parties under the UCC. In addition to all of its other rights under this Deed of Trust and otherwise, Beneficiary shall have all of the rights of a secured party under the UCC. This Deed of Trust shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Real Property and is to be filed for record in the real estate records of each county where any part of the Real Property (including such fixtures) is situated. This Deed of Trust shall be effective as a security instrument under the TARA with respect to the Leases and the Rents. This Deed of Trust shall also be effective as a financing statement with respect to any other Property as to which a security interest may be perfected by the filing of a financing statement and may be filed as such in any appropriate filing or recording office. The respective mailing addresses of Grantor and Beneficiary are set forth in the opening paragraph of this Deed of Trust. A carbon, photographic or other reproduction of this Deed of Trust or any other financing statement relating to this Deed of Trust shall be sufficient as a financing

Exhibit D – Form of Mortgage

statement for any of the purposes referred to in this Section. Grantor hereby irrevocably authorizes Beneficiary at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by Legal Requirement, reasonably required by Beneficiary to establish or maintain the validity, perfection and priority of the security interests granted in this Deed of Trust.

Section 2.4 Release of Deed of Trust and Termination of Assignments and Financing Statements. Beneficiary, without the joinder of Trustee, will provide a release of the Property from the lien of this Deed of Trust and termination statements for filed financing statements, if any, to Grantor in accordance with Section 8.8(b) of the Credit Agreement. Grantor shall be responsible for the recordation of such release and the payment of any recording and filing costs. Upon the recording of such release and the filing of such termination statements, the assignments set forth in Section 2.2 shall become null and void.

Section 2.5 Continuation; Reinstatement. Notwithstanding the foregoing, this Deed of Trust shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Grantor or any other Person, or upon or as a result of the appointment of a receiver, conservator, liquidator, intervenor, trustee or similar Person for, the Grantor or any other Person or any substantial part of its respective property, or otherwise, all as though such payment had not been made.

Section 2.6 Revolving Credit, Future Advances. It is contemplated and acknowledged that the Secured Obligations may include revolving credit loans and advances from time to time, and that this Deed of Trust shall have effect as of the date hereof to secure all Secured Obligations, regardless of whether any amounts are advanced on the date hereof or on a later date or, whether having been advanced, are later repaid in part or in whole and further advances made at a later date. This Deed of Trust secures all future advances and obligations constituting Secured Obligations. The absence of an outstanding balance on the line of credit or on the Secured Obligations shall not affect the lien or priority of this Deed of Trust to secure all advances made, from time to time, pursuant to such line of credit. (and, to the full extent permitted by Legal Requirement, Grantor hereby waives the operation of any Legal Requirement, statutory or otherwise, having a contrary effect).

Section 2.7 Priority of Credit Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS DEED OF TRUST, TO THE EXTENT THERE ARE ANY CONFLICTS, INCONSISTENCIES, DEVIATIONS, OR OTHER AMBIGUITIES BETWEEN THIS DEED OF TRUST AND THE CREDIT AGREEMENT, THE TERMS AND CONDITIONS OF THE CREDIT AGREEMENT SHALL GOVERN AND CONTROL IN ALL INSTANCES AND RESPECTS, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE RIGHTS, OBLIGATIONS AND/OR LIABILITIES OF GRANTOR (IN ITS CAPACITY AS A GUARANTOR, RESTRICTED SUBSIDIARY, AND/OR CREDIT PARTY UNDER THE CREDIT AGREEMENT). FOR THE AVOIDANCE OF DOUBT AND FOR THE PURPOSES OF DETERMINING IF THE PRIOR SENTENCE APPLIES, IT IS AGREED THAT ALL REPRESENTATIONS, WARRANTIES, COVENANTS, AND NEGATIVE COVENANTS CONTAINED IN THE CREDIT AGREEMENT APPLICABLE TO GRANTOR

Exhibit D – Form of Mortgage

AND ITS PROPERTY ARE HEREBY CONFIRMED AND RESTATED, EACH SUCH REPRESENTATION, WARRANTY, COVENANT AND NEGATIVE COVENANT, TOGETHER WITH ALL RELATED DEFINITIONS AND ANCILLARY PROVISIONS, BEING HEREBY INCORPORATED INTO THIS DEED OF TRUST BY REFERENCE AS THOUGH SPECIFICALLY SET FORTH HEREIN.

Article III

SWD Leases

[NOTE: APPLICABILITY OF ARTICLE III TO BE DETERMINED IN EACH INSTANCE SINCE THE PARTIES ANTICIPATE THAT SALT WATER WELLS WILL NOT ALWAYS BE APPLICABLE.]

Section 3.1 SWD Leases. Grantor represents, warrants and agrees as follows:

(a) Grantor has delivered to Beneficiary a true, correct and complete copy of each written SWD Lease and a description of any oral SWD Lease, including all amendments and modifications, existing as of the date hereof.

(b) As of the date hereof, neither the Grantor nor the landlord (or other applicable term) under each SWD Lease has commenced any action or given or received any written notice for the purpose of terminating such SWD Lease and the interest of the tenant (or other applicable term) under each SWD Lease is vested solely in the Grantor.

(c) Except as expressly permitted under the Credit Agreement, Grantor shall not enter into any new leases of all or any portion of the Property or any modifications or amendments of any SWD Lease.

(d) Except for Permitted Encumbrances, this Deed of Trust or other assignments in favor of Beneficiary, or other assignments or pledges permitted pursuant to the Credit Agreement, Grantor has not executed any assignment or pledge of any SWD Lease or of Grantor’s right, title and interest in the same.

(e) Grantor shall pay, when due and payable, the rentals, additional rentals, royalties and other charges required to be paid by it under each SWD Lease in accordance with such SWD Lease.

(f) Grantor shall perform and observe, in all material respects, all terms, covenants, and conditions that Grantor must perform and observe as tenant (or other applicable term) under each SWD Lease, and do everything necessary to preserve and to keep unimpaired Grantor’s rights under such SWD Lease. Grantor shall provide any insurance required of it by each SWD Lease. Except for matters that could not reasonably be expected to result in a Material Adverse Change, Grantor shall enforce the landlord’s (or other applicable term) obligations under each SWD Lease so that Grantor may enjoy all its material rights as tenant (or other applicable term) under such SWD Lease.

(g) Grantor shall not, without Beneficiary’s consent, consent or refuse to consent to any action that the landlord (or other applicable term) or any third party takes or desires to take pursuant to the terms and provisions of any SWD Lease if such action is likely to cause a Material Adverse Change.

Exhibit D – Form of Mortgage

(h) Grantor’s obligations under this Deed of Trust are independent of and in addition to Grantor’s obligations under each SWD Lease. Nothing in this Deed of Trust shall be construed to require Grantor or Beneficiary to take or omit to take any action that would cause a default under any SWD Lease.

(i) Grantor shall promptly deliver to Beneficiary a copy of any written notice of default or termination that it receives from the landlord (or other applicable term) or from the other party to any SWD Lease; provided that the Property in respect of which such notice was issued exceeds a fair market value of $2,000,000.

Section 3.2 Acquisition of Interest in Leased Parcel. If Grantor acquires the fee or any other interest in any Land or Improvements originally subject to any SWD Lease, then, such acquired interest shall immediately become subject to the Lien of this Deed of Trust as fully and completely, and with the same effect, as if Grantor now owned it and as if this Deed of Trust specifically described it, without need for the delivery and/or recording of a supplement to this Deed of Trust or any other instrument. In the event of any such acquisition, the fee and leasehold interests (or other applicable interests) in such Land or Improvements, unless Beneficiary elects otherwise in writing, remain separate and distinct and shall not merge, notwithstanding any principle of law to the contrary.

Section 3.3 New SWD Lease. If: (i) any SWD Lease is for any reason whatsoever terminated before the expiration of its term, (ii) such termination is an Event of Default and pursuant to any provision of such SWD Lease, (iii) Beneficiary or its designee then acquires from landlord (or other applicable term) a new lease of the relevant leased premises, the Grantor shall have no right, title or interest in or to such new lease or the estate created thereby as a result of an Event of Default.

Section 3.4 No Merger of Leasehold. Notwithstanding (i) the fact that any Lease or the leasehold estate created thereby may be held, directly or indirectly, by or for the account of any person or entity which shall have an interest in the fee estate or of the subject property or in the leasehold (or other applicable interest) created by any SWD Lease, (ii) the operation of law or (iii) any other event, tenant’s leasehold estate under such Lease shall not merge into the fee estate or into the leasehold (or other applicable interest) created by such SWD Lease and the tenant under such Lease shall remain obligated to perform such Lease in accordance with its terms.

Article IV

Representations and Warranties.

Grantor makes the following representations and warranties to Beneficiary:

Section 4.1 Property Assessments. Unless otherwise disclosed to Beneficiary, the Real Property that is owned by Grantor is assessed for purposes of Property Assessments as a separate and distinct parcel from any other property, and, with respect to Real Property owned by Grantor, the Real Property constitutes a legally subdivided lot under all Legal Requirement (or, if not subdivided, no subdivision or platting of the Real Property is required under Legal Requirement).

Exhibit D – Form of Mortgage

Section 4.2 Access and Utilities. The Real Property owned or used by Grantor has adequate rights of access to public ways and all water, sanitary sewer and storm drain facilities for the purposes for which the Real Property is presently used by Grantor. All public utilities necessary for the present use and enjoyment of the Real Property for the purposes for which the Real Property is presently used by Grantor are connected so as to so fully serve such Real Property. All roads necessary for the utilization of the Real Property for its presently intended purposes have been completed, dedicated to public use and accepted by the appropriate Governmental Authority.

Section 4.3 Lien Potential. As of the date hereof, Grantor is not a party to any contract or arrangement of any kind, which has given rise to (or the performance of which by the other party thereto would give rise to) a Lien or claim of Lien on the Property, except for those granted or permitted by the Credit Agreement or any other Credit Documents, including without limitation, the Permitted Encumbrances.

Section 4.4 Absence of Secured Obligations of Administrative Agent with Respect to Property. Notwithstanding anything in this Deed of Trust to the contrary, including, without limitation, the definition of “Property” and/or the provisions of Section 2.2 hereof, (a) to the extent permitted by Legal Requirement, the Property is composed of Grantor’s rights, title and interests therein but not Grantor’s obligations, duties or liabilities pertaining thereto, (b) Administrative Agent neither assumes nor shall have any obligations, duties or liabilities in connection with any portion of the items described in the definition of “Property” herein, prior to obtaining title to such Property, whether by foreclosure sale, the granting of a deed in lieu of foreclosure or otherwise, and (c) Administrative Agent may, at any time prior to or after the acquisition of title to any portion of the Property as described above, advise any party in writing as to the extent of Administrative Agent’s interest therein and/or expressly disaffirm in writing any rights, interests, obligations, duties and/or liabilities with respect to such Property or matters related thereto. Without limiting the generality of the foregoing, it is understood and agreed that Administrative Agent shall have no obligations, duties or liabilities prior to acquisition of title to any portion of the Property, as lessee under any lease or purchaser or seller under any contract or option unless Administrative Agent elects otherwise by written notification.

Section 4.5 Leases and Tenants. Grantor has not accepted any Rents more than thirty (30) days in advance of the time the same became due under the Leases and has not forgiven, compromised or discounted any of the Rents as of the date hereof that could reasonably be expected to cause a Material Adverse Change.

Article V

Affirmative Covenants.

Section 5.1 Obligations. Grantor agrees to pay and perform all of the Secured Obligations as and when due, time being of the essence in each case.

Exhibit D – Form of Mortgage

Section 5.2 Property Assessments; Documentary Taxes. Subject to Section 5.9, Grantor (a) will pay in full and discharge all Property Assessments prior to delinquency, and (b) will furnish to Beneficiary, upon demand, the receipted bills for such Property Assessments prior to the day upon which the same shall become delinquent. Property Assessments shall be considered delinquent as of the first day any interest or penalty commences to accrue thereon. Grantor will pay prior to delinquency all stamp, documentary, recordation, transfer and intangible taxes and all other taxes that may from time to time be required to be paid with respect to the Advances, the Notes, this Deed of Trust or any of the other Credit Documents.

Section 5.3 Insurance. Grantor’s rights and obligations with respect to insurance upon and relating to the Real Property shall be governed in accordance with Section 5.3 of the Credit Agreement.

Section 5.4 Reserved.

Section 5.5 Operation of Property. Grantor will operate the Property in accordance with the obligations under the Credit Agreement. Grantor will not initiate or permit any zoning reclassification of the owned Real Property or seek any variance under existing zoning ordinances applicable to such Real Property or use or permit the use of such Real Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirement.

Section 5.6 Status of Grantor; Suits and Claims; Credit Documents. Grantor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701 (i.e. Grantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined therein and in any regulations promulgated thereunder). The Advances evidenced by the Notes are solely for business and/or investment purposes, and are not intended for personal, family, household or agricultural purposes. Grantor further warrants that the proceeds of the Notes shall be used for commercial purposes and stipulates that the Advances evidenced by the Notes shall be construed for all purposes as a commercial loan.

Section 5.7 Certain Environmental Matters. Grantor shall comply with the terms and covenants and agreements with respect to environmental matters contained in Section 6.12 of the Credit Agreement.

Section 5.8 Further Assurances. Grantor will, promptly upon the reasonable request of Administrative Agent, (i) correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of this Deed of Trust or the other Credit Documents to which Grantor is a party; (ii) execute, acknowledge, deliver, procure and record and/or file such further documents (including, without limitation, further mortgages, deeds of trust, security agreements, and assignments of rents or leases) and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Deed of Trust, to more fully identify and subject to the liens and security interests hereof any property intended to be covered hereby (including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the Property) or as deemed advisable by Administrative Agent to protect the lien or the security interest hereunder against the rights or

Exhibit D – Form of Mortgage

interests of third persons other than parties with Permitted Encumbrances; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be reasonably necessary, desirable or proper in the reasonable determination of Administrative Agent to enable Administrative Agent to comply with the requirements or requests of any Governmental Authority having jurisdiction over Administrative Agent or any examiners of such authorities with respect to the indebtedness secured hereby, Grantor or the Property.

Section 5.9 Permitted Contests. Grantor shall not be required to pay any of the Property Assessments, or to comply with any Legal Requirement, so long as Grantor shall in good faith, and at its cost and expense, contest the amount or validity thereof, or take other appropriate action with respect thereto, in good faith and in an appropriate manner or by appropriate proceedings; provided that (a) such proceedings operate to prevent the collection of, or other realization upon, such Property Assessments or enforcement of the Legal Requirement so contested, (b) there will be no sale, forfeiture or loss of the Real Property during the contest, (c) neither Beneficiary nor Trustee is subjected to any Claim as a result of such contest, and (d) Grantor provides assurances reasonably satisfactory to Beneficiary (including the establishment of an appropriate bond with the applicable court or other Governmental Authority or other reasonable equivalent) of its ability to pay such Property Assessments or comply with such Legal Requirement in the event Grantor is unsuccessful in its contest. Each such contest shall be promptly prosecuted to final conclusion or settlement, and Grantor shall indemnify and save Beneficiary and Trustee harmless against all Claims in connection therewith. Promptly after the settlement or conclusion of such contest or action, Grantor shall comply with such Legal Requirement and/or pay and discharge the amounts which shall be levied, assessed or imposed or determined to be payable, together with any penalties, fines, interests, costs and expenses in connection therewith.

Section 5.10 Compliance With Laws. Grantor will comply with the requirements set forth in Section 5.4 of the Credit Agreement.

Section 5.11 Maintenance and Repair of the Property. Grantor will comply with the requirements set forth in Section 5.10 of the Credit Agreement.

Section 5.12 Additions to Security. All right, title and interest of Grantor in and to all Improvements and Additions hereafter constructed or placed on the Property and in and to any Accessories hereafter acquired shall, without any further deed of trust, conveyance, assignment or other act by Grantor, become subject to the Lien of this Deed of Trust as fully and completely, and with the same effect, as though now owned by Grantor and specifically described in the granting clauses hereof. Grantor agrees, however, to execute and deliver to Trustee and/or Beneficiary such further documents as may be required by the terms of the Credit Agreement and the other Credit Documents.

Section 5.13 Subrogation; Vendor’s/Purchase Money Lien. To the extent permitted by Legal Requirement, Beneficiary shall be subrogated, notwithstanding its release of record, to any Lien now or hereafter existing on the Property to the extent that such Lien is paid or discharged by Beneficiary whether or not from the proceeds of the Advances. This Section shall not be deemed or construed, however, to obligate Beneficiary to pay or discharge any Lien. If all or

Exhibit D – Form of Mortgage

any portion of the proceeds of the Advances evidenced by the Notes or of any other secured indebtedness has been advanced for the purpose of paying the purchase price for all or a part of the Property, no vendor’s or purchase money lien is waived; and Beneficiary shall have, and is hereby granted, a vendor’s or purchase money lien on the Property as cumulative additional security for the Secured Obligations. Beneficiary may foreclose under this Deed of Trust or under the vendor’s or purchase money lien without waiving the other or may foreclose under both.

Article VI

Negative Covenants.

Section 6.1 Leases.

(a) Except to the extent permitted under the Credit Agreement, Grantor shall not enter into any Lease with respect to all or any portion of the Property without the prior written consent of Beneficiary.

(b) Subject to any obligations after a foreclosure or its equivalent, neither Trustee nor Beneficiary shall be obligated to perform or discharge any obligation of Grantor under any Lease. Subject to any obligations after a foreclosure or its equivalent, the assignment of Leases provided for in this Deed of Trust in no manner places on Beneficiary or Trustee any responsibility for (i) the control, care, management or repair of the Property, (ii) the carrying out of any of the terms and conditions of the Leases, (iii) any waste committed on the Property, or (iv) any dangerous or defective condition on the Property (whether known or unknown).

(c) No approval of any Lease by Beneficiary shall be for any purpose other than to protect Beneficiary’s security and to preserve Beneficiary’s rights under the Credit Documents, and no such approval shall result in a waiver of a Default or Event of Default.

Section 6.2 Encumbrances. Grantor will not permit any of the Property to become subject to any Encumbrance other than the Permitted Encumbrances.

Section 6.3 Transfer of the Property. Except as permitted under Section 6.8 of the Credit Agreement, Grantor will not Transfer, or contract to Transfer, all or any part of the Property or any legal or beneficial interest therein (except for certain Transfers of the Accessories expressly permitted in this Deed of Trust).

Section 6.4 Removal, Demolition or Alteration of Accessories and Improvements. Except to the extent permitted by the following sentence or Section 6.8 of the Credit Agreement, no Improvements or Accessories shall be removed, demolished or materially altered without the prior written consent of Beneficiary. Grantor may remove and dispose of, free from the Lien of this Deed of Trust, such Accessories as from time to time become worn out or obsolete, provided that, either (a) at the time of, or prior to, such removal, any such Accessories are replaced with other Accessories which are free from Liens other than Permitted Encumbrances and have a value at least equal to that of the replaced Accessories (and by such removal and replacement Grantor shall be deemed to have subjected such Accessories to the Lien of this Deed of Trust), or

Exhibit D – Form of Mortgage

(b) so long as a prepayment may be made without the imposition of any premium pursuant to the Notes, such Accessories are sold at fair market value for cash and the net cash proceeds received from such disposition are paid over promptly to Beneficiary to be applied to the prepayment of the principal of the Advances.

Section 6.5 Additional Improvements. Grantor will not construct any Improvements other than those presently on the Land without the prior written consent of Beneficiary. Grantor will complete and pay for, within a reasonable time, any Improvements which Grantor is permitted to construct on the Land. Grantor will construct and erect any permitted Improvements (a) strictly in accordance with all Legal Requirements and any private restrictive covenants, (b) entirely on lots or parcels of the Land, (c) so as not to encroach upon any easement or right of way or upon the land of others, and (d) wholly within any building restriction and setback lines applicable to the Land.

Article VII

Events of Default.

The occurrence or happening, from time to time, of any Event of Default, as defined in the Credit Agreement or as defined in any SWD Lease, shall constitute an Event of Default under this Deed of Trust.

Article VIII

Rights and Remedies.

Upon the occurrence and during the continuance of any Event of Default, Beneficiary, or Trustee at the direction of Beneficiary, shall have the right, in addition to any other rights or remedies available to Beneficiary under any of the Credit Documents or Legal Requirement, to exercise any one or more of the following rights, powers or remedies:

Section 8.1 Acceleration. Beneficiary may accelerate all Obligations under the Credit Documents to the extent permitted in Sections 7.2 or 7.3 of the Credit Agreement.

(a) Judicial Foreclosure. The right to foreclose this Deed of Trust as a deed of trust by appropriate proceedings in any court of competent jurisdiction is also hereby given.

(b) Expenses of Trustee’s Sale or Foreclosure. All Expenses incurred by Beneficiary in connection with foreclosure of this Deed of Trust, including, without limitation, insurance, repairs, appraisals, maintenance, inspection and testing fees, receivers’ and management fees, leasing and sales commissions, advertising costs and expenses, taxes, impositions, charges and assessments, environmental audits, environmental studies and reports, environmental tests and remediation costs, surveys, engineering studies and reports, engineering fees and expenses, soils tests, space planning costs and expenses, contractors’ fees, expert witness fees and expenses, copying charges, costs for title searches, commitments and examinations, title insurance premiums and expenses, filing and recording fees, all costs, fees, or expenses incurred by Beneficiary to maintain, preserve, and protect the Property, and any other costs or fees authorized in any Credit Document, and all costs of any receivership for the Property as

Exhibit D – Form of Mortgage

advanced by Beneficiary, and all reasonable attorneys’ and consultants’ fees incurred by Beneficiary, costs and expenses related to documentary and expert evidence, stenographers’ charges, all costs related to any bankruptcy proceeding initiated by or against Grantor, or which otherwise affects the Property or any interests or rights related thereto, reasonable legal fees related to any maker responsible herein, all with interest thereon at the Default Rate, as Trustee or Beneficiary may reasonably deem necessary to preserve and protect the Property and Beneficiary’s interest therein, or to prosecute such suit or to evidence to bidders at the sales that may be had pursuant to such proceedings the true conditions of the title to or the value of the Property, shall constitute a part of the Secured Obligations and may be included as part of the amount owing from Grantor to Beneficiary at any foreclosure sale.

(c) Insurance Upon Foreclosure. In case of an insured loss after judicial foreclosure or Trustee’s sale proceedings have been instituted, the proceeds of any insurance policy or policies of Grantor, if not applied to rebuilding or restoring the Improvements or Personalty, shall be used to pay the amount due upon the Secured Obligations to the extent provided in Section 5.3 of the Credit Agreement. In the event of judicial foreclosure or Trustee’s sale, Beneficiary or Trustee is hereby authorized, without the consent of Grantor, to assign any and all insurance policies related to the Real Property or Personalty of Grantor secured hereunder to the purchaser at the sale, or to take such other steps as Beneficiary or Trustee may deem advisable to cause the interest of such purchaser to be protected by any of the said insurance policies.

(d) No Conflict. Nothing in this Article VIII dealing with foreclosure procedures or specifying particular actions to be taken by Beneficiary or by Trustee or any similar officer shall be deemed to contradict or add to the requirements and procedures now or hereafter specified by State Legal Requirements, and any such inconsistency shall be resolved in favor of State Legal Requirements applicable at the time of foreclosure.

Section 8.2 Foreclosure. Trustee is authorized and empowered and it shall be his special duty at the request of Beneficiary to sell the Property or any part thereof situated in the State, at the courthouse of any county (whether or not the counties in which the Property is located are contiguous, if the Property is located in more than one county) in the State in which any part of the Property is situated, at public venue to the highest bidder for cash between the hours of ten o’clock a.m. and four o’clock p.m. on the first Tuesday in any month or at such other place, time and date as provided by the statutes of the State then in force governing sales of real estate under powers of sale conferred by deed of trust, after having given notice of such sale in accordance with such statutes. Any sale made by Trustee hereunder may be as an entirety or in such parcels as Beneficiary may request. To the extent permitted by Legal Requirements, any sale may be adjourned by announcement at the time and place appointed for such sale without further notice except as may be required by Legal Requirement. The sale by Trustee of less than the whole of the Property shall not exhaust the power of sale herein granted, and Trustee is specifically empowered to make successive sale or sales under such power until the whole of the Property shall be sold; and, if the proceeds of such sale of less than the whole of the Property shall be less than the aggregate of the Secured Obligations and the expense of executing this trust as provided herein, this Deed of Trust and the lien hereof shall remain in full force and effect as

Exhibit D – Form of Mortgage

to the unsold portion of the Property just as though no sale had been made; provided, however, that Grantor shall never have any right to require the sale of less than the whole of the Property but Beneficiary shall have the right, at its sole election, to request Trustee to sell less than the whole of the Property. Trustee may, after any request or direction by Beneficiary, sell not only the real property but also the Personalty and other interests which are a part of the Property, or any part thereof, as a unit and as a part of a single sale, or may sell any part of the Property separately from the remainder of the Property. It shall not be necessary for Trustee to have taken possession of any part of the Property or to have present or to exhibit at any sale any of the Personalty. After each sale, Trustee shall make to the purchaser or purchasers at such sale good and sufficient conveyances in the name of Grantor, conveying the property so sold to the purchaser or purchasers with special warranty of title of Grantor, subject to the Permitted Encumbrances (and to such leases and other matters, if any, as Trustee may elect upon request of Beneficiary), and shall receive the proceeds of said sale or sales and apply the same as herein provided. Payment of the purchase price to the Trustee shall satisfy the obligation of purchaser at such sale therefor, and such purchaser shall not be responsible for the application thereof. The power of sale granted herein shall not be exhausted by any sale held hereunder by Trustee or his substitute or successor, and such power of sale may be exercised from time to time and as many times as Beneficiary may deem necessary until all of the Property has been duly sold and all Secured Obligations have been fully paid. In the event any sale hereunder is not completed or is defective in the opinion of Beneficiary, such sale shall not exhaust the power of sale hereunder and Beneficiary shall have the right to cause a subsequent sale or sales to be made hereunder. Any and all statements of fact or other recitals made in any deed or deeds or other conveyances given by Trustee or any successor or substitute appointed hereunder as to nonpayment of the Secured Obligations or as to the occurrence of any default, or as to Beneficiary’s having declared all of said indebtedness to be due and payable, or as to the request to sell, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to the refusal, failure or inability to act of Trustee or any substitute or successor trustee, or as to the appointment of any substitute or successor trustee, or as to any other act or thing having been duly done by Beneficiary or by such Trustee, substitute or successor, shall be taken as prima facie evidence of the truth of the facts so stated and recited. The Trustee or his successor or substitute may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Trustee, including the posting of notices and the conduct of sale, but in the name and on behalf of Trustee, his successor or substitute. If Trustee or his successor or substitute shall have given notice of sale hereunder, any successor or substitute Trustee thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute Trustee conducting the sale. Notwithstanding the above, the Grantor, Trustee and Beneficiary agree that this Section does not apply with respect to the Personalty and that Section 8.7 shall govern and control the sale of Personalty.

Section 8.3 Judicial Action. Beneficiary shall have the right from time to time to sue Grantor for any sums (whether interest, damages for failure to pay principal or any installments thereof, taxes, or any other sums required to be paid under the terms of this Deed of Trust, as the same become due), without regard to whether or not any of the other Secured Obligations shall be due, and without prejudice to the right of Beneficiary thereafter to enforce any appropriate remedy against Grantor, including an action of foreclosure or an action for specific performance, for an Event of Default existing at the time such earlier action was commenced.

Exhibit D – Form of Mortgage

Section 8.4 Collection of Rents. Upon the occurrence and during the continuance of an Event of Default, Beneficiary may, but shall not be obligated to perform any or all obligations of the landlord under any or all of the Leases, and Beneficiary may, but shall not be obligated to, exercise and enforce any or all of Grantor’s rights under the Leases. Without limitation to the generality of the foregoing, Beneficiary may notify the tenants in writing under the Leases that all Rents are to be paid to Beneficiary, and following such notice all Rents shall be paid directly to Beneficiary and not to Grantor or any other Person other than as directed by Beneficiary, it being understood that a written demand by Beneficiary on any tenant under the Leases for the payment of Rent shall be sufficient to warrant payment by such tenant of Rent to Beneficiary without the necessity of further consent by Grantor. Grantor hereby irrevocably authorizes and directs the tenants under the Lease to pay all Rents to Beneficiary instead of to Grantor, upon receipt of written notice from Beneficiary that an Event of Default exists, without the necessity of any inquiry of Grantor and without the necessity of determining the existence or non-existence of an Event of Default. Grantor hereby appoints Beneficiary as Grantor’s attorney-in-fact with full power of substitution, which appointment shall take effect upon the occurrence and continuance of an Event of Default and is coupled with an interest and is irrevocable prior to the full and final payment and performance of the Secured Obligations, in Grantor’s name or in Beneficiary’s name: (a) to endorse all checks and other instruments received in payment of Rents and to deposit the same in any account selected by Beneficiary; (b) to give receipts and releases in relation thereto; (c) to institute, prosecute and/or settle actions for the recovery of Rents; (d) to modify the terms of any Leases including terms relating to the Rents payable thereunder; (e) to cancel any Leases; (f) to enter into new Leases; and (g) to do all other acts and things with respect to the Leases and Rents which Beneficiary may deem necessary or desirable to protect the security for the Secured Obligations as provided in the Credit Agreement. Any Rents received shall be applied first to pay all Expenses and next in reduction of the other Secured Obligations. Grantor shall pay, on demand, to Beneficiary, the amount of any deficiency between (i) the Rents received by Beneficiary, and (ii) all Expenses incurred together with interest thereon as provided in the Credit Agreement.

Section 8.5 Taking Possession or Control of the Property. As a matter of right without regard to the adequacy of the security, and to the extent permitted by Legal Requirement without notice to Grantor, Beneficiary shall be entitled, upon application to a court of competent jurisdiction, to the immediate appointment of a receiver for all or any part of the Property and the Rents, whether such receivership may be incidental to a proposed sale of the Property or otherwise, and Grantor hereby consents to the appointment of such a receiver and agrees that such receiver shall have all of the rights and powers granted to Beneficiary pursuant to Section 8.4. In addition, to the extent permitted by Legal Requirement, and with or without the appointment of a receiver, or an application therefor, Beneficiary may (a) enter upon, and take possession of (and Grantor shall surrender actual possession of), the Property or any part thereof, without notice to Grantor and without bringing any legal action or proceeding, or, if necessary by force, legal proceedings, ejectment or otherwise, and (b) remove and exclude Grantor and its agents and employees therefrom.

Section 8.6 Management of the Real Property. Upon obtaining possession of the Real Property or upon the appointment of a receiver as described in Section 8.5, Beneficiary, Trustee or the receiver, as the case may be, may, at its sole option, (a) make all necessary or proper repairs and Additions to or upon the Real Property, (b) operate, maintain, control, make secure

Exhibit D – Form of Mortgage

and preserve the Real Property, and (c) complete the construction of any unfinished Improvements on the Real Property and, in connection therewith, continue any and all outstanding contracts for the erection and completion of such Improvements and make and enter into any further contracts which may be necessary, either in their or its own name or in the name of Grantor (the costs of completing such Improvements shall be Expenses secured by this Deed of Trust and shall accrue interest as provided in the Credit Agreement). Beneficiary, Trustee or such receiver shall be under no liability for, or by reason of, any such taking of possession, entry, holding, removal, maintaining, operation or management, except for gross negligence or willful misconduct. The exercise of the remedies provided in this Section shall not cure or waive any Event of Default, and the enforcement of such remedies, once commenced, shall continue for so long as Beneficiary shall elect, notwithstanding the fact that the exercise of such remedies may have, for a time, cured the original Event of Default.

Section 8.7 Uniform Commercial Code. Beneficiary may proceed under the UCC as to all or any part of the Personalty, and in conjunction therewith may exercise all of the rights, remedies and powers of a secured creditor under the UCC. Upon the occurrence and during the continuation of any Event of Default, Grantor shall assemble all of the Accessories and make the same available within the Improvements. In connection therewith, Beneficiary may sell any Personalty at public or private sale, at the office of Beneficiary or elsewhere, for cash or credit and upon such other terms as Beneficiary deems commercially reasonable. Beneficiary may sell any Personalty at one or more sales, and the security interest granted hereunder shall remain in effect as to the unsold portion of the Personalty. Grantor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by any Legal Requirement, Grantor hereby deems ten (10) days advance notice of the time and place of any public or private sale reasonable notification, recognizing that if any portion of the Personalty is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, shorter notice may be reasonable. Beneficiary shall not be obligated to make any sale of Personalty regardless of notice of sale having been given. Beneficiary may adjourn any sale by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned. In the event that any sale hereunder is not completed or is defective in the opinion of Beneficiary, Beneficiary shall have the right to cause subsequent sales to be made hereunder. Any statements of fact or other recitals made in any bill of sale, assignment, or other document representing any sale hereunder, including statements relating to the occurrence of an Event of Default, acceleration of the Secured Obligations, notice of the sale, the time, place, and terms of the sale, and other actions taken by Beneficiary in relation to the sale may be conclusively relied upon by the purchaser at any sale hereunder. Beneficiary may delegate to any agent the performance of any acts in connection with any sale hereunder, including the sending of notices and the conduct of the sale.

Section 8.8 Application of Proceeds. Unless otherwise provided by Legal Requirement, all proceeds from the sale of the Property or any part thereof pursuant to the rights and remedies set forth in this Article VIII and any other proceeds received by Beneficiary from the exercise of any of its other rights and remedies hereunder or under the other Credit Documents shall be applied first to pay all Expenses and next in reduction of the other Secured Obligations, in the order set forth in Section 7.6 of the Credit Agreement.

Exhibit D – Form of Mortgage

Section 8.9 Other Remedies. Beneficiary shall have the right from time to time to protect, exercise and enforce any legal or equitable remedy against Grantor provided under the Credit Documents or by Legal Requirement.

Article IX

Trustee

Section 9.1 Liability of Trustee. Trustee shall have no liability or responsibility for, and make no warranties in connection with, the validity or enforceability of any of the Credit Documents or the description, value or status of title to the Property. Trustee shall be protected in acting upon any notice, request, consent, demand, statement, note or other paper or document believed by Trustee to be genuine and to have been signed by the party or parties purporting to sign the same. Trustee shall not be liable for any error of judgment, nor for any act done or step taken or omitted, nor for any mistakes of Legal Requirement or fact, nor for anything which Trustee may do or refrain from doing in good faith, nor generally shall Trustee have any accountability hereunder. WITHOUT LIMITATION, THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY TO TRUSTEE WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OF TRUSTEE. HOWEVER, SUCH LIMITATIONS OF LIABILITY SHALL NOT APPLY TO TRUSTEE TO THE EXTENT THAT THE SUBJECT OF THE LIABILITY IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRUSTEE. The powers and duties of Trustee hereunder may be exercised through such attorneys, agents or servants as Trustee may appoint, and Trustee shall have no liability or responsibility for any act, failure to act, negligence or willful conduct of such attorney, agent or servant, so long as the selection was made with reasonable care. In addition, Trustee may consult with legal counsel selected by Trustee, and Trustee shall have no liability or responsibility by reason of any act or failure to act in accordance with the opinions of such counsel. Trustee may act hereunder and may sell or otherwise dispose of the Property or any part thereof as herein provided, although Trustee has been, may now be or may hereafter be, an attorney, officer, agent or employee of Beneficiary, in respect of any matter or business whatsoever. Trustee, however, shall have no obligation to sell all or any part of the Property following an Event of Default or to take any other action authorized to be taken by Trustee hereunder except upon the demand of Beneficiary.

Section 9.2 Indemnification of Trustee. Grantor agrees to indemnify Trustee and to hold Trustee harmless from and against any and all Claims and Expenses directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Advances, including but not limited to any Claim arising out of or resulting from any assertion or allegation that Trustee is liable for any act or omission of Grantor or any other Person in connection with the ownership, development, financing, operation or sale of the Property. WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO TRUSTEE WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OF TRUSTEE. HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO TRUSTEE TO THE EXTENT THAT THE

Exhibit D – Form of Mortgage

SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TRUSTEE. The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Advances and shall survive the repayment of the Advances, any foreclosure or deed in lieu thereof and any other action by Trustee to enforce the rights and remedies of Beneficiary or Trustee hereunder or under the other Credit Documents.

Section 9.3 Substitution of Trustee; Multiple Trustees. The Trustee may resign by an instrument in writing addressed to Beneficiary. In case of the death, resignation, removal, or disqualification of Trustee, or if for any reason Beneficiary shall deem it desirable to appoint a substitute or successor trustee Beneficiary shall have, and is hereby granted with warranty of further assurances, the irrevocable power to appoint a new or replacement or substitute Trustee. Such power may be exercised at any time without notice, without cause and without specifying any reason therefor, without any other formality than appointment and designation in writing by Beneficiary. The power of appointment of a successor trustee may be exercised as often as and whenever Beneficiary may choose, and the exercise of the power of appointment, no matter how often, shall not be an exhaustion thereof. The Trustee so appointed shall thereupon, without any further act or deed of conveyance, become fully vested with identically the same title and estate in and to the Property and with all the rights, powers, trusts and duties of its predecessor in the trust hereunder with like effect as if originally named as Trustee hereunder. Whenever in this Deed of Trust reference is made to Trustee, it shall be construed to mean each Person appointed as Trustee for the time being, whether original or successor in trust. All title, estate, rights, powers, trusts and duties granted to Trustee shall be in each Person appointed as Trustee so that any action hereunder by any Person appointed as Trustee shall for all purposes be deemed to be, and as effective as, the action of all Trustees.

Article X

Condemnation

If the Real Property, or any part thereof, shall be condemned or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Real Property shall be paid to Beneficiary who shall have the right, in its sole and arbitrary discretion, to apply the amounts so received against (a) the costs and expenses of Beneficiary or Trustee, including reasonable attorneys’ fees, incurred in connection with collection of such amounts and (b) the balance against the Secured Obligations; provided, however, that if Beneficiary determines, in its reasonable discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Real Property in a manner substantially similar to its value, condition and character immediately prior to such taking, or if Grantor provides additional sums to Beneficiary’s satisfaction that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose, the proceeds of such award, together with additional sums provided by Grantor, shall be placed in a separate account for the benefit of Beneficiary and Grantor to be used to restore, repair, replace and rebuild the Real Property in a manner substantially similar to its value, condition and character immediately prior to such taking. All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of Beneficiary, not to be unreasonably withheld, conditioned or delayed. In the event Beneficiary reasonably determines that the aggregate amount of such

Exhibit D – Form of Mortgage

proceeds is insufficient for such purpose and, to the extent that any funds remain after the Real Property has been so restored and repaired, the same shall be applied against the Secured Obligations. To enforce its rights hereunder, Beneficiary shall be entitled to participate in and control any Condemnation proceedings and to be represented therein by counsel of its own choice, and Grantor will deliver, or cause to be delivered, to Beneficiary such instruments as may be reasonably requested by it from time to time to permit such participation.

Article XI

Miscellaneous.

Section 11.1 Rights, Powers and Remedies Cumulative. Each right, power and remedy of Beneficiary or Trustee as provided for in this Deed of Trust, or in any of the other Credit Documents or now or hereafter existing by Legal Requirement, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Deed of Trust, or in any of the other Credit Documents or now or hereafter existing by Legal Requirement, and the exercise or beginning of the exercise by Beneficiary or Trustee of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Beneficiary or Trustee of any or all such other rights, powers or remedies. In the event a foreclosure hereunder shall be commenced by Trustee, Beneficiary may at any time before the sale of the Property direct Trustee to abandon the sale, and may then institute suit for the collection of the Secured Obligations, and for the foreclosure of this Deed of Trust. It is agreed that if Beneficiary should institute a suit for the collection of the Secured Obligations and for the foreclosure of this Deed of Trust, Beneficiary may at any time before the entry of a final judgment in said suit dismiss the same, and require Trustee to sell the Property in accordance with the provisions of this Deed of Trust.

Section 11.2 No Waiver by Beneficiary or Trustee. No course of dealing or conduct by or among Beneficiary, Trustee and Grantor shall be effective to amend, modify or change any provisions of this Deed of Trust. No failure or delay by Beneficiary or Trustee to insist upon the strict performance of any term, covenant or agreement of this Deed of Trust or of any of the other Credit Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, covenant or agreement or of any such breach, or preclude Beneficiary or Trustee from exercising any such right, power or remedy at any later time or times. No exercise of remedies by Beneficiary or cure by Beneficiary of any Event of Default on Grantor’s behalf shall operate as a waiver of Beneficiary’s rights with respect to such Event of Default or any other Event of Default. By accepting payment after the due date of any of the Secured Obligations, neither Beneficiary nor Trustee shall be deemed to waive the right either to require payment when due of all other Secured Obligations, or to declare an Event of Default for failure to make payment when due of any such other Secured Obligations. Neither Grantor nor any other Person now or hereafter obligated for the payment of the whole or any part of the Secured Obligations shall be relieved of such liability by reason of (a) the failure of Beneficiary to comply with any request of Grantor or of any other Person to take action to foreclose this Deed of Trust or otherwise enforce any of the provisions of this Deed of Trust, or (b) any agreement or stipulation between any subsequent owner or owners of the Property and Beneficiary, or (c) Beneficiary’s extending the time of payment or modifying the terms of this Deed of Trust or any of the other Credit Documents without first having obtained the consent of Grantor or such other Person. Regardless of consideration, and without the necessity for any

Exhibit D – Form of Mortgage

notice to or consent by the holder of any subordinate Lien on the Property, Beneficiary may release any Person at any time liable for any of the Secured Obligations or any part of the security for the Secured Obligations and may extend the time of payment or otherwise modify the terms of this Deed of Trust or any of the other Credit Documents without in any way impairing or affecting the Lien of this Deed of Trust or the priority of this Deed of Trust over any subordinate Lien. The holder of any subordinate Lien shall have no right to terminate any Lease regardless of whether or not such Lease is subordinate to this Deed of Trust. Beneficiary may resort to the security or collateral described in this Deed of Trust or any of the other Credit Documents in such order and manner as Beneficiary may elect in its sole discretion.

Section 11.3 Waivers and Agreements Regarding Remedies. To the full extent Grantor may do so, Grantor hereby:

(a) agrees that it will not at any time plead, claim or take advantage of any Legal Requirement now or hereafter in force providing for any appraisement, valuation, stay, extensions or redemption, and waives and releases all rights of redemption, valuation, appraisement, stay of execution, extension and notice of election to accelerate the Secured Obligations;

(b) waives all rights to a marshalling of the assets of Grantor, including the Property, or to a sale in the inverse order of alienation in the event of a foreclosure of the Property, and agrees not to assert any right under any Legal Requirement pertaining to the marshalling of assets, the sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatsoever to defeat, reduce or affect the right of Beneficiary under the terms of this Deed of Trust to a sale of the Property without any prior or different resort for collection, or the right of Beneficiary to the payment of the Secured Obligations out of the proceeds of sale of the Property in preference to every other claimant whatsoever;

(c) waives and relinquishes any and all rights and remedies which Grantor may have or be able to assert by reason of the provisions of any Legal Requirements pertaining to the rights and remedies of sureties, including those set forth in its Guaranty;

(d) waives any and all rights to which Grantor otherwise may have been entitled under any suretyship laws or similar Legal Requirements in effect from time to time, including any and all rights pursuant to Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code, and Chapter 34 of the Texas Business and Commerce Code, as such are amended or succeeded from time to time; and (vii) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, as such are amended or succeeded from time to time; and

(e) waives any claim of fraudulent inducement to execute this Deed of Trust and further disclaims any reliance on statements or representations of Beneficiary in waiving such a claim.

Section 11.4 Obligations Absolute. Grantor shall pay the Secured Obligations, or any part thereof, without notice, demand, counterclaim, setoff, deduction, or defense and without

Exhibit D – Form of Mortgage

abatement, suspension, deferment, diminution, or reduction by reason of: (a) any damage to, destruction of, or any condemnation or similar taking of the Property; (b) any interference with any use of the Property; (c) any title defect or encumbrance or any eviction from the Property by superior title or otherwise; (d) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Trustee, Beneficiary, any Secured Party or Grantor, or any action taken under this Deed of Trust by any trustee or receiver of Beneficiary or Grantor, or by any court, in any such proceeding; (e) any claim that Grantor has or might have against Trustee, Beneficiary or any Secured Party; (f) any default or failure on the part of Beneficiary to perform or comply with this Deed of Trust, the Credit Documents, or any other agreement with Grantor; or (g) any other occurrence, whether similar or dissimilar to the foregoing, whether or not Grantor has notice or knowledge of any of the foregoing.

Section 11.5 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions of this Deed of Trust shall run with the Land and shall apply to and bind the successors and assigns of Grantor (including any permitted subsequent owner of the Property), and inure to the benefit of each Secured Party, its successors and assigns and to the successors in trust of Trustee. All Persons who may have or acquire an interest in all or any part of the Property will be deemed to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.

Section 11.6 No Warranty by Beneficiary or Trustee. By inspecting the Property or by accepting or approving anything required to be observed, performed or fulfilled by Grantor or to be given to Beneficiary or Trustee pursuant to this Deed of Trust or any of the other Credit Documents, Beneficiary and Trustee shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Beneficiary or Trustee.

Section 11.7 Amendments. This Deed of Trust may not be modified or amended except by an agreement in writing, signed by the party against whom enforcement of the change is sought.

Section 11.8 Severability. In the event any one or more of the provisions of this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of the Credit Documents operates or would prospectively operate to invalidate this Deed of Trust, then and in either of those events, at the option of Beneficiary, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining obligations of Grantor hereunder or under the Guaranty, and the remaining provisions of the Credit Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 11.9 Notices. All Notices required or which any party desires to give hereunder shall be made in accordance with Section 9.9 of the Credit Agreement; provided that service of a Notice required by applicable statute shall be considered complete when the requirements of that statute are met. This Section shall not be construed in any way to affect or

Exhibit D – Form of Mortgage

impair any waiver of notice or demand provided in this Deed of Trust or in any other Credit Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

Section 11.10 Rules of Construction/Construction Deed of Trust. The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Deed of Trust in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The headings of this Deed of Trust are for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Credit Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, Improvements, Personalty, Real Property or Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles or Sections are to the respective Articles or Sections contained in this Deed of Trust unless expressly indicated otherwise. Any term used or defined in the UCC which is not defined in this Deed of Trust shall have the meaning ascribed to that term in the UCC.

Section 11.11 Usury. The provisions of the Credit Agreement pertaining to usury are incorporated herein by reference for all purposes.

Section 11.12 Governing Law. This Deed of Trust shall be construed, governed and enforced in accordance with the Legal Requirements in effect from time to time in the State (without regard to its conflicts of law principles).

Section 11.13 Survival of Warranties and Covenants. The warranties, representations, covenants and agreements set forth in this Deed of Trust shall survive the making of the Advances and the execution and delivery of the Notes, and shall continue in full force and effect until all of the Secured Obligations shall have been paid and performed in full.

Section 11.14 Termination. Grantor acknowledges and agrees that this Deed of Trust shall remain in full force and effect, without loss of priority, until the occurrence of the Termination Date.

Section 11.15 Binding Obligation of Grantor. GRANTOR ACKNOWLEDGES THAT ITS LEGAL COUNSEL HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS DEED OF TRUST AND THAT COUNSEL HAS REVIEWED THE CONSEQUENCES OF EXECUTION OF THIS DEED OF TRUST WITH GRANTOR. GRANTOR CERTIFIES TO BENEFICIARY THAT GRANTOR EXECUTES THIS DEED OF TRUST VOLUNTARILY, INTENTIONALLY AND KNOWINGLY FOR ALL PURPOSES.

Section 11.16 Entire Agreement. THIS DEED OF TRUST AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit D – Form of Mortgage

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[the remainder of this page intentionally left blank]

Exhibit D – Form of Mortgage

IN WITNESS WHEREOF, Grantor has caused this Deed of Trust to be executed as of the day and year first written above.

Grantor:

[ ], a [ ]

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF [ ]	§

This instrument was acknowledged before me on [                    ], 2012, by [                    ], as [                    ] of [                    ], a [                    ], on behalf of said [                    ].

Printed Name:
Notary Public, State of Texas

My commission expires:

Exhibit D – Form of Mortgage

EXHIBIT A

[see attached]

Exhibit D – Form of Mortgage

EXHIBIT E

FORM OF NOTICE OF REVOLVING BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1000 Louisiana Street

Houston, Texas 77002

Attn: Mike Janak

Telephone: (713) 319-1924

Telecopy: (713) 739-1087

Ladies and Gentlemen:

The undersigned, Heckmann Corporation, a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of April 10, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Revolving Borrowing as defined therein unless otherwise defined in this Notice of Revolving Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent, as issuing lender and as swing line lender, and hereby gives you irrevocable notice pursuant to Section 2.3(a) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Base Rate Advances][Eurodollar Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is [one][three][six][nine][12][1] month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date; and

[1]	A nine-month or 12-month Interest Period may be selected by the Borrower only if such Interest Period is acceptable to all the Lenders.

Exhibit E – Form of Notice of Revolving Borrowing

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

HECKMANN CORPORATION

By:
Name:
Title:

Exhibit E – Form of Notice of Revolving Borrowing

EXHIBIT F

FORM OF NOTICE OF CONTINUATION OR CONVERSION

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1000 Louisiana Street

Houston, Texas 77002

Attn: Mike Janak

Telephone: (713) 319-1924

Telecopy: (713) 739-1087

Ladies and Gentlemen:

The undersigned, Heckmann Corporation, a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of April 10, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent, as issuing lender and as swing line lender, and hereby gives you irrevocable notice pursuant to Section 2.3(b) of the Credit Agreement that the undersigned hereby requests a [Conversion][Continuation] of outstanding Revolving Advances, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3(b) of the Credit Agreement:

1. The Business Day of the Proposed Borrowing is                     ,             .

2. The aggregate amount of the existing Revolving Advances to be [Converted][Continued] is $                     and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3. The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]][a Continuation of the Existing Advances].

[(4) The Interest Period for the Proposed Borrowing is [[one][three][six][nine][12]1 month[s].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A. the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds from such Proposed Borrowing, as though made on and as of such date, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date; and

[1]	A nine-month or 12-month Interest Period may be selected by the Borrower only if such Interest Period is acceptable to all the Lenders.

Exhibit F – Notice of Continuation or Conversion

B. no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

HECKMANN CORPORATION

By:
Name:
Title:

Exhibit F – Notice of Continuation or Conversion

EXHIBIT G

FORM OF PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement, dated as of April 10, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among Heckmann Corporation, a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, each a “Grantor”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, this Security Agreement is entered into in connection with that certain Credit Agreement, dated as of April 10, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), Administrative Agent, and Wells Fargo Bank, National Association, as issuing lender (in such capacity, the “Issuing Lender”) and as swing line lender; and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lender for the account of the Borrower or any subsidiary of the Borrower, certain Grantors have executed and delivered that certain Guaranty Agreement dated as of the date hereof (the “Guaranty”), guaranteeing the Secured Obligations; and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by the Borrower or any other Restricted Entity (as defined below) with a Secured Swap Counterparty, and (iii) the Banking Services provided by any of the Lenders or their Affiliates to the Borrower or any other Restricted Entity, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations (as defined herein);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by a certificate of title.

Exhibit G – Form of Pledge and Security Agreement

“Collateral” has the meaning set forth in Section 2.1(a).

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means all intellectual property rights, including copyrights (including renewal rights) and trade secret rights, owned by a Grantor in (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c). Computer Hardware and Software Collateral also includes all contract rights of a Grantor with respect to all or any of the foregoing, including licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including without limitation those copyright registrations or applications therefor set forth in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

“Credit Agreement” has the meaning set forth in the first recital.

“Credit Parties” means the Borrower or any other Grantor.

“Custodian” means any individual that is party to a Custodial Agreement and that has been designated by the Borrower, on behalf of the Grantors, and by the Secured Party.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest or other rights or interests constituting Collateral.

“Equipment” has the meaning set forth in Section 2.1(a)(i).

Exhibit G – Form of Pledge and Security Agreement

“Excluded Foreign Stock” means the Equity Interests issued by Foreign Subsidiaries other than (a) 65% of the Voting Securities issued by a First Tier Foreign Subsidiary and (b) 100% of Equity Interests issued by a First Tier Foreign Subsidiary that is not Voting Securities.

“Excluded Contract” means any contract (and any contract rights arising thereunder) to which any of the Grantors is a party on the date hereof to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof, or (b) applicable Legal Requirements to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other applicable Legal Requirement or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an “Excluded Contract” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Contracts shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Governmental Approvals” means any Governmental Approval to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable Legal Requirements to which such Grantor or such Property is subject; provided, however, to the extent that (i) either of the prohibitions discussed in clause (a) and (b) above is ineffective or subsequently rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or under any other applicable Legal Requirements or is otherwise no longer in effect or enforceable, or (ii) the applicable Grantor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such Governmental Approval shall cease to be an “Excluded Governmental Approval” and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a “Collateral”; provided further, that any proceeds received by any Grantor from the sale, transfer or other disposition of Excluded Governmental Approval shall constitute Collateral unless any Property constituting such proceeds are themselves subject to the exclusions set forth above or otherwise constitute Excluded Collateral.

“Excluded Property” means, with respect to each Grantor, including any Person that becomes a Grantor after the date hereof as contemplated by Section 7.10, (a) all Excluded Foreign Stock, (b) all Excluded Accounts, (c) all property which is subject to a Lien of the type described in Section 6.2(e) of the Credit Agreement pursuant to documents which prohibit such Grantor from granting any other Liens in such property, (d) all Excluded Contract, (e) all Excluded Governmental Approvals, (f) all Excluded Trademark Collateral, and (g) all proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (g) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (g) above.

“Excluded Trademark Collateral” means any applications with respect to Trademark Collateral filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such Trademark Collateral, unless and until acceptable evidence of use of the Trademark Collateral has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such application with respect to Trademark Collateral prior to such filing would adversely affect the enforceability or validity of such application.

Exhibit G – Form of Pledge and Security Agreement

“First Tier Foreign Subsidiary” has the meaning set forth in the Credit Agreement.

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or Hedging Arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(a)(vi).

“Grantor” and “Grantors” have the meaning set forth in the preamble.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Inventory” has the meaning set forth in Section 2.1(a)(ii).

“Lenders” has the meaning set forth in the first recital.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Permitted Liens” means all Liens permitted by Section 6.2 of the Credit Agreement or any other Credit Document.

“Pledged Interests” means all Equity Interests or other ownership interests of any Pledged Interests Issuer, including those described in Item A of Schedule I hereto; all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Shares or the Pledged Interests identified opposite the name of such Person.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

Exhibit G – Form of Pledge and Security Agreement

“Pledged Notes” means all promissory notes of any Pledged Note Issuer evidencing Debt incurred pursuant to Section 6.1(b) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent delivered by any Grantor to the Administrative Agent as Pledged Property hereunder, as such promissory notes, in accordance with Section 7.3, are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, Pledged Shares, all assignments of any amounts due or to become due with respect to the Pledged Notes, the Pledged Interests or the Pledged Shares, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Pledged Shares” means all Equity Interests of any Pledged Interests Issuer identified under Item A of Schedule I which are delivered by any Grantor to the Administrative Agent as Pledged Property hereunder.

“Receivables” has the meaning set forth in Section 2.1(a)(iii).

“Related Contracts” has the meaning set forth in Section 2.1(a)(iii).

“Restricted Entity” means the Borrower and each Restricted Subsidiary.

“Restricted Subsidiary” has the meaning set forth in the Credit Agreement.

“Secured Obligations” has the meaning set forth in Section 2.2(a).

“Security Agreement” has the meaning set forth in the preamble.

“Termination Date” means the date that all Secured Obligations (other than indemnification obligations which survive termination of this Agreement and which are not yet due and payable) have been paid in full in cash, all Letters of Credit have been terminated or expired (other than Letters of Credit that have either been cash collateralized in accordance with Section 2.2 of the Credit Agreement or as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), all Hedging Arrangements with Secured Swap Counterparties have been terminated or novated to a counterparty that is not a Secured Party, and all Commitments shall have terminated.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing and owned by a Grantor or hereafter adopted or acquired by a Grantor, including without limitation those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any

Exhibit G – Form of Pledge and Security Agreement

Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other secretly held confidential and proprietary information and know-how, now owned or hereinafter acquired by a Grantor at any time for use in the business of any Grantor, (all of the foregoing being collectively called a “Trade Secret”), including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

“Wells Fargo” means Wells Fargo Bank, National Association.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, defined terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

SECTION 1.3. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest.

(a) Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(i) all equipment in all of its forms (including, but not limited to, all drilling platforms and rigs and remotely operated vehicles, trenchers and other equipment used by any Grantor, vehicles, motor vehicles, rolling stock, vessels, aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

Exhibit G – Form of Pledge and Security Agreement

(ii) all inventory in all of its forms of such Grantor, wherever located, including (A) all oil, gas, or other hydrocarbons and all products and substances derived therefrom, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (B) all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business (C) all goods in which such Grantor has an interest en masse or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (D) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (E) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

(iii) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, Chattel Paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, Chattel Paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, Chattel Paper, documents, documents of title, instruments, letters of credit, letter of credit rights

Exhibit G – Form of Pledge and Security Agreement

and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(iv) all Intellectual Property Collateral of such Grantor;

(v) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1(a);

(vi) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”);

(vii) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including, without limitation, any Hedging Arrangement);

(viii) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations and goods;

(ix) all Pledged Interests, Pledged Notes, Pledged Shares and any other Pledged Property whether now or hereafter delivered to the Administrative Agent in connection with this Security Agreement and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

(x) (A) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (B) all proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xi) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(xii) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

Exhibit G – Form of Pledge and Security Agreement

(xiii) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper, or contract, which are pledged hereunder; and

(xiv) all of such Grantor’s other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Letters of Credit”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as each such terms are defined in the UCC;

(b) Notwithstanding anything to the contrary contained in Section 2(a) and other than to the extent set forth in this Section 2(b), the lien and security interest granted hereunder shall not extend to Excluded Property; provided, however, that (x) the foregoing limitation on the security interests granted hereunder shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or any other applicable law (including Title 11 of the United States Code) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable laws or Excluded Property, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such Excluded Property shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder and (z) such security interests shall, to the maximum extent permitted by applicable law, include all rights incident or appurtenant to any Excluded Property and the rights to receive all Proceeds derived from or in connection with the sale, assignment, or transfer thereof.

SECTION 2.2. Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and indefeasible payment in full in cash and performance of all Secured Obligations (as defined in the Credit Agreement) of each other Grantor and each other Credit Party now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, fixed or absolute or contingent, joint or several, or now or hereafter existing under this Security Agreement and each other Credit Document to which it is or may become a party (all such Secured Obligations being the “Secured Obligations”).

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and

Exhibit G – Form of Pledge and Security Agreement

security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

SECTION 2.3. Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, transferees and assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note, Advance or Commitment held by it as provided in Section 9.7 of the Credit Agreement, and any successor or assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Property.

(a) All certificates or instruments representing or evidencing any Collateral, including Pledged Notes and all Pledged Shares, shall be delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

(b) To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC), the applicable Grantor shall take and cause the appropriate Person

Exhibit G – Form of Pledge and Security Agreement

(including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

SECTION 2.6. Distributions on Pledged Shares. In the event that any Distribution with respect to any Pledged Shares or Pledged Interests pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e).

SECTION 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral securing the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Credit Party, any surety or any guarantor other than the occurrence of the Termination Date.

SECTION 2.8. Waiver of Subrogation. Until one year and one day after the Termination Date, each Grantor hereby agrees not to exercise any claim or other rights which it may now or hereafter acquire against any Credit Party that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Credit Party or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

Exhibit G – Form of Pledge and Security Agreement

SECTION 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to exercise its remedies under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lender to issue, increase or extend Letters of Credit thereunder, and to induce the Secured Parties to enter into Hedging Arrangements and provide Banking Services, each Grantor represents and warrants unto each Secured Party as set forth in this Article III.

SECTION 3.1. Validity, etc. This Security Agreement and the other Credit Documents to which such Grantor is a party constitute the legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

SECTION 3.2. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except (i) those filed in favor of the Administrative Agent relating to this Security Agreement, (ii) Permitted Liens or (iii) as of the Effective Date, those financing statements which the Administrative Agent or any Grantor has been authorized to terminate by the secured party of record with respect to such UCC financing statement on the Effective Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, except for (i) the proper filing of the applicable financing statements with the filing offices located in each Grantor’s location, as listed on Item A-1 of Schedule II attached hereto and (ii) such other actions which are not required pursuant to the terms hereof or for which arrangements have been made to be completed at a later date, all filings and other actions necessary to perfect such security interest in the Collateral have been duly taken and such security interest shall be a first priority security interest (subject to Permitted Liens).

SECTION 3.3. As to Equity Interests of the Subsidiaries, Investment Property.

(a) With respect to the Pledged Shares, all such Pledged Shares are represented by a certificate, except to the extent otherwise indicated on Schedule I, and are duly authorized and validly issued, fully paid and non-assessable.

Exhibit G – Form of Pledge and Security Agreement

(b) With respect to the Pledged Interests, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Interests are securities governed by Article 8 of the UCC, or (iii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral owned by such Grantor, such Grantor has caused the Pledged Interests Issuer or other issuer thereof to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Shares and Pledged Interests of each Pledged Interests Issuer pledged by such Grantor hereunder is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interest Issuer is indicated on Schedule I. All of the Pledged Shares and Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer; provided, however, that such Pledged Shares and Pledged Interests shall not include any Excluded Foreign Stock. Such Grantor owns no Equity Interests other than the Pledged Shares and Pledged Interests set forth on Schedule I.

(f) There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interest Issuer.

(g) In the case of each Pledged Note made by a Subsidiary of the Borrower, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

(h) There are no restrictions in any organizational document of any Grantor or Pledged Interests Issuer governing any Pledged Property or any other document related thereto which would limited or restrict (i) the grant of a Lien pursuant to this Security Agreement on such Pledged Property, (ii) the perfection of such Lien, or (iii) the exercise of remedies in respect of such perfected Lien in the Pledged Property as contemplated by this Security Agreement.

SECTION 3.4. Grantor’s Name, Location, etc.

(a) Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of such Grantor or, if such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, and all originals of all Chattel Paper which evidence Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

Exhibit G – Form of Pledge and Security Agreement

(b) Within the past five years, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) Such Grantor is not a party to any federal, state or local government contract except contracts with the Bureau of Ocean Energy Management or other Federal leases.

(d) Such Grantor does not maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item C of Schedule II.

(e) None of the Receivables is evidenced by a promissory note or other instrument other than a promissory note or instrument that has been delivered to the Administrative Agent (with appropriate endorsements).

(f) Such Grantor is not the beneficiary of any Letters of Credit, except as set forth on Item D of Schedule II hereto (as such schedule may be amended or supplemented from time to time). Such Grantor has obtained a legal, valid and enforceable consent of each issuer to the assignment to the Administrative Agent of the Proceeds of any Letter of Credit which has a stated amount in excess of $250,000.

(g) Such Grantor does not have Commercial Tort Claims (i) in which a suit has been filed by such Grantor, and (ii) where the amount of damages reasonably expected to be claimed exceeds $100,000 individually or $250,000 in the aggregate, except as set forth on Item E of Schedule II.

(h) The name set forth on the Item A-1 of Schedule II attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor. Without limiting any Grantor’s obligation under Section 4.2, the Borrower may update Schedule II by delivering a supplement setting forth such updated information to the Administrative Agent, which supplement shall automatically amend such Schedule II.

(i) Such Grantor has not consented to, and is otherwise unaware of, any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof.

SECTION 3.5. Possession of Inventory, Control; etc. Such Grantor (a) has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory except as permitted under the Credit Agreement, and (b) is the sole entitlement holder of its Accounts and no other Person (other than the Administrative Agent pursuant to (i) this Security Agreement with respect to any Accounts maintained with the Administrative Agent or (ii) a Control Agreement with respect to any Accounts maintained with a bank other than the Administrative Agent) has “control” or “possession” of, or any other interest in, any of its Accounts or any other securities or property credited thereto except as permitted pursuant to this Security Agreement.

SECTION 3.6. Negotiable Documents, Instruments and Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all

Exhibit G – Form of Pledge and Security Agreement

Documents, Instruments, promissory notes, and tangible Chattel Paper in each case, having a value in excess of $200,000 and all Pledged Notes owned or held by such Grantor (duly endorsed, in blank, if requested by the Administrative Agent).

SECTION 3.7. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, such Grantor does not own and has no interests in any other registered Intellectual Property Collateral as of the date hereof. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral material to the operations or business of such Grantor: (a) such Intellectual Property Collateral that has been registered or for which applications for registration have been filed is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, that has been registered or for which applications for registration have been filed, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world, and its claims to such Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world, and, to the extent necessary, has used proper statutory notice in connection with its use of any patent, trademark and copyright in any of such Intellectual Property Collateral, (d) such Grantor has taken all reasonable steps to safeguard its Trade Secrets and, to its knowledge, none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, the other Credit Parties and its and their Affiliates, (e) to such Grantor’s knowledge, no third party is infringing upon any such Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any Intellectual Property, (g) such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property for purposes of granting a security interest or as Collateral that has not been terminated or released, (h) such Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with any Trademarks and has taken all commercially reasonable action necessary to insure that any licensees of any Trademarks owned by such Grantor use such adequate standards of quality, (i) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any such Intellectual Property Collateral, and (j) such Grantor owns directly or is entitled to use by license or otherwise, any patents, trademarks, tradenames, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, and necessary for the conduct of such Grantor’s business in any material respect.

SECTION 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor, (b) for the perfection or maintenance of the security interests hereunder including the first-priority (subject to Permitted Liens) nature of such security interest (except with respect to the financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office) or the

Exhibit G – Form of Pledge and Security Agreement

exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except (i) with respect to any Pledged Shares or Pledged Interests, as may be required in connection with a disposition of such Pledged Shares or Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

SECTION 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower or a Restricted Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the Advances and other extensions of credit (including Letters of Credit) made from time to time to the Borrower by the Lenders and the Issuing Lender pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Secured Swap Counterparties, and (c) the Banking Services provided by the Lenders or their Affiliates, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower. Furthermore, such extensions of credit, Hedging Arrangements and Banking Services are (i) in furtherance of each Grantor’s corporate or limited liability company purposes, and (ii) necessary or convenient to the conduct, promotion or attainment of each Grantor’s business.

SECTION 3.10. Reaffirmation of Representations and Warranties. All of the representations and warranties made by the Borrower or any other Credit Party regarding any Grantor in the Credit Agreement or in any other Credit Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as if such representations and warranties were incorporated herein in their entirety and made by such Grantor.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities, unless such Person promptly takes the actions set forth in Section 4.1(b)(ii)(B) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(i)(A) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are immediately pledged and delivered to the Administrative Agent, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement,

Exhibit G – Form of Pledge and Security Agreement

the other Credit Documents shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

(b) Investment Property (other than Certificated Securities).

(i) With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property owned or held by any Grantor, such Grantor will, unless otherwise permitted under the Credit Agreement, upon the Administrative Agent’s request either (A) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (B) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements.

(ii) With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property owned or held by any Grantor, such Grantor will (y) cause the Pledged Interests Issuer or other issuer of such securities to execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor, and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant “control” (as defined in Section 8-106 of the UCC) to the Collateral Agent (for the ratable benefit of the Secured Parties) over such Collateral.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Shares that are Certificated Securities (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may request and will, from time to time upon the request of the Administrative Agent during the occurrence of any Default, promptly transfer any Pledged Shares, Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d) Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis all Pledged Property, Investment Property, all Dividends and Distributions with respect thereto, all Payment Intangibles to the extent they are evidenced by a Document, Instrument, promissory note or Chattel Paper, and all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral, in each case, to the extent the value of such Document, Instrument, promissory note (other than Pledged Notes) or Chattel Paper is in excess of $200,000. Each Grantor agrees that it will, promptly (but in any event no later than ten (10) Business Days) following receipt thereof, deliver to the Administrative Agent possession of all originals of

Exhibit G – Form of Pledge and Security Agreement

Pledged Interests, Pledged Shares, Pledged Notes and any other Pledged Property, negotiable Documents, Instruments, promissory notes and Chattel Paper that it acquires following the Effective Date, in each case, to the extent the value any such negotiable Document, Instrument, promissory note (other than Pledged Note) or Chattel Paper exceeds $200,000 and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Interests, Pledged Shares, Pledged Notes or other Pledged Property, which supplement shall automatically amend such Schedule I.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Distributions with respect to Investment Property, all interest principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of the Pledged Property or any other Collateral, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) such Grantor shall promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests (including any of the Pledged Shares) constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote

Exhibit G – Form of Pledge and Security Agreement

shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

SECTION 4.2. Organizational Documents; Change of Name, etc. No Grantor will change its state of incorporation, formation or organization or its name, identity, organizational identification number or corporate structure unless such Grantor shall have (a) given the Administrative Agent prior notice of such change, (b) obtained the consent of the requisite Secured Parties, if such consent is so required by the Credit Documents, and (c) taken all actions necessary or as requested by the Administrative Agent to ensure that the Liens on the Collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties remain perfected, first-priority Liens (subject to Permitted Liens) subject to the terms hereof.

SECTION 4.3. As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement in form and substance acceptable to the Administrative Agent in its sole discretion providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any such Deposit Accounts, together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent.

(c) Following the delivery of notice pursuant to clause (b)(ii) of this Section 4.3, the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with the Credit Documents.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent, provided that the Administrative Agent shall have entered into a Control Agreement with respect to any Accounts that are maintained with a bank other than the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that withdrawals shall only be made during the existence of a Default.

(e) No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon; provided that, a Grantor may make such adjustments, settlements or compromises and release wholly or partly any account debtor or obligor thereof and allow any credit or discounts thereon so long as (i) no Event of Default has occurred and is continuing, (ii) such action is taken in the ordinary course of business, (iii) such action is, in such Grantor’s good-faith business judgment, commercially advisable.

Exhibit G – Form of Pledge and Security Agreement

SECTION 4.4. As to Grantor’s Use of Collateral.

(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) shall, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of a Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a) of this Section 4.4, (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Administrative Agent following the occurrence and during the continuance of a Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of a Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5. As to Equipment and Inventory and Goods. Each Grantor hereby agrees that it shall (a) keep all of the Equipment and Inventory (other than Inventory sold in the ordinary course of business) and Goods located in a jurisdiction within the United States of America or its offshore waters where all representations and warranties set forth in Article III shall be true and correct, and all action required pursuant to the second sentence of Section 4.14 shall have been taken with respect to the Equipment and Inventory and Goods, and (b) pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory and Goods, except to the extent the validity thereof is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside. Each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its Lien on all Certificated Equipment and to transfer the same. Each Grantor agrees to take such action (or cause its Restricted Subsidiaries that are also Credit Parties to

Exhibit G – Form of Pledge and Security Agreement

take such action) as is reasonably requested by the Administrative Agent to enable it to properly perfect and protect its Lien on Equipment and Inventory and Goods that such Grantor has transferred from a jurisdiction within the United States of America or its offshore waters to a jurisdiction outside of the United States of America or its offshore waters.

SECTION 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any such Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to maintain all of such Trademark Collateral in full force, free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of such Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of such Trademark Collateral, (E) use any of such Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, or (F) do or permit any act or knowingly omit to do any act whereby any of such Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor;

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of such Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of such Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any such material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly (but in any event within thirty days of such filing) informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), executes and delivers all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant

Exhibit G – Form of Pledge and Security Agreement

registration) filed with respect to, and to maintain any registration of, each such Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b));

(e) upon obtaining an interest in any such Intellectual Property by such Grantor, such Grantor shall promptly (but in any event within thirty days of obtaining such interest) deliver a supplement to Schedule II identifying such new Intellectual Property and Schedule II shall be deemed automatically amended thereby; and

(f) upon obtaining an interest in any such Intellectual Property by such Grantor or, and following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (with the consent of the Administrative Agent) that any Intellectual Property Collateral is of immaterial economic value to such Grantor.

SECTION 4.7. As to Letter of Credit Rights.

(a) Each Grantor, by granting a security interest in its Letter of Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights ) to the Proceeds of all Letter of Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Promptly following the date on which any Grantor obtains any Letter of Credit Rights after the date hereof, such Grantor shall (i) deliver a supplement to Schedule II identifying any such new Letter of Credit Right in excess of $100,000 and (ii) with respect to Letter of Credit Rights in excess of $250,000, cause the issuer of each Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

(b) During the existence of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and each Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each Letter of Credit.

SECTION 4.8. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of $100,000 individually or $250,000 in the aggregate hereafter arising, it shall deliver to the Administrative Agent a supplement to Schedule II in form and substance reasonably satisfactory to the Administrative Agent, identifying such new Commercial Tort Claims.

SECTION 4.9. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic Chattel Paper or any “transferable record,” as that term

Exhibit G – Form of Pledge and Security Agreement

is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $100,000, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic Chattel Paper or transferable record.

SECTION 4.10. As to Certificated Equipment

(a) Each Grantor shall cause all Certificated Equipment to be properly titled in the name of the appropriate Grantor and to have the Administrative Agent’s Lien granted hereunder on such Certificated Equipment properly noted on the certificate of title with respect thereof as required under the Credit Agreement. Subject to the terms of this Security Agreement, the Credit Agreement and the Custodial Agreement, the Administrative Agent, on behalf of the Secured Parties, shall provide to the Custodians a power of attorney, to execute all documents and instruments necessary to have the Administrative Agent’s Lien granted hereunder properly noted on the certificate of title with respect to Certificated Equipment.

(b) Until the Administrative Agent exercises remedies upon the occurrence of a Default, the certificates of title with respect to Certificated Equipment shall be maintained by the Custodians at the Borrower’s offices located at the applicable Grantor’s offices where records for Collateral are kept (as identified in Schedule II hereto) or such other office as may be agreed to in writing between such Grantor and the Administrative Agent. With respect to Certificated Equipment to be sold or otherwise transferred in accordance with Section 6.8 of the Credit Agreement, if no Event of Default then exists, then upon request, the Administrative Agent shall, at the Grantors’ expense, provide to the Custodians powers of attorney effective for the six-month periods (or such shorter period as may be required by the Administrative Agent). Such power of attorney shall authorize the Custodians, on behalf of the Administrative Agent, to execute all documents and instruments necessary to release the security interest granted hereunder with respect to Certificated Equipment which are to be sold or transferred in accordance with Section 6.8 of the Credit Agreement.

(c) If any individual holding a power of attorney provided by the Administrative Agent on behalf of the Secured Parties hereunder resigns as a Custodian under its applicable Custodial Agreement or ceases to be an employee of the Borrower or the applicable Grantor (any such event being, the “Termination”), the Borrower or such applicable Grantor shall provide notice of such Termination to the Administrative Agent on or before 30 days after the effective date of such Termination. Upon such Termination, the Administrative Agent, on behalf of the Secured Parties, may designate an agent (who is an employee of the applicable Grantor and who is approved by the Borrower), who has executed and delivered a Custodial Agreement, to hold a power of attorney in replacement of such terminated Custodian. If a Termination has occurred

Exhibit G – Form of Pledge and Security Agreement

and no replacement Custodian in designated in accordance with the terms hereof, then at the Administrative Agent’s request the applicable Grantor shall promptly deliver to the Administrative Agent all certificates of title with respect to Certificated Equipment constituting Collateral which are in such Grantor’s possession. If a Default has occurred and is continuing, then at the Administrative Agent’s request the Grantors shall promptly deliver to the Administrative Agent all certificates of title with respect to Certificated Equipment constituting Collateral which are in any Grantor’s (or the applicable Custodian’s) possession.

SECTION 4.11. Transfers and Other Liens. No Grantor shall: (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business or as permitted by the Credit Agreement, or (b) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure Debt of any Person or entity, except for the security interest created by this Security Agreement and except for Liens permitted by the Credit Agreement.

SECTION 4.12. As to Operating Accounts; Deposit Accounts, and Securities Accounts. Each Grantor shall, and shall cause each of its Restricted Subsidiaries to maintain their deposit, savings, securities, investment or other similar accounts in accordance with Section 5.8 of the Credit Agreement.

SECTION 4.13. Nature of Collateral. Each Grantor shall at all times maintain the Collateral that is personal property as of the date hereof as personal property (except in the ordinary course of business in compliance with the Credit Agreement) and not affix any of the Collateral to any real property in a manner which would change its nature from personal property to real property or a Fixture to real property, unless the Administrative Agent shall have a Lien on such Fixture or real property.

SECTION 4.14. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever, subject to Permitted Liens. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the reasonable request of the Administrative Agent, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

Exhibit G – Form of Pledge and Security Agreement

(b) file (and hereby authorize the Administrative Agent to file) such financing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained in this Section 4.14 shall be irrevocable and continuing until the Termination Date;

(c) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis (except for Permitted Liens), at the request of the Administrative Agent, all Investment Property constituting Collateral, all Distributions with respect thereto (which shall only be delivered to the Administrative Agent during the continuance of an Event of Default), and all interest and principal with respect to promissory notes, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral;

(d) not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4;

(e) not create any tangible Chattel Paper without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper;

(f) furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

(g) do all things reasonably requested by the Administrative Agent in accordance with this Security Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter of Credit Rights and Electronic Chattel Paper.

Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the

Exhibit G – Form of Pledge and Security Agreement

Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein within five (5) days after notice from the Agent (except in the case of exigent circumstances, in which case no notice shall be required), the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.3 hereof and Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

Exhibit G – Form of Pledge and Security Agreement

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with landlords, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, and (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including but not limited to, Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor that is or may become a fee estate owner of property where any Collateral is located agrees and acknowledges that (i) Administrative Agent may remove the Collateral or any part thereof from such property in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by such Grantor and in such case such Grantor will make no claim or demand whatsoever against the Collateral, (ii) it will (x) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on the such property; (y) permit Administrative Agent and its agents to enter upon such property and occupy the property at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (z) not hinder Administrative Agent’s actions in enforcing its security interest in the Collateral.

(c) Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property Collateral may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

Exhibit G – Form of Pledge and Security Agreement

(d) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Secured Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

(e) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Indemnity and Expenses.

(a) EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, IN ALL

Exhibit G – Form of Pledge and Security Agreement

CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR ARISING FROM ANY STRICT LIABILITY OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S (I) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF THE OBLIGATIONS OF SUCH INDEMNITEE UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR (II) ARISING OUT OF OR IS IN CONNECTION WITH ANY CLAIM, LITIGATION, LOSS OR PROCEEDING NOT INVOLVING AN ACT OR OMISSION OF A CREDIT PARTY OR AN AFFILIATE OF A CREDIT PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN AGAINST THE ADMINISTRATIVE AGENT IN ITS CAPACITY AS SUCH). IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 6.3(a) APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING LENDER. No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(b) Each Grantor agrees to pay on demand the costs and expenses of Administrative Agent and the Lenders in accordance with Section 9.1 of the Credit Agreement.

SECTION 6.4. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

Exhibit G – Form of Pledge and Security Agreement

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, transferees and assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 9.3 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted pursuant to the Credit Agreement), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement, on the signature pages of this Security Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Except as otherwise provided in this Security Agreement, all such notices and communications shall be effective when delivered.

SECTION 7.5. No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.7. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.8. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.9. Consent as Holder of Equity and as Pledged Interest Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other Collateral of such other Grantor to the Administrative Agent pursuant hereto, (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability

Exhibit G – Form of Pledge and Security Agreement

company agreement, in any case, as heretofore and hereafter amended, and (c) to the extent such Grantor is also a Pledged Interest Issuer, agrees to comply with instructions with respect to the applicable Pledged Interests originated by the Administrative Agent without further consent of any other Grantor without further consent of any other Grantor if a Default has occurred and is continuing. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer, hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

SECTION 7.10. Additional Grantors. Additional Restricted Subsidiaries of Borrower may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Restricted Subsidiary of an instrument in the form of Annex 1, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.11. Acknowledgment of Pledged Interests Issuers. Each Pledged Interests Issuer that is party hereto agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Uncertificated Securities without further consent by the applicable Grantor.

SECTION 7.12. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

SECTION 7.13. Governing Law; Service of Process This Security Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Grantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Grantor at the address set forth in Item A-2 of Schedule II hereto. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against a Grantor or its Property in the courts of any other jurisdiction.

SECTION 7.14. Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Security Agreement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment

Exhibit G – Form of Pledge and Security Agreement

in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Security Agreement in any court referred to in this Section 7.14. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Security Agreement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.15. Waiver of Jury. THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SECURITY AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SECURITY AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit G – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS:

HECKMANN CORPORATION

By:
Damian C. Georgino
Executive Vice President,
Corporate Development and Chief Legal Officer

1960 WELL SERVICES, LLC

HECKMANN ENVIRONMENTAL SERVICES, INC.

HECKMANN WATER RESOURCES (CVR), INC.

HECKMANN WATER RESOURCES (EXCALIBUR), INC.

HECKMANN WATER RESOURCES CORPORATION

HEK WATER SOLUTIONS, LLC

TFI HOLDINGS, INC.

THERMO FLUIDS INC.

Each By:
Damian C. Georgino
Vice President, Secretary and Assistant Treasurer

Exhibit G – Form of Pledge and Security Agreement

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE I

to Pledge and Security

Agreement

ITEM A – PLEDGED INTERESTS

Common Stock
Pledgor	Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	% of Shares Pledged
Heckmann Corporation	Heckmann Water Resources (CVR), Inc.	100	1,000	3,000	100%
Heckmann Corporation	Heckmann Water Resources Corporation	100	1,000	1,000	100%
Heckmann Water Resources (CVR), Inc.	Heckmann Water Resources (Excalibur), Inc.	100	500	500	100%
Heckmann Corporation	Heckmann Environmental Services, Inc.	2	100	1,000	100%
Heckmann Environmental Services, Inc.	TFI Holdings, Inc.	45	1,000	1,000	100%
TFI Holdings, Inc.	Termo Fluids Inc.	4	100	1,000	100%

Limited Liability Company Interests
Pledgor	Pledged Interests Issuer (limited liability company)	Cert. #	Art. 8 Opt-In	% of Limited Liability Company Interests Owned	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged
Heckmann Corporation	HEK Water Solutions, LLC	N/A	No	100%	100%	Membership Interests
Heckmann Water Resources (CVR), Inc.	1960 Well Services, LLC	N/A	No	100%	100%	Membership Interests

Exhibit G – Form of Pledge and Security Agreement

Partnership Interests
Pledgor	Pledged Interests Issuer (partnership)	% of Partnership Interests Owned	% of Partnership Interests Pledged	Type of Partnership Interests Pledged
None.	None.	None.	None.	None.

ITEM B – PLEDGED NOTES

None.

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE II

to Pledge and Security

Agreement

Item A-1.	Location of Grantor for purposes of UCC.

Heckmann Corporation	Delaware

Heckmann Water Resources Corporation	Texas

Heckmann Water Resources (CVR), Inc.	Texas

HEK Water Solutions, LLC	Delaware

1960 Well Services, LLC	Ohio

Heckmann Water Resources (Excalibur), Inc.	Oklahoma

Heckmann Environmental Services, Inc.	Delaware

TFI Holdings, Inc.	Delaware

Thermo Fluids Inc.	Delaware

Item A-2.	Grantor’s place of business or principal office.

Heckmann Corporation	300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Heckmann Water Resources Corporation	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Heckmann Water Resources (CVR), Inc.	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

HEK Water Solutions, LLC	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

1960 Well Services, LLC	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Heckmann Water Resources (Excalibur), Inc.	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Heckmann Environmental Services, Inc.	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

TFI Holdings, Inc.	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Thermo Fluids Inc.	c/o Heckmann Corporation 300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania, 15108

Exhibit G – Form of Pledge and Security Agreement

Item A-3.	Taxpayer ID number.

Heckmann Corporation	20-2291795

Heckmann Water Resources Corporation	26-0287117

Heckmann Water Resources (CVR), Inc.	27-0421194

HEK Water Solutions, LLC	26-0287117

1960 Well Services, LLC	45-2625084

Heckmann Water Resources (Excalibur), Inc.	20-3816891

Heckmann Environmental Services, Inc.	45-4739683

TFI Holdings, Inc.	65-1090878

Thermo Fluids Inc.	59-3210374

Item B.	Merger or other corporate reorganization.

1.	Complete Vacuum and Rental, L.P. converted from a limited partnership into a Texas corporation, Complete Vacuum and Rental, Inc., on September 15, 2008.

2.	Heckmann Water Resources Corporation (“HWR”) acquired substantially all of the assets of Charis Partners, LLC (“Charis”) pursuant to that certain Asset Purchase Agreement dated as of June 12, 2009, by and among the Borrower, HWR, Charis, Greer Exploration Corporation, Silversword, L.P., Silversword II, L.P., Silversword III, L.P., Silversword IV, L.P., Silversword V, L.P. and Silversword VII, L.P., David Melton, Chris Cooper, Craig Zipps, Mike Davis, Kevin Greer, Jon Hileman and James Greer.

3.	Thermo Fluids Inc. (“Thermo Fluids”) acquired substantially all of the assets of Proleum Energy, Inc. (“Proleum”) pursuant to that certain Purchase Agreement and Bill of Sale, dated as of May 1, 2010, between Proleum and Thermo Fluids.

4.	Thermo Fluids acquired substantially all of the assets of Encore D.E.C., LLC (“DEC”) pursuant to that certain Purchase Agreement dated as of November 5, 2010, between DEC and Thermo Fluids.

5.	Heckmann Corporation (“Heckmann”) purchased all of the outstanding stock of Complete Vacuum and Rental, Inc., a Texas corporation (“CVR”), pursuant to that certain Stock Purchase Agreement dated as of November 8, 2010 by and between Heckmann, CVR, Steven W. Kent, II and Jana S. Kent.

6.	On March 9, 2011, CVR filed a Certificate of Amendment with the Texas Secretary of State changing its name to Heckmann Water Resources (CVR), Inc. (“HCVR”).

Exhibit G – Form of Pledge and Security Agreement

7.	HCVR purchased substantially all of the assets relating to the saltwater disposal business in Joaquin City, Panola County, Texas and near Appleby City, Nacogdoches County, Texas of Bear Creek Services, LLC, a Louisiana limited liability company (“Bear Creek”), pursuant to that certain Asset Purchase Agreement dated as of April 1, 2011 between HCVR and Bear Creek.

8.	HCVR purchased substantially all of the assets of Devonian Industries Leasing Company, Inc., a Texas corporation (“Devonian Leasing”), Devonian Industries, Inc., a West Virginia corporation (“Devonian Industries”), and Devonian Industries Management Services, Inc., a West Virginia corporation (together with Devonian Leasing and Devonian Industries, “Devonian”), pursuant to that certain Asset Purchase Agreement dated as of March 25, 2011 by and among HCVR, Devonian and Lawrence W. Giles, Jr.

9.	HCVR purchased substantially all of the assets of Sand Hill Foundation, LLC, a Texas limited liability company (“SHF”), Sand Hill Panola SWD #2 LLC, a Texas limited liability company (“SHP2”) and Sand Hill Panola SWD #5 LLC, a Texas limited liability company (together with SHF and SHP2, “Sand Hill”), pursuant to that certain Asset Purchase Agreement dated as of March 11, 2011 by and among HCVR, Sand Hill and Larry Joe Eaves.

10.	HCVR purchased all of the outstanding stock of Excalibur Energy Services, Inc., an Oklahoma corporation (“Excalibur”), and all of the outstanding membership interests of Blackhawk Industries, L.L.C., a Texas limited liability company (“Blackhawk”), pursuant to that certain Share Purchase Agreement dated as of May 3, 2011, by and among HCVR, Heckmann, Excalibur, Blackhawk, James Lewis, Stacy Lewis, Bonney Martin, Jim Waters and MacMart Oil, LLC.

11.	On May 23, 2011, Excalibur filed a Certificate of Amended Registration with the Texas Secretary of State changing its name to Heckmann Water Resources (Excalibur), Inc. (“HWR Excalibur”).

12.	Blackhawk merged with and into HWR Excalibur with HWR Excalibur as the surviving entity on June 17, 2011.

13.	HCVR purchased substantially all of the assets of Consolidated Petroleum, Inc. (“CP”) pursuant to that certain Asset Purchase Agreement dated as of May 31, 2011, by and among HCVR, CP, Don Wilson and Steve Braley, as amended by that certain First Amendment to Asset Purchase Agreement dated as of June 13, 2011, by and among HCVR, CP, Don Wilson and Steve Braley.

14.	Thermo Fluids acquired substantially all of the assets of Southwest Petroleum Waste Management, LLC (“SPWM”), Southwest Petroleum Equipment Leasing, LLC (“SPEL”) and AFR One, LLC (“AFR”) pursuant to that certain Purchase Agreement dated as of August 19, 2011, between SPWM, SPEL, AFR and Thermo Fluids.

15.	On September 2, 2011, HWR filed a Certificate of Merger with the Texas Secretary of States merging Charis into HWR.

16.	HVCR purchased substantially all of the assets of Keystone Vacuum, Inc. (“Keystone”), Somerset Leasing, LLC (“Somerset”) and Gas Patch Enterprises, LLC (“Gas Patch”) pursuant to that certain certain Asset Purchase Agreement dated as of February 1, 2012, by and amount HCVR, Keystone, Somerset, Gas Patch and Scott Darr, Mark Darr and Allan Darr.

Exhibit G – Form of Pledge and Security Agreement

17.	Thermo Fluids acquired substantially all of the assets of NEVCO Services, Inc. (“NSI”) and NEVCO Oil Services, Inc. (“NOS”) pursuant to that certain Asset Purchase Agreement, dated as of February 15, 2012, among NSI, NOS, Thermo Fluids and other parties thereto.

18.	Heckmann Hydrocarbons Holdings Corporation (“HHH”) purchased all of the outstanding stock of TFI Holdings, Inc., a Delaware corporation (“TFI”), pursuant to that certain Stock Purchase Agreement dated as of March 7, 2012, by and among TFI, Green fuel Services, LLC and HHH.

19.	On April , 2012, HHH filed a Certificate of Amended Registration with the Delaware Secretary of State changing its name to Heckmann Environmental Solutions, Inc. (“HES”).

Exhibit G – Form of Pledge and Security Agreement

Item C.	Deposit Accounts and Securities Accounts.

Credit Party	Financial Institution	Account Number	Account Type
Heckmann Water Resources (Excalibur), Inc.	The State Bank of Wynnewood P.O. Box 369 Wynnewood, Oklahoma 73481	288930	Checking

Heckmann Water Resources (Excalibur), Inc.	Wesbanco Washington Office 6 S Main Street Washington, PA 15301	1512004323	Checking

Heckmann Water Resources (Excalibur), Inc.	The State Bank of Wynnewood P.O. Box 369 Wynnewood, Oklahoma 73481	484147	Checking

Heckmann Water Resources (CVR), Inc.	PNC Bank 1003 Beaver Grade Road Coraopolis , PA 15108	1031273225	Checking

Heckmann Water Resources (CVR), Inc.	PNC Bank 1003 Beaver Grade Road Coraopolis , PA 15108	1031273209	Checking

Heckmann Water Resources (CVR), Inc.	Wesbanco Washington Office 6 S Main Street Washington, PA 15301	1512003565	Checking

Heckmann Water Resources (CVR), Inc.	Wesbanco Washington Office 6 S Main Street Washington, PA 15301	1512003574	HSA Account

Heckmann Water Resources (CVR), Inc.	FNB Weatherford 901 Santa Fe Dr Weatherford, TX76086	0274118	Checking

Heckmann Water Resources (CVR), Inc.	Regions Bank 400 Poydras Street New Orleans, LA 70110	0114810204	Checking

Heckmann Water Resources Corp.	BBVA Compass Bank 1909 S. Broadway Tyler, TX 75701	2520076126	Checking

Heckmann Water Resources (CVR), Inc.	First National Bank Cranberry Office 20100 Rte 19 Cranberry Twp., PA 16066 Attn: Sabrina R. Renfrew	95038225	Checking

Exhibit G – Form of Pledge and Security Agreement

Credit Party	Financial Institution	Account Number	Account Type
Heckmann Water Resources (CVR), Inc.	Citizens Bank 100 Sockanosset Cross Roads RDC-580 Cranston, RI 02920 Attn: Ellie Teixiera	6232740681	Operating

Heckmann Corporation	Bank of America 73820 El Paseo Palm Desert CA 92260	11141-60055	Checking

Heckmann Corporation	Bank of Nevada 2700 West Sahara Avenue Las Vegas, NV 89102-1700	1011434572	Investment (CDARS CD Program)

Heckmann Corporation	Bank of Nevada 2700 West Sahara Avenue Las Vegas, NV 89102-1700	7500947208	Demand Deposit Account

Heckmann Corporation	Morgan Stanley Smith Barney One El Paseo Plaza 74199 El Paseo, Suite 201 Palm Desert, CA 92260	6479221613330	Investment

Heckmann Corporation	Citibank NA 44-480 Town Center Way Palm Desert, CA, United States 92260	203387634	Investment

Heckmann Corporation	Morgan Stanley Smith Barney AIM/Invesco Account	49646	Money Market

Heckmann Corporation	City National Bank 400 Park Avenue New York, NY 10072	48024910	Savings

Heckmann Corporation	Regions Bank 400 Poydras St. New Orleans, LA 70130 Christopher J. Burke	5151000131	Money Market

TFI Holdings, Inc.	BBVA Compass 2850 E. Camelback Rd., Suite 140 Phoenix, AZ 85016	2503941182	Disbursement Account

Exhibit G – Form of Pledge and Security Agreement

Credit Party	Financial Institution	Account Number	Account Type
TFI Holdings, Inc.	BBVA Compass 2850 E. Camelback Rd., Suite 140 Phoenix, AZ 85016	2503941441	Collection Account

TFI Holdings, Inc.	BBVA Compass 2850 E. Camelback Rd., Suite 140 Phoenix, AZ 85016	2503941468	Payroll Account

Item D. Letter of Credit Rights.

1.	Letter of credit number A31230T in the face amount of $150,000.00 unsecured and issued by Compass Bank for the account of Heckmann Corporation.

2.	Letter of credit number S30896T in the face amount of $50,000.00 unsecured and issued by Compass Bank for the account of Heckmann Corporation.

3.	Letter of credit number 242 in the face amount of $56,098 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation.

4.	Letter of credit number 243 in the face amount of $77,800 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation

5.	Letter of credit number 244 in the face amount of $60,078 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation

6.	Letter of credit number 245 in the face amount of $59,882 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation

Item E. Commercial Tort Claims.

None.

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE III – A

to Pledge and Security

Agreement

INTELLECTUAL PROPERTY COLLATERAL

Item A. Patent Collateral.

Issued Patents

Country	Serial No.	Issued Date	Inventor(s)	Title
None.	None.	None.	None.	None.

Pending Patent Applications

Country	Serial No.	Filing Date	Inventor(s)	Title
None.	None.	None.	None.	None.

Patent Applications in Preparation

None.

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE III – B

to Pledge and Security

Agreement

Item B. Trademark Collateral

Trademarks, Service Marks, Trademark Licenses
Trademark	Registration Number	Date	Jurisdiction	Owner
HWR HECKMANN WATER RESOURCES CORPORATION	N/A	April 14, 2011	United States	Heckmann Water Resources Corporation

READY FILL	2210793	December 15, 1998	United States	Thermo Fluids Inc.

FEEL ECO-CONFIDENT	3642705	June 23, 2009	United States	Thermo Fluids Inc.

THERMO FLUIDS	3590451	March 17, 2009	United States	Thermo Fluids Inc.

GREEN SHIELD PARTNERS	3750421	February 16, 2010	United States	Thermo Fluids Inc.

GREEN SHIELD SERVICES	85307778	April 28, 2011	United States	Thermo Fluids Inc.

ECO SHIELD	85307747	Filing Date: April 8, 2011	United States	Thermo Fluids Inc.

THERMO SHIELD	58307753	Filing Date: April 8, 2011	United States	Thermo Fluids Inc.

PERFORM	77505823	Filing Date: June 23, 2008	United States	Thermo Fluids Inc.

Exhibit G – Form of Pledge and Security Agreement

SCHEDULE III – C

to Pledge and Security

Agreement

Item C. Copyright Collateral.

None.

Exhibit G – Form of Pledge and Security Agreement

Annex 1 to Pledge and Security

Agreement

SUPPLEMENT NO.              dated as of             , 20     (the “Supplement”), to the Pledge and Security Agreement dated as of April 10, 2012 (as amended, supplemented, restated, or otherwise modified from time to time, the “Security Agreement”), among Heckmann Corporation, a Delaware corporation (the “Borrower”) and each subsidiary of the Borrower party thereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and WELLS FARGO BANK, N.A. (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to that certain Credit Agreement, dated as of April 10, 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Administrative Agent, Wells Fargo Bank, N.A., as the issuing lender and the swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

C. Section 7.10 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

D. [Furthermore, pursuant to Section 5.6 of the Credit Agreement, the equity holder of each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor, or supplement its Collateral (as defined in the Security Agreement), to pledge the equity of such new Subsidiary. [Equity holder of new Subsidiary] (the “Existing Grantor”; and together with the New Grantor, each a “Specific Grantor” and, collectively, the “Specific Grantors”), is executing this Supplement in accordance with the requirements of the Credit Agreement to supplement its Collateral under the Security Agreement.]

Accordingly, the Administrative Agent and the [New Grantor][Specific Grantors] agree as follows:

SECTION 1. [The Existing Grantor by its signature below (i) hereby agrees that, except as supplemented and renewed hereby, all of the terms, obligations, rights and conditions of the Security Agreement have not been amended in any way and are and will remain binding upon, and enforceable against the Existing Grantor (ii) reaffirms all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (iii) after giving effect to this Supplement, represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects.]

SECTION 2. [The Existing Grantor agrees that the terms “Pledged Property”, “Pledged Interests”, and “Pledged Shares” as used in the Security Agreement are hereby supplemented to include, and the Existing Grantor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and lien on all of the Existing Grantor’s right, title and interest in and to, all of its Equity Interests (as defined in the Security Agreement) or any other ownership interest described in, and set forth on, Schedule I, attached hereto and incorporated herein.]

Exhibit G – Form of Pledge and Security Agreement

SECTION 3. In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that after giving effect to the schedule supplements attached hereto the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 4. [The New Grantor][Each Specific Grantor] represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 5. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the [New Grantor][Specific Grantors] and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 6. [The New Grantor][Each Specific Grantor] hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. [The New Grantor][Each Specific Grantor] hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 7. [The New Grantor][Each Specific Grantor] hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, [NEW GRANTOR][EACH SPECIFIC GRANTOR] HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL THE TERMINATION DATE) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 8. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Exhibit G – Form of Pledge and Security Agreement

SECTION 9. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The New Grantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Grantor at the address set forth for the New Grantor in the schedules to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Grantor or its Property in the courts of any other jurisdiction.

SECTION 10. The parties hereto hereby agree that any suit or proceeding arising in respect of this Supplement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Supplement in any court referred to in this Section 10. Each of the parties hereto hereby agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Supplement and irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 11. THE NEW GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 12. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

SECTION 14. [The New Grantor][Each Specific Grantor] agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Administrative Agent.

Exhibit G – Form of Pledge and Security Agreement

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SUPPLEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit G – Form of Pledge and Security Agreement

IN WITNESS WHEREOF, the [New Grantor][Specific Grantors] and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:

Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibit G – Form of Pledge and Security Agreement

SCHEDULES TO SUPPLEMENT NO. 1

[AS APPROPRIATE]

Exhibit G – Form of Pledge and Security Agreement

EXHIBIT H-1

FORM OF REVOLVING NOTE

$	,

For value received, the undersigned HECKMANN CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of              (“Payee”) the principal amount of                      No/100 Dollars ($            ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of April 10, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as issuing lender and as swing line lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

Exhibit H-1 – Form of Revolving Note

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS REVOLVING NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

HECKMANN CORPORATION

By:
Name:
Title:

Exhibit H-1 – Form of Revolving Note

EXHIBIT H-2

FORM OF SWING LINE NOTE

$	,

For value received, the undersigned HECKMANN CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of              (“Payee”) the principal amount of                      No/100 Dollars ($            ) or, if less, the aggregate outstanding principal amount of the Swing Line Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Swing Line Advances from the date of such Swing Line Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swing Line Note in accordance with the terms of the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of April 10, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as issuing lender and as swing line lender. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined in this Swing Line Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swing Line Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Swing Line Note, and (b) contains provisions for acceleration of the maturity of this Swing Line Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Swing Line Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Swing Line Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swing Line Note.

This Swing Line Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Swing Line Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swing Line Note shall operate as a waiver of such rights.

Exhibit H-2 – Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

THIS SWING LINE NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SWING LINE NOTE AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

HECKMANN CORPORATION

By:
Name:
Title:

Exhibit H-2 – Form of Swing Line Note

EXHIBIT I

FORM OF LANDLORD’S AGREEMENT

This Landlord’s Agreement (this “Agreement”) is made and executed as of this      day of             , 2012, by                      [enter name of landlord] (“Landlord”), in favor of Wells Fargo Bank, National Association, as administrative agent (together with its successors and assigns, the “Administrative Agent”) for the lenders and other secured parties pursuant to a senior credit facility in favor of Heckmann Corporation, a Delaware corporation (the “Borrower”), the lenders party thereto from time to time (together with their respective successors and assigns, the “Lenders”), Administrative Agent, Wells Fargo Bank, National Association, as issuing lender and as swing line lender (the “Credit Facility” and the credit agreement evidencing such Credit Facility, as amended, extended, supplemented, restated, refinanced, replaced, increased, renewed or otherwise modified from time to time, being the “Credit Agreement”).

WITNESSETH:

WHEREAS, to secure payment and performance of all of the Borrower’s and its affiliates’ obligations and liabilities to the Lenders and other creditors under the Credit Facility pursuant to the Credit Agreement and the other documents, instruments and agreements, including security agreements and mortgages, entered into in connection with the Credit Agreement (as amended, extended, supplemented, restated, refinanced, replaced, increased, renewed or otherwise modified from time to time, collectively, the “Credit Documents” and such obligations and liabilities being collectively referred to as the “Liabilities”), the                     [enter name of lessee] (the “Lessee”) has granted to the Administrative Agent a first priority security interest in, among other things, all of its right, title and interest to existing and future accounts, inventory, equipment, and other personal property, and all products and proceeds of the foregoing, including, without limitation, proceeds of insurance (collectively referred to as the “Collateral”);

WHEREAS, some of the Collateral is now or from time to time hereafter may be located at the premises located at                      [enter address of location] (the “Premises”);

WHEREAS, the Premises are owned by Landlord and leased by Landlord to the Lessee pursuant to the lease agreement dated                      [enter date of lease] , as amended, supplemented or otherwise modified to date (the “Lease”);

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby covenants and agrees as follows:

1. Landlord waives all rights which Landlord now or hereafter may have, under the laws of the State of                      [enter State where the Premises are located] by virtue of the Lease, or any renewals, extensions, amendments, modifications, substitutions or replacements thereof (a “New Lease”), or by virtue of Lessee’s occupation of the Premises, or by virtue of any contract, agreement or other document or instrument pertaining to the Premises, to levy or distrain upon, or to claim or assert any lien, right, claim or title to, any of the Collateral which now or hereafter may be located on the Premises in order to enforce any obligation of Lessee under the Lease or a New Lease, including, without limitation, the obligation to pay rent and any other monetary obligation arising thereunder.

Exhibit I – Form of Landlord’s Consent

2. Landlord agrees that the Collateral (i) is and shall remain personal property notwithstanding the manner or mode of the attachment of any item of Collateral to the Premises and (ii) is not and shall not become or be deemed to be fixtures.

3. Landlord recognizes and acknowledges that Administrative Agent’s security interest in the Collateral pursuant to the Credit Documents is superior to any lien, right, claim or title of any nature which Landlord now or hereafter may have or assert in the Collateral by statute, common law, the Lease, any New Lease, any other agreement or otherwise.

4. In the event of default by the Borrower or any of the other Credit Parties in the payment or performance of any of the Liabilities, Administrative Agent may remove the Collateral or any part thereof from the Premises in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by Landlord and in such case Landlord will make no claim or demand whatsoever against the Collateral. Landlord agrees that, regardless of whether the Lease or a New Lease has been terminated, it will (i) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on the Premises; (ii) permit Administrative Agent and its agents to enter upon the Premises and occupy the Premises at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (iii) not hinder Administrative Agent’s actions in enforcing its security interest in the Collateral. Administrative Agent shall repair any damage to the Premises caused by the removal of any Collateral or other property by Administrative Agent.

5. Administrative Agent may, without affecting the validity of this Agreement, extend, amend or modify in any way the terms of payment or performance of any of the Liabilities, without the consent of Landlord and without giving notice thereof to Landlord.

6. The Lease is in full force and effect and has not been modified, amended or extended in any respect and represents the entire agreement between Landlord and Lessee. To the best of Landlord’s knowledge, there are no events or conditions existing which, with or without notice or the lapse of time or both, could constitute a default on the part of Landlord or on the part of Lessee under the Lease.

7. Landlord will notify Administrative Agent at the address designated for notices in Paragraph 10 below if Lessee defaults on its obligations to Landlord under the Lease or any New Lease and allow Administrative Agent thirty (30) days from its receipt of notice for nonmonetary default and ten (10) days for monetary default in which Administrative Agent may, but will not be obligated to, cure or cause Lessee to cure any such default.

8. The agreements contained herein shall continue in force until the date as of which all of the Liabilities are paid and satisfied in full. The agreements contained herein may not be modified or terminated orally, and shall be binding upon the successors, assigns, heirs and personal representatives of Landlord, upon any successor owner or transferee of the Premises, and upon any purchasers from the Landlord and shall inure to the benefit of Borrower, the Lenders and Administrative Agent and their respective legal representatives, successors and assigns.

9. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when received, if delivered personally or by courier (with written confirmation of receipt), (ii) on the date of transmission, if sent by facsimile (with written confirmation of receipt), or (iii) five days after being deposited in the mail, if sent by registered or certified mail (postage prepaid, return receipt requested), to the addresses set forth below (or such other address as is furnished in writing by any party to the other party):

Exhibit I – Form of Landlord’s Consent

If to Administrative Agent:	Wells Fargo Bank, National Association 1000 Louisiana, 9th Floor MAC T5002-090 Houston, Texas 77002 Attn: Mike Janak Telephone: (713) 319-1924 Facsimile: (713) 739-1087
If to Landlord:

Attention: Telephone: ( ) - Facsimile: ( ) -

Each party shall have the right to change its address for notices by giving the other party ten (10) days’ prior notice of its change of address.

10. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of                      [enter State where the Premises are located] without giving effect to its conflicts of law principles. This Agreement may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

11. Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party may reasonably require from time to time for the purpose of giving effect to this Agreement, and each party shall use reasonable efforts and take all such steps as are reasonably within its power to implement to the full extent the provisions of this Agreement.

[remainder of this page intentionally left blank]

Exhibit I – Form of Landlord’s Consent

IN WITNESS WHEREOF, this agreement has been duly executed and delivered as of the date set forth above.

LANDLORD

[enter name of Landlord]

By:
Name:
Title:

ADMINISTRATIVE AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

AGREED TO AND ACCEPTED as of the date and year first written above by:

LESSEE

[enter name of Lessee]

By:
Name:
Title:

Exhibit I – Form of Landlord’s Consent

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Commitment Fee, Revolving Advances, and Swing Line Advances (if applicable), shall be determined in accordance with the following Table based on the Borrower’s Total Debt Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fee, Revolving Advances, and Swing Line Advances (if applicable) shall be determined at Level VI and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the foregoing, the Borrower shall be deemed to be at the Level corresponding to the pro forma Total Debt Leverage Ratio as of the Effective Date until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending June 30, 2012. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(c). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from lowest (Level I) to the highest (Level VI).

Applicable Margin	Total Debt Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee

I	Less than or equal to 1.50	2.75%	1.75%	0.50%

II	Greater than 1.50 but less than or equal to 2.00	3.00%	2.00%	0.50%

III	Greater than 2.00 but less than or equal to 2.50	3.25%	2.25%	0.50%

IV	Greater than 2.50 but less than or equal to 3.00	3.50%	2.50%	0.50%

V	Greater than 3.00 but less than or equal to 3.50	3.75%	2.75%	0.50%

VI	Greater than 3.50	4.00%	3.00%	0.50%

Schedule I

SCHEDULE II

Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER
Wells Fargo Bank, National Association	Address:	1525 W WT Harris Blvd.
Mail Code NC0680 Charlotte, NC 28262
	Attn:	Syndication/Agency Services
	Telephone:	(704) 590-2760
	Facsimile:	(704) 590-2790

with a copy to:

	Address:	1000 Louisiana, 9th Floor MAC T5002-090 Houston, Texas 77002
	Attn:	Michael Janak, Director
	Telephone:	(713) 319-1924
	Facsimile:	(713) 739-1087

CREDIT PARTIES
Borrower/Guarantors	Address:	300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108

	Attn:	Damian Georgino, Executive Vice President
	Telephone: Facsimile: Email:	(412)329-7275 ext.102 (412)291-1983 damain.georgino@heckmanncorp.com with a copy to:

	Address:	Reed Smith LLP 10 South Wacker Drive Chicago, Illinois 60606
	Attn: Telephone: Facsimile: Email:	Nick Bonarrigo (312)207-6410 (312)207-6400 nbonarrigo@reedsmith.com

and

	Attn: Telephone: Facsimile: Email:	Ben Brimeyer (312)207-6423 (312)207-6400 bbrimeyer@reedsmith.com

Schedule II

Lender	Commitment
Wells Fargo Bank, National Association	$32,500,000
Regions Bank	$32,500,000
Citizens Bank of Pennsylvania	$27,500,000
First National Bank of Pennsylvania	$27,500,000
Fifth Third Bank	$20,000,000
First Niagara Bank, N.A.	$10,000,000

Total:	$150,000,000

Schedule II

Schedule III

Additional Conditions and Requirements for New Restricted Subsidiaries

Within 15 days of creating a new Restricted Subsidiary or acquiring a new Restricted Subsidiary (or such later date as approved by the Administrative Agent, which in no event may exceed 30 days after the creation or acquisition of such new Restricted Subsidiary), the Administrative Agent shall have received each of the following:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Restricted Subsidiary;

(b) Security Agreement. A joinder and supplement to the Security Agreement executed by such Restricted Subsidiary and, if such Restricted Subsidiary owns any Certificated Equipment, a Custodial Agreement executed by such new Restricted Subsidiary and the employees thereof that are serving as custodians thereunder,, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented (other than Collateral the perfection of which is not required as per the express terms of the Security Agreement);

(c) Mortgages. If such Restricted Subsidiary owns any Real Property or Leasehold Property which constitutes Material Real Property, and if and as requested by the Administrative Agent, all documents required by Section 5.16 of the Credit Agreement;

(d) Pledges. A pledge agreement executed by the equity holders of such Restricted Subsidiary pledging 100% of the Equity Interest owned by such equity holder of such Restricted Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable;

(e) Real Estate. (i) If and as requested by the Administrative Agent, an Responsible Officer’s certificate from such new Restricted Subsidiary certifying a complete listing of all Real Property owned or leased by such new Restricted Subsidiary and including a notation as to all locations where any equipment of such new Restricted Subsidiary is kept, and (ii) if and as requested by the Administrative Agent, lien waivers or subordination agreements in the form of Exhibit I or otherwise in form and substance reasonably satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of Leasehold Properties listed on such officer’s certificate (but only to the extent such lien waivers or subordination agreements can be obtained using commercially reasonable efforts);

(f) Corporate Documents. A secretary’s certificate from such new Restricted Subsidiary certifying such Restricted Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Restricted Subsidiary’s state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(g) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(h) Opinion of Counsel. If requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Restricted Subsidiary and substantially similar to the legal opinion delivered at the Effective Date with respect to the other Restricted Subsidiaries in existence on the Effective Date.

Schedule III

Schedule 1.1

Letters of Credit

Letter of Credit Number	Beneficiary	Amount	Issue Date	Expiration Date
IS0010586	ComData Network, Inc.	$350,000.00	03/27/2012	12/31/2012

Schedule 3.1

Real Property

I.	Salt Water Disposal Well Sites

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Catarina SWD #1 and Catarina SWD #2 Parcel of real estate located in Dimmit County, Texas (Lease dated January 7, 2011) 12223 South Hwy 83 Asherton, Texas 78827 and 12224 South Hwy 83 Asherton, Texas 78827	Leased	2021 (with an option to extend for an additional 10 years)	$7,209,000	Y

Heckmann Water Resources (CVR), Inc.	“Deadwood SWD” 13.116 Acre Tract in Panola County/Joaquin City, Texas 7135 FM 31S Carthage, Texas 75633	Owned	N/A	$3,773,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Appleby SWD No. 1S” 3.729 Acre and 13.236 Acre Tracts in Nacogdoches County/Appleby City, Texas 14936 US Hwy 59S Nacogdoches, Texas 75965	Owned	N/A	$4,679,000	Y

Heckmann Water Resources (CVR), Inc.	“Pendleton SWD” (awaiting final approval from court) 5.594 Acre Tract in Sabine County, Texas 4417 Hwy 21 East Hemphill, Texas 75948	Owned	N/A	$675,000	N

Heckmann Water Resources (CVR), Inc.	“Panola #2 SWD” 5.00 Acre Tract in Panola County/Deadwood, Texas 8837 FM 2517 Carthage, Texas 75633	Owned	N/A	$5,023,000	Y

Heckmann Water Resources (CVR), Inc.	“Longbranch #5 SWD” 4.00 Acre Tract in Panola County/Deadwood, Texas 7717 FM 31 South Carthage, Texas 75633	Owned	N/A	$4,838,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Harris #1 SWD” 3 Acre Tract in Panola County, Texas 107 CR 153 Carthage, Texas 75633	Leased	August 17, 2018	$5,399,000	Y

Heckmann Water Resources (CVR), Inc.	“Lynch #1 SWD” 9092 FM 2517 Carthage, Texas 75633	Leased	June 12, 2017	$5,038,000	Y

Heckmann Water Resources (CVR), Inc.	“Lynch #2 SWD” (plugged and abandoned) 9092 FM 2517 Carthage, Texas 75633	Leased	June 12, 2017	$0.00	N

Heckmann Water Resources (CVR), Inc.	“Wayne Tipps SWD” 2.85 Acre Tract in Rusk County, Texas 9523 CR 3143 Mt. Enterprise, Texas 75681	Leased	August 13, 2021 (with an option to extend for 5 years)	$3,627,000	Y

Heckmann Water Resources (CVR), Inc.	“Grace #1 SWD” 12142 US Hwy 84 East Joaquin, Texas 75954	Leased	April 30, 2018	$4,649,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Grace #2 SWD” 978 FM 2787 Joaquin, Texas 75954	Leased	April 30, 2018	$5,176,000	Y

Heckmann Water Resources (CVR), Inc.	“Cook SWD” 335 CR 3187 Joaquin, Texas 75954	Leased	No end date	$4,461,000	Y

Heckmann Water Resources (CVR), Inc.	“Strong SWD” 429 CR 3590 Joaquin, Texas 75954	Leased	Year to year	$3,712,000	Y

Heckmann Water Resources (CVR), Inc.	“Watson SWD” 3597 FM 2428 Joaquin, Texas 75954	Leased	Year to year	$3,394,000	Y

Heckmann Water Resources (CVR), Inc.	“Cook SWD” 335 CR 3187 Joaquin, Texas 75954	Leased	No end date	$4,461,000	Y

Heckmann Water Resources (CVR), Inc.	“Strong SWD” 429 CR 3590 Joaquin, Texas 75954	Leased	Year to year	$3,712,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Watson SWD” 3597 FM 2428 Joaquin, Texas 75954	Leased	Year to year	$3,394,000	Y

Heckmann Water Resources (CVR), Inc.	“Hill SWD” 2916 FM 2428 Joaquin, Texas 75954	Leased	No end date	$3,577,000	Y

Heckmann Water Resources (CVR), Inc.	“Harvco SWD #1” 3203 FM 139 Joaquin, Texas 75954	Leased	No end date	$4,835,000	Y

Heckmann Water Resources (CVR), Inc.	“Harvco SWD #2” (inactive well) 3204 FM 139 Joaquin, Texas 75954	Leased	No end date	$3,260,000	N

Heckmann Water Resources (CVR), Inc.	“Childress SWD #1 and Childress SWD #2” (Childress SWD #1 has been plugged and abandoned) 712 CR 3290 Joaquin, Texas 75954	Leased	No end date	$3,493,000	Y

Heckmann Water Resources (CVR), Inc.	“Pickering SWD #3” 483 CR 3326 Joaquin, Texas 75954	Leased	No end date	$4,440,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Pickering SWD #2” 483 CR 3326 Joaquin, Texas 75954	Leased	No end date	$4,555,000	Y

Heckmann Water Resources (CVR), Inc.	“Dillard ‘A’ SWD” 15’ by 80’ Collection pit in Shelby County, Texas 13954 State Hwy 7 Center, Texas 75935	Leased	March 29, 2016 (with a 10 year option to extend)	$4,670,000	Y

Heckmann Water Resources (CVR), Inc.	“Lee Roy Smith SWD” (not in service) 2.93 Acre Tract in Angelina County, Texas 14848 Hwy 69 North Pollock, Texas 75969	Leased	June 26, 2017	$5,613,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Aucoin #1” (inactive, going to be plugged and abandoned) “Waste Disposal 2” (plugged and abandoned) “Cypress Bend SWD #1” (being permitted) 5.489 Acre Tract in Parish of Assumption, Louisiana 137 Hallar Ct. Pierre Part, Louisiana 70339	Owned	N/A	$3,351,000	Y

Heckmann Water Resources (CVR), Inc.	“Alpha 1 & 2” 9.41 Acres in Gonzales County, Texas 149 US Hwy. 90-A Shiner, Texas 77995	Leased	No end date	$5,000,000	Y

Heckmann Water Resources (CVR), Inc.	“McDonald SWD #1” (not yet constructed) 5 Acres in Bee County, Texas 4603 FM 798 Pawnee, Texas 78145	Leased	February 14, 2026	$100,000	N

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Lamza SWD #1” 5 Acres in Karnes County, Texas 22104 Texas Hwy. 80 Gillett, Texas 78116	Leased	April 14, 2026	$2,500,000	Y

Heckmann Water Resources (CVR), Inc.	“MissLou SWD #1 and MissLou SWD #2” (under construction) 12.95 acres in Amite County, Mississippi 6074 MS Hwy 584 Liberty, Mississippi 39645	Owned	N/A	$51,600	N

Heckmann Water Resources (CVR), Inc.	“Atascosa County SWD #1 (being permitted) 30 Acres in Atascosa County, Texas 102256 IH 37 Pleasanton, Texas 78064	Owned	N/A	$0.00; value of land is listed elsewhere in this Schedule	N

Heckmann Water Resources (CVR), Inc.	“Goff SWD” (due diligence phase) 5 Acres in Muskingum County, Ohio 9350 East Pike Norwich, Ohio 43767	Leased	99 years after the first month after the first day of injection of salt water into the SWD well	$0.00	N

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Yes/No)
Heckmann Water Resources (CVR), Inc.	“Complete Vacuum & Rental” (permitted, but no well) 173.92 Acre Tract in Rusk County, Texas 8082 CR 3124 East Longbranch, Texas	Owned	N/A	$0.00; value of land is elsewhere in this Schedule	N

Heckmann Water Resources (CVR), Inc.	“Harvco SWD #3” (not pursuing a permit at this time) 3204 FM 139 Joaquin, Texas 75954	Leased	No end date	$0.00	N

Heckmann Water Resources (CVR), Inc.	“Harvco SWD #4” (not pursuing a permit at this time) 45.269 Acres in Shelby County, Texas	Leased	No end date	$0.00	N

Heckmann Water Resources (CVR), Inc.	“Jackson” (plugged and abandoned) FM 1794 East DeBerry, Texas 75639	Leased		$0.00	N

II.	Pipeline

See attachment following the schedules.

III.	Office Space

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Corporation	300 Cherrington Parkway, Suite 200 Coraopolis, Pennsylvania 15108 (Corporate Office)	Leased	February 4, 2017	N/A	N

Heckmann Corporation	75080 Frank Sinatra Drive Palm Desert, California (Administrative Office)	Leased	June 30, 2014	N/A	N

Heckmann Water Resources (Excalibur), Inc.	“Rainbow” 5383 E. Highway 67 Rainbow, Texas 76077 (Office, Yard and Shop)	Leased	May 6, 2014	N/A	N

Heckmann Water Resources (CVR), Inc.	“Coushatta” 2601 East Carroll Street Coushatta, Louisiana 71019 (Office, Yard and Shop)	Leased	October 1, 2012 (with an option to extend for an additional year)	N/A	Y

Heckmann Water Resources (CVR), Inc.	“Weatherford” 544 Santa Fe Drive Weatherford, Texas 76086 (Administrative Office)	Leased	March 31, 2013	N/A	N

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	“Morgantown” / “Devonian” 297 Boy Scout Camp Road Morgantown, West Virginia 26542 (Office, Shop and Yard)	Leased	Month to Month	N/A	Y

Heckmann Water Resources (CVR), Inc.	“Carthage” 7.400 Acre Tract in City of Carthage, Panola County, Texas 1607 NE Loop Carthage, Texas (Office, Shop and Yard)	Owned	N/A	$1,600,000	Y

Heckmann Water Resources (CVR), Inc.	“Frierson” 9.182 Acre Tract in Parish of Desoto, Louisiana 525 Parks Drive Frierson, Louisiana 71027 (Office, Yard and Shop)	Owned	N/A	$2,000,000	Y

Heckmann Water Resources (CVR), Inc.	“Eagleford” 102256 IH37 Pleasanton, Texas 78064 (Office, Yard and Shop and Disposal Well)	Owned	N/A	$2,500,0000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	“Baton Rouge” 301 N. Main Street Suite 920 Baton Rouge, Louisiana 70825 (Administrative Office)	Leased	June 30, 2014	N/A	N

IV.	Other Locations

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	2.11 acre tract of land being out of Tract 14 of Dixondale, Carrizo Springs, Texas, a subdivision of land, according to the plat recorded in Volume 1, Page 9 of the Plat Records of Dimmit County, Texas, and being out of a 5.721 acre tract conveyed from Crystal City Railroad, Inc. to the City of Carrizo Springs by deed dated April 14, 1997 and recorded in Volume 253, Page 585 of the deed Records of Dimmit County, Texas (Equipment Storage)	Owned	N/A	$2,200	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	9.99 acre tract of land being out of Tracts 12 & 14 of Dixondale, Carrizo Springs, Texas, a subdivision of land, according to the plat recorded in Volume 1, Page 9 of the Plat Records of Dimmit County, Texas, and being the same land described in Deed dated May 30, 2006, from Cindy Cristina Voelcker to Oscar Martinez and Wanda H. Martinez, recorded in Volume 324, Page 499, Official Public Records of Dimmit County, Texas (Equipment Storage Yard and Shop)	Owned	N/A	$209,000	Y

Heckmann Water Resources (CVR), Inc.	9.21 acres of an 18.42 acre tract of land being out of the 155.90 acre Tract 3 described in a conveyance by Ronald M. Guinn, et al to Live Oak Partners, LP by deed dated May 30, 2006, recorded in Volume 66, Page 12 of the Official Public Records of Live Oak County, Texas, and also being out of the John Conway Grant, Abstract No. 5, Live Oak County, Texas (Vacant Land)	Owned	N/A	$62,500	N

Heckmann Water Resources (CVR), Inc.	173.92 Acre Tract in Rusk County, Texas 8082 CR 3124 East Longbranch, Texas (Land and Rental Property)	Owned	N/A	$198,000	N

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc	202 CR 3267 Joaquin, Texas (Beersheba Transfer Station)	Owned	N/A	$0.00	N

Heckmann Water Resources (CVR), Inc	44 Sartain Road Quitman, Arkansas (Rental Property)	Owned	N/A	$70,000	N

Heckmann Water Resources (CVR), Inc.	180 WPA Road Mansfield, Louisiana 71052 (Water Storage Facility)	Leased	August 18, 2012 (with option to extend for three 1 year extensions)	N/A	Y

Heckmann Water Resources (CVR), Inc.	“Morgantown Frac Yard” 12084 Veterans Memorial Highway Masontown, West Virginia 26508 (Truck and Frac Tank Storage Yard)	Owned	N/A	$460,000	Y

Heckmann Water Resources (CVR), Inc.	“Bethlehem Transfer Station” 388 Bethlehem Road Gloster, Louisiana 71030 (Transfer Station)	Own	N/A	$2,00,000	Y

Heckmann Water Resources (CVR), Inc.	“Longstreet Booster Station” 6821 Hwy. 3015 Keatchie, Louisiana 71046 (Booster Station)	Lease	March 2036	$2,000,000	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	11942 Veterans Memorial Hwy. Masontown, West Virginia 26542 (Office, Shop and Yard)	Owned	N/A	$472,207	Y

Heckmann Water Resources (CVR), Inc.	4400 North I #5 Alvarado, Texas 76009 (Yard)	Leased	Month to month	N/A	Y

Heckmann Water Resources (CVR), Inc.	2579 US Hwy. 220 Pennsdale, Pennsylvania 17756 (Office and Yard)	Leased	August 1, 2012	N/A	Y

Heckmann Water Resources (CVR), Inc.	21114 Route 187 Towanda, Pennsylvania 18848 (Office, Shop and Yard)	Owned	N/A	$2,500,000	Y

Heckmann Water Resources (CVR), Inc.	1107 East Market Street Cadiz, Ohio 43907 (Office, Shop and Yard)	Leased	January 10, 2015	N/A	Y

Heckmann Water Resources (CVR), Inc.	538 Edisto Street Coushatta, Louisiana 71019 (Rental Home)	Leased	Month to month	N/A	N

Heckmann Water Resources (CVR), Inc.	920 2nd Street Coushatta, Louisiana 71019 (Rental Home)	Leased	Month to month	N/A	N

Heckmann Water Resources (CVR), Inc.	610 Mary Street Coushatta, Louisiana 71019 (Rental Home)	Leased	Month to month	N/A	N

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Heckmann Water Resources (CVR), Inc.	Sammie Lawrence Street Coushatta, Louisiana 71019 (Rental Home)	Leased	Month to month	N/A	N

Heckmann Water Resources (CVR), Inc.	305 Osthaus Road New Albany, Pennsylvania 18833 (Rental Home)	Leased	Month to month	N/A	N

Heckmann Water Resources (CVR), Inc.	8 State Street Towanda, Pennsylvania 18848 (Rental Home)	Leased	Month to month	N/A	N

Heckmann Water Resources (CVR), Inc.	2720 South Main Street Mansfield, Pennsylvania 16933 (Office and Yard)	Leased	June 9, 2012	N/A	Y

Heckmann Water Resources (CVR), Inc.	2179 Commercial Drive Port Allen, Louisiana 70767 (Office, Shop and Yard)	Owned	N/A	$700,000	Y

Heckmann Water Resources (CVR), Inc.	234 Kline Road Somerset, Pennsylvania 15501 (Office, Yard and Shop)	Leased	August 1, 2012	N/A	Y

Heckmann Water Resources (CVR), Inc.	194 SR 328 Tioga, Pennsylvania 16946 (Office, Yard and Shop)	Leased	May 1, 2015	N/A	Y

Heckmann Water Resources (CVR), Inc.	5 Main Street Smithfield, Pennsylvania 15478 (Truck Yard and Office Trailer)	Leased	May 1, 2012	N/A	Y

V.	Thermo Fluid Locations

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Thermo Fluids Inc.	4301 West Jefferson Street Phoenix, Arizona 85043	Owned	N/A	$4,335,539	Y

Thermo Fluids Inc.	3401 E. Pennsylvania S1 Tucson, Arizona 85714	Owned	N/A	$354,230	Y

Thermo Fluids Inc.	4845 Forest Street Denver, Colorado 80022	Owned	N/A	$1,153,757	Y

Thermo Fluids Inc.	2518 Brandt Avenue Nampa, Idaho 83687	Owned	N/A	$588,026	Y

Thermo Fluids Inc.	2801 Brandt Avenue Nampa, Idaho 83687	Owned	N/A	$998,958	Y

Thermo Fluids Inc.	1810 L Street Penrose, Colorado 81240	Owned	N/A	$2,477,774	Y

Thermo Fluids Inc.	2302 Lubbock Road Brownfield, Texas 79316	Owned	N/A	$2,241,327	Y

Thermo Fluids Inc.	1546 CR 314 Abilene, Texas 79604	Owned	N/A	$243,312	Y

Thermo Fluids Inc.	1501 Walther Street Odessa, Texas 79763	Owned	N/A	$109,320	Y

Thermo Fluids Inc.	12533 SE Carpenter Drive Clackamas, Oregon	Leased	4/30/2021	N/A	Y

Thermo Fluids Inc.	90436 Coburg Road Eugene, Oregon	Leased	11/1/2012	N/A	Y

Thermo Fluids Inc.	1517 Pease Avenue Sumner, Washington	Leased	7/31/13	N/A	Y

Thermo Fluids Inc.	508 N. Fiske Spokane, Washington	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	9 West Delhi North Las Vegas, Nevada	Leased	6/30/14 and then holdover becomes month to month	N/A	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Thermo Fluids Inc.	4000 & 4020 Arcata Way North Las Vegas, Nevada	Leased	2/28/15 plus 1 60 month renewal option	N/A	Y

Thermo Fluids Inc.	3589 West 500 South Salt Lake City, Utah	Leased	11/1/13	N/A	Y

Thermo Fluids Inc.	1017 South 1150 East Eden, Idaho	Leased	6/30/14	N/A	Y

Thermo Fluids Inc.	655 South Stanford Way Sparks, Nevada	Leased	5/31/14	N/A	Y

Thermo Fluids Inc.	2740 W 45th Street Amarillo, Texas	Leased	3/30/16	N/A	Y

Thermo Fluids Inc.	14440 NW 122nd Street Calumet, Oklahoma	Leased	11/30/14	N/A	Y

Thermo Fluids Inc.	9900 North Crowley Road Crowley, Texas	Leased	6/30/12	N/A	Y

Thermo Fluids Inc.	9814 Highway 59 North Woodlawn, Texas	Leased	6/30/14 plus 1 60 month renewal term	N/A	Y

Thermo Fluids Inc.	100 Corgey Road Pleasanton, Texas	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	1435 Sherman Street San Antonio, Texas	Leased	11/30/22	N/A	Y

Thermo Fluids Inc.	9010 Bates Road SW Albuquerque, New Mexico	Leased	3/31/14 plus 1 60 month renewal term	N/A	Y

Thermo Fluids Inc.	140 S. Prado Road El Paso, Texas	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	Facility 1 Mile East of Hwy. 306 Beowawe, Nevada	Leased	Term not specified in oral arrangement	N/A	Y

Thermo Fluids Inc.	101 Enterprise Avenue Gillette, Wyoming	Leased	5/31/15 and then auto month to month	N/A	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Thermo Fluids Inc.	5255 East 48th Avenue Denver, Colorado (Rail Spur Easement Only)	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	14221 29th St. E., Suite 101 Sumner, Washington	Leased	10/31/12, plus 1 36 month renewal term	N/A	Y

Thermo Fluids Inc.	8925 East Pima Center Parkway Suite 105 & 115 Scottsdale, Arizona	Leased	11/30/2016, plus one 36 month renewal option	N/A	Y

Thermo Fluids Inc.	327 SE Evergreen Redmond, Oregon	Leased	7/1/2013, plus 2 36 month renewal terms	N/A	Y

Thermo Fluids Inc.	8521 East Princess Drive Scottsdale, Arizona	Leased	7/31/12, plus auto renewals of 12 months	N/A	Y

Thermo Fluids Inc.	200 Atlantic Pipeline Road Baytown, Texas	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	495 Nugget Avenue Sparks, Nevada	Leased	Month to month	N/A	N

Thermo Fluids Inc.	337 North College Salina, Kansas	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	18232 Morgan Way Ehrenberg, Arizona	Leased	12/31/13	N/A	Y

Thermo Fluids Inc.	631 North 9th Street Grand Junction, Colorado	Leased	Terminable with 30 days notice	N/A	Y

Thermo Fluids Inc.	725 South 5th Street Grand Junction, Colorado	Leased	1/31/17 plus 2 36 month renewal terms	N/A	Y

Thermo Fluids Inc.	535 Industrial Circle White City, Oregon	Leased	10/31/13, plus 2 36 month renewal options.	N/A	Y

Credit Party	Address/Description	Owned/ Leased	Term of Lease	Estimated Fair Market or Book Value	Equipment or Inventory at the Location (Y/N)
Thermo Fluids Inc.	2005 McCarty Drive Houston, Texas	Leased	3/28/2020, plus two 60 month renewal term options	N/A	Y

Thermo Fluids Inc.	Track 6116 Salina, Kansas (Rail Spur Site)	Leased	5/18/12	N/A	Y

Thermo Fluids Inc.	Track 769 (Circ7: OZ619, Yard 5, Mile Post: 760, Brooklyn Subdivision) Clackamas, Oregon (Rail Spur Site)	Leased	30 day termination right	N/A	Y

Thermo Fluids Inc.	15195 State Route 536 Mt. Vernon, Washington (Parking/Storage)	Leased	Month to month	N/A	Y

Thermo Fluids Inc.	East Kelly Rail Port San Antonio, Texas (Rail Spur Site)	Leased	Term not specified in oral arrangement	N/A	Y

Thermo Fluids Inc.	1900 N. 20th Nampa, Idaho (Rail Spur Site)	Leased	Term not specified in oral arrangement	N/A	Y

Thermo Fluids Inc.	4910, 4922 & 4928 Donovan Way Las Vegas, Nevada (Rail Spur Site)	Leased	2/28/15	N/A	Y

Thermo Fluids Inc.	6501 Broadway SE Albuquerque, New Mexico (Rail Spur Site)	Leased	Term not specified in oral arrangement	N/A	Y

Thermo Fluids Inc.	1200 E. Mill Street TP861-Track ZTS-Spt 545 El Paso, Texas (Rail Spur Site)	Leased	Terminable by other party only	N/A	Y

Schedule 4.1

Organizational Information

Borrower	Type of Organization	Jurisdiction of Organization
Heckmann Corporation	Corporation	Delaware
Heckmann Water Resources Corporation	Corporation	Texas
Heckmann Water Resources (CVR), Inc.	Corporation	Texas
HEK Water Solutions, LLC	Limited Liability Company	Delaware
1960 Well Services, LLC	Limited Liability Company	Ohio
Heckmann Water Resources (Excalibur), Inc.	Corporation	Oklahoma
Heckmann Environmental Services, Inc.	Corporation	Delaware
TFI Holdings, Inc.	Corporation	Delaware
Thermo Fluids Inc.	Corporation	Delaware

Schedule 4.7

Litigation

None.

Section 4.10

Environmental Matters

None.

Schedule 4.11

Subsidiaries

Subsidiary	Owner and Ownership Interest
Heckmann Water Resources (CVR), Inc.	Heckman Corporation (100%)
Heckmann Water Resources Corporation	Heckman Corporation (100%)
HEK Water Solutions, LLC	Heckman Corporation (100%)
1960 Well Services, LLC	Heckmann Water Resources (CVR), Inc. (100%)
Heckmann Water Resources (Excalibur), Inc.	Heckmann Water Resources (CVR), Inc. (100%)
Heckmann Environmental Services, Inc.	Heckmann Corporation (100%)
TFI Holdings, Inc.	Heckmann Environmental Solutions, Inc. (100%)
Thermo Fluids Inc.	TFI Holdings, Inc. (100%)

Schedule 6.1

Existing Debt

1.	Debt in a maximum aggregate amount not to exceed $500,000 (with any excess over $500,000 counted against the basket set forth in Section 6.1(e)) in respect of the following:

a.	all present and future goods leased or financed by Deere & Company, Deere Credit, Inc. and/or John Deere Construction & Forestry Company to Heckmann Corporation, secured by UCC-1 Financing Statement No. 2011-0352669 filed January 31, 2011 with the Delaware Department of State, listing Heckmann Corporation as debtor and Deere & Company, Deere Credit, Inc. and/or John Deere Construction & Forestry Company, as secured party.

b.	that certain John Deere 850J Crawler Dozer, Serial No. 188516, leased pursuant to a capital lease, secured by UCC-1 Financing Statement No. 2011-0353832 filed January 31, 2011 with the Delaware Department of State, listing Heckmann Corporation as debtor and John Deere Construction & Forestry Company, as secured party.

c.	that certain John Deere 240 Excavator, Serial No. 606187, leased pursuant to a capital lease, secured by UCC-1 Financing Statement No. 2011-0353857 filed January 31, 2011 with the Delaware Department of State, listing Heckmann Corporation as debtor and John Deere Construction & Forestry Company, as secured party.

d.	all present and future goods leased or financed by Deere & Company, Deere Credit, Inc. and/or John Deere Construction & Forestry Company to Heckmann Corporation, secured by UCC-1 Financing Statement No. 07-0003739504 filed February 1, 2007 with the Secretary of State of the State of Texas, listing Heckmann Water Resources (CVR), Inc. as debtor and Deere & Company, Deere Credit, Inc. and/or John Deere Construction & Forestry Company, as secured party.

e.	that certain John Deere 850J Crawler Dozer, Serial No. 188516, leased pursuant to a capital lease,, secured by UCC-1 Financing Statement No. 11-0003085745 filed January 31, 2011 with the Secretary of State of the State of Texas, listing Heckmann Water Resources (CVR), Inc. as debtor and John Deere Construction & Forestry Company, as secured party.

f.	that certain John Deere 240 Excavator, Serial No. 606187, leased pursuant to a capital lease, secured by UCC-1 Financing Statement No. 11-0003086251 filed January 31, 2011 with the Secretary of State of the State of Texas, listing Heckmann Water Resources (CVR), Inc. as debtor and John Deere Construction & Forestry Company, as secured party.

2.	$15,000 Surety Bond dated July 11, 2011, made by Well Services, as principal, and Lexon Insurance Company, as surety, in favor of the Ohio Department of Natural Resources, Division of Mineral Resources Management.

3.	$20,342.92 Surety Bond dated August 16, 2011, made by CVR, as principal, and Lexon Insurance Company, as surety, in favor of the Louisiana Department of Natural Resources, Officer of Conservation.

4.	Letter of credit number A31230T in the face amount of $150,000.00 unsecured and issued by Compass Bank for the account of Heckmann Corporation.

5.	Letter of credit number S30896T in the face amount of $50,000.00 unsecured and issued by Compass Bank for the account of Heckmann Corporation.

6.	Letter of credit number 242 in the face amount of $56,098 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation.

7.	Letter of credit number 243 in the face amount of $77,800 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation.

8.	Letter of credit number 244 in the face amount of $60,078 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation.

9.	Letter of credit number 245 in the face amount of $59,882 issued by Bank and Trust of Pointe Coupe for the account of Heckmann Corporation.

10.	Any earn-outs, obligations to make purchase price adjustments or indemnities under each Acquisition Agreement that constitute Debt.

Schedule 6.2

Existing Liens

None.

Schedule 6.3

Existing Investments

1.	On May 6, 2009, the Company purchased approximately 7% of the equity of Underground Solutions, Inc. (“UGSI”), a water infrastructure and pipeline supplier located in Poway, California for approximately $6.8 million in cash. On December 10, 2009, the Company purchased 1 million preferred shares of UGSI for approximately $400,000 in cash.